Exhibit 10.69

CREDIT AGREEMENT

Dated as of February 9, 2010

among

SPANSION LLC,

as the Borrower,

SPANSION INC.,

and SPANSION TECHNOLOGY LLC,

as Guarantors,

BARCLAYS BANK PLC,

as Administrative Agent, Collateral Agent and Documentation Agent,

The Lenders Party Hereto,

BARCLAYS CAPITAL,

as Joint Lead Arranger and Joint Book Runner

and

MORGAN STANLEY SENIOR FUNDING, INC.,

as Joint Lead Arranger, Joint Book Runner and Syndication Agent

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

-v-

(continued)

		Page
11.19	ENTIRE AGREEMENT	128

11.20	Delivery of Lender Addenda	128

11.21	Agents; Arrangers	128

-vi-

SCHEDULES

4.01(c)(ii)	Deposit and Investment Accounts
4.01(c)(iii)	Mortgaged Property
5.03	Certain Authorizations
5.05(b)	Supplement to Interim Financial Statements
5.06	Disclosed Litigation
5.08(b)	Existing Liens
5.08(c)	Owned Real Property
5.08(d)(i)	Leased Real Property (Lessee)
5.08(d)(ii)	Leased Real Property (Lessor)
5.08(e)	Existing Investments
5.09	Environmental Matters
5.13	Subsidiaries and Other Equity Investments; Loan Parties
5.16	Contested Compliance with Laws
5.20	Labor Matters
5.21	Transactions with Affiliates
5.24(a)	Financing Statements
5.24(b)	Mortgages Recording Offices
6.12	Guarantors
6.17	Material Contracts
7.01(m)	Liens Existing Prior to Emergence
7.02(d)	Existing Indebtedness
7.02(k)	Indebtedness Existing Prior To Emergence
7.09	Burdensome Agreements
7.15	Certain Prepayments
11.02	Administrative Agent’s Office, Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Note
C	Compliance Certificate
D	Assignment and Assumption
E	Guaranty
F	Security Agreement
G	Mortgages
H	Joinder Agreement
I	Intercreditor Agreement
J	Lender Addendum
K	Discounted Prepayment Option Notice
L	Lender Participation Notice
M	Discounted Voluntary Prepayment Notice

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of February 9, 2010, among SPANSION LLC, a Delaware limited liability company (the “Borrower”), SPANSION INC., a Delaware corporation (“Holdings”), SPANSION TECHNOLOGY LLC, a Delaware limited liability company (“Spansion Technology”), each lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), BARCLAYS BANK PLC, as Administrative Agent (“Administrative Agent”), Collateral Agent ( “Collateral Agent”) and Documentation Agent, BARCLAYS CAPITAL, as Joint Lead Arranger and Joint Book Runner, and MORGAN STANLEY SENIOR FUNDING, INC., as Joint Lead Arranger, Joint Book Runner and Syndication Agent.

RECITALS:

WHEREAS, on March 1, 2009, the Borrower, Holdings, Spansion Technology and two of their Affiliates (collectively with the Borrower, Holdings and Spansion Technology the “Debtors”), commenced voluntary bankruptcy cases under the Bankruptcy Code (as defined below) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), and their cases are jointly administered under case No. 09-10690 (the “Cases”);

WHEREAS, the Debtors filed their Second Amended Joint Plan of Reorganization, Dated December 16, 2009 (as amended and supplemented to the date hereof, the “Plan”).

WHEREAS, the Bankruptcy Court has scheduled a hearing to consider confirmation of the Plan commencing on February 11, 2010, and, if the Bankruptcy Court enters the Confirmation Order (as defined below) at the conclusion of such hearing, it is currently anticipated that the Borrower’s emergence from bankruptcy and the Plan Effective Date (as defined below) shall occur in February or March 2010 (the “Emergence”). Upon satisfaction of the conditions precedent set forth in Section 4.01, the parties hereto shall enter into this Agreement (the “Closing”) and the Lenders shall fund the Loans and the gross proceeds thereof (together with the Escrow Deposit Amount (as defined herein)) shall be held in the Escrow Account (as defined herein) and upon the earlier of (i) satisfaction of the Account Release Conditions and (ii) the Termination Date, the proceeds of the Escrow Account will be released and distributed in accordance with Section 6.11;

WHEREAS, on the date that all conditions to the effective date of the Plan have either been satisfied or waived, (the “Plan Effective Date”), in addition to the proceeds from the Escrow Account, the Borrower intends to utilize the proceeds of (i) an asset based revolving credit facility in an aggregate principal amount of up to $65,000,000 (the “Revolving Facility”) and (ii) approximately $105,000,000 pursuant to an offering of rights (the “Rights Offering”) for shares of common stock in Reorganized Spansion Inc. (as such term is defined in the Plan) in accordance with the Plan and Section 6.11.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“2007 FRN Documents” means (i) that certain indenture, dated as of May 18, 2007, as amended among the Borrower, the guarantors named therein and Wells Fargo Bank, National Association, as trustee and collateral agent (together with HSBC Bank USA, National Association as its successor in interest as trustee and collateral agent, and any hereafter duly appointed successor thereto) under which the Borrower issued $625,000,000 aggregate principal amount of senior secured floating rate notes due 2013, and (ii) the other documents related thereto.

“Acceptance Date” has the meaning specified in Section 2.12(b).

“Acceptable Price” has the meaning specified in Section 2.12(c).

“Account Control Agreements” has the meaning specified in the Security Agreement.

“Account Release Conditions” means each of the conditions set forth in Section 4.02 and in the Escrow Agreement.

“Account Release Date” means the date on which the Account Release Conditions are satisfied or waived and the aggregate proceeds of the Escrow Account are released therefrom to the Borrower, which date, in no event, shall be later than the Termination Date.

“Account Release Date Representations” means the representations and warranties set forth in Sections 5.18, 5.23 and 5.24.

“Accrued Interest Amount” means $5,732,877, subject to the increases set forth in Section 2.01.

“Acquisition” by any Person, means the purchase or acquisition in a single transaction or a series of related transactions by any such Person, individually or, together with its Affiliates, of (a) any Equity Interest of any other Person (other than an existing Subsidiary of the Borrower) which are sufficient such that such other Person becomes a direct or indirect Subsidiary of the Borrower or (b) all or a substantial portion of the property, including, without limitation, all or a substantial portion of the property comprising a division, business unit or line of business, of any other Person (other than a Subsidiary of the Borrower), whether involving a merger or consolidation with such other Person. “Acquire” has a meaning correlative thereto.

“Administrative Agent” has the meaning specified in the introductory paragraph hereto.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agents” means each of the Administrative Agent, Collateral Agent, Syndication Agent and Documentation Agent.

“Aggregate Commitments” means the Commitments of all the Lenders.

“Agreement” means this Credit Agreement.

“Applicable Discount” has the meaning specified in Section 2.12(c).

“Applicable Percentage” means with respect to any Lender at any time, the percentage (carried out to the ninth decimal place) of the Facility represented by the principal amount of such Lender’s Loans at such time.

“Applicable Rate” means 4.50% per annum for any Base Rate Loan and 5.50% per annum for any Eurodollar Rate Loan.

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) (i) an entity or an Affiliate of an entity that administers or manages a Lender or (ii) an entity or an Affiliate of an entity that is the investment advisor to a Lender.

“Arrangers” means Barclays Capital and Morgan Stanley, in their capacity as joint lead arrangers and joint book runners.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 11.06(b), and accepted by the Administrative Agent, in substantially the form of Exhibit D or any other form approved by the Administrative Agent.

“Attributable Indebtedness” means, on any date, without duplication, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (c) all Synthetic Debt of such Person.

“Audited Financial Statements” means the audited consolidated balance sheet of Holdings and its Subsidiaries for the fiscal year ended December 28, 2008, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of Holdings and its Subsidiaries, including the notes thereto.

“Backstop Parties” means Silver Lake Sumera, L.P. and/or its Affiliates and managed accounts, or a third party selected by the Debtors and reasonably acceptable to the Arrangers.

“Bankruptcy Code” means The Bankruptcy Reform Act of 1978, as heretofore and hereafter amended, and certified as 11 U.S.C. Section 101 et seq.

“Bankruptcy Court” has the meaning specified in the first Recital hereto.

“Barclays Capital” means Barclays Capital, the investment banking division of Barclays Bank PLC and its successors.

“Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Rate in effect on such day plus  1/2 of 1%. For purposes hereof: “Prime Rate” shall mean the prime lending rate as set forth on the Reuters Screen RTRTSY1 Page (or such other comparable publicly available page as may, in the reasonable opinion of the Administrative Agent after notice to the Borrower, replace such page for the purpose of displaying such rate if such rate no longer appears on the Reuters Screen RTRTSY1 Page), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually available. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Rate, respectively. Notwithstanding the foregoing, if the rate described in the preceding sentence would be less than 3.00%, then the “Base Rate” will be deemed to be 3.00%.

“Base Rate Loan” means a Loan that bears interest based on the Base Rate.

“Benefit Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” has the meaning specified in Section 6.02.

“Borrowing” means a borrowing consisting of simultaneous Loans of the same Type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by each of the Lenders pursuant to Section 2.01.

“Borrowing Date” means the date on which the Loans to be made pursuant to this Agreement are funded.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Capital Expenditures” means all payments due (whether or not paid during any fiscal period) in respect of the cost of any fixed asset or improvement, or replacement, substitution, or addition thereto, which has a useful life of more than one year, including, without limitation, those costs arising in connection with the direct or indirect acquisition of such asset by way of increased product or service charges or in connection with a Capitalized Lease.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cases” has the meaning specified in the first recital hereto.

“Cash Equivalents” means any of the following types of Investments, to the extent owned by the Borrower or any of its Subsidiaries free and clear of all Liens (other than Liens created under the Collateral Documents and other Liens permitted hereunder):

(a) readily marketable obligations issued or directly and fully and unconditionally guaranteed or insured as to interest and principal by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided, that the full faith and credit of the United States of America is pledged in support thereof;

(b) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the Laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the Laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, and (ii) has combined capital and surplus of at least $500,000,000, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(c) Investments, classified in accordance with GAAP as current assets of the Borrower or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a) and (b) of this definition;

(d) United States Dollars or euros; and

(e) any money market fund with assets of at least $5,000,000,000, at least ninety-five percent (95%) of its which are invested continuously in the types of investments referred to in clauses (a) through (e) above and that has the highest rating obtainable from either S&P or Moody’s.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980.

“CERCLIS” means the Comprehensive Environmental Response, Compensation and Liability Information System maintained by the U.S. Environmental Protection Agency.

“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means an event or series of events by which:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of 35% or more of the equity securities of Holdings entitled to vote for members of the board of directors or equivalent governing body of Holdings on a fully-diluted basis; or

(b) any Person or two or more Persons acting in concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence over the management or policies of Holdings, or control over the equity securities of Holdings entitled to elect a majority of members of the board of directors or equivalent governing body of Holdings; or

(c) Holdings shall cease, directly or indirectly, to own and control legally and beneficially all of the Equity Interests in the Borrower or Spansion Technology; provided, that if Spansion Technology is dissolved in accordance with the terms of this Agreement and Holdings becomes the sole shareholder of the Borrower as a result thereof such dissolution shall not result in a Change of Control; or

(d) for any reason whatsoever (other than in connection with and as described in the Plan), from and after the date of Emergence, a majority of the board of directors of the Borrower ceases to be occupied by Persons who either (i) were members of the board of directors of the Borrower on the date of Emergence, or (ii) were nominated for election or appointed by the board of directors the Borrower, a majority of whom were directors on the date of Emergence or whose election or nomination for election was previously approved by a majority of such directors; or

(e) a “change of control” or any comparable term under, and as defined in, the Revolving Credit Agreement and the UBS Credit Line Documents, if applicable, shall have occurred (but only so long as any such document or agreement remains in effect and only to the extent not waived under any such document or agreement).

“Closing” has the meaning specified in the third recital hereto.

“Closing Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 11.01).

“Closing Fee” means a closing fee equal to 2.0% of the Loans, one-quarter of which shall be non-refundable, fully earned and payable to the Administrative Agent for the account of each Lender as of and on the Closing Date and the balance of which shall be non-refundable, fully earned and payable to the Administrative Agent for the account of each Lender as of and on the Account Release Date.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means all of the “Collateral” and “Mortgaged Property” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Collateral Agent for the benefit of the Secured Parties to secure the Obligations.

“Collateral Agent” has the meaning specified in the introductory paragraph hereto.

“Collateral Documents” means, collectively, the Security Agreement, the IP Security Agreements, the Escrow Agreement, the Mortgages, the Account Control Agreements, mortgages, collateral assignments, Security Agreement Supplements, security agreements, pledge agreements or other similar agreements delivered to the Administrative Agent pursuant to Section 6.12, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Collateral Agent for the benefit of the Secured Parties to secure the Obligations.

“Commitment” means the commitment of a Lender to make or otherwise fund a Loan, and “Commitments” means such commitments of all Lenders. The amount of each Lender’s Commitment, if any, is set forth opposite such Lender’s name on the Lender Addendum delivered by such Lender, or, as the case may be, in the applicable Assignment and Assumption, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Commitments as of the Closing Date is $450,000,000.

“Committed Loan Notice” means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Eurodollar Rate Loans, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Confirmation Order” means the order entered by the Bankruptcy Court confirming the Plan.

“Consolidated EBITDA” means, at the date of determination, an amount equal to Consolidated Net Income of Holdings and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period plus (a) the following without duplication and in each case to the extent deducted in calculating Consolidated Net Income, for such Measurement Period: (i) Consolidated Interest Charges, (ii) the provision for Federal, state, local and foreign income Taxes payable, (iii) depreciation and amortization expense (excluding amortization expense attributable to a cash item that was paid in a prior period, but including amortization of deferred financing fees and costs and amortization of intangibles), (iv) cash and non-cash fees, expenses or charges directly related to the restructuring and Emergence of the Debtors (provided, that, the aggregate amount of cash fees, charges or expenses added back pursuant to this clause (iv) shall not exceed $50,000,000 in the aggregate; and provided further, that no such cash fees, charges or expenses shall be added back for any Measurement Period ending after June 27, 2010,) and (v) other expenses reducing such Consolidated Net Income which do not represent a cash item in such period or any future period (but excluding (x) any non-cash charge in respect of an item that was included in Consolidated Net Income in a prior period and (y) any such non-cash item to the extent it represents the reversal of an accrual or reserve for potential cash items in any prior period), in each case of or by Holdings and its Subsidiaries for such Measurement Period and minus (b) without duplication and in each case to the extent deducted in calculating Consolidated Net Income for such Measurement Period, the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits and refunds for any period, (ii) interest income and (iii) all non-cash items increasing Consolidated Net Income, in each case of or by Holdings and its Subsidiaries for such Measurement Period. For the purpose of determining the Consolidated Leverage Ratio and the Consolidated Interest Coverage Ratio, Consolidated EBITDA shall be calculated on a pro forma basis in accordance with the provisions of Section 1.03(c).

For purposes of calculating the Consolidated EBITDA for any Measurement Period that includes any Fiscal Quarter listed below, the deemed Consolidated EBITDA for such Fiscal Quarter prior to any pro forma adjustments pursuant to Section 1.03(c) shall be as set forth below:

Fiscal Quarter Ending	Deemed Consolidated EBITDA
June 28, 2009	$69,435,000
September 27, 2009	$60,694,000
December 27, 2009	$66,268,000

“Consolidated Funded Indebtedness” means, as of any date of determination, for Holdings and its Subsidiaries on a consolidated basis, the sum (without duplication) of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all purchase money Indebtedness, (c) all direct obligations arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments, (d) all obligations in respect of the deferred purchase price of property or services, without duplication (other than trade accounts payable in the ordinary course of business), (e) all Attributable Indebtedness, (f) without duplication, all Guarantees with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above of Persons other than the Borrower or any Subsidiary, (g) the greater of the aggregate liquidation value and maximum fixed repurchase price (without regard to any Change of Control or redemption premiums) of all Disqualified Capital Stock of Holdings and its Subsidiaries determined on a consolidated basis (but not including stock that is deemed to be Disqualified Capital Stock solely under clause (d) of the definition thereof) and (h) all Indebtedness of the types referred to in clauses (a) through (g) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which the Borrower or a Subsidiary is a general partner or joint venturer, unless such Indebtedness is expressly made non-recourse to the Borrower or such Subsidiary. For the purpose of determining the Consolidated Leverage Ratio and the Consolidated Interest Coverage Ratio, Consolidated Funded Indebtedness shall be calculated on a pro forma basis in accordance with the provisions of Section 1.03(c). For the avoidance of doubt, Consolidated Funded Indebtedness shall not include the Exempt Japan Payment or Purchase Commitments.

“Consolidated Interest Charges” means, at any date of determination, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations, (c) dividends or similar distributions on Disqualified Capital Stock and (d) the portion of rent expense under Capitalized Leases that is treated as interest in accordance with GAAP, in each case, of or by Holdings and its Subsidiaries on a consolidated basis for the most recently completed Measurement Period. For the purpose of determining the Consolidated Leverage Ratio and the Consolidated Interest Coverage Ratio, Consolidated Interest Charges shall be calculated on a pro forma basis in accordance with the provisions of Section 1.03(c).

“Consolidated Interest Coverage Ratio” means, at any date of determination, the ratio of (a) Consolidated EBITDA to (b) the Consolidated Interest Charges of or by Holdings and its Subsidiaries for the most recently completed Measurement Period.

“Consolidated Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Indebtedness as of such date to (b) Consolidated EBITDA.

“Consolidated Net Income” means, at any date of determination, the net income (or loss) of Holdings and its Subsidiaries determined on a consolidated basis in accordance with GAAP for the most recently completed Measurement Period; provided, that Consolidated Net Income shall exclude (a) extraordinary gains and extraordinary losses for such Measurement Period (including (i) judgments, proceeds of settlements or other consideration of any kind in connection with any cause of action, (ii) condemnation awards (and payments in lieu thereof) and (iii) proceeds of insurance), (b) the net income of any Subsidiary during such Measurement Period to the extent that the declaration or payment of dividends or similar distributions by such

Subsidiary of such income is not permitted by operation of the terms of its Organization Documents or any agreement, instrument or Law applicable to such Subsidiary during such Measurement Period, except that Holdings’ equity in any net loss of any such Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income, (c) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with Holdings or any of its Subsidiaries, and (d) any income (or loss) for such Measurement Period of any Person if such Person is not a Subsidiary, except that Holdings’ equity in the net income of any such Person for such Measurement Period shall be included in Consolidated Net Income up to the aggregate amount of cash actually distributed by such Person during such Measurement Period to Holdings or a Subsidiary as a dividend or other distribution (and in the case of a dividend or other distribution to a Subsidiary, such Subsidiary is not precluded from further distributing such amount to Holdings as described in clause (b) of this proviso).

“Consolidated Parties” means Holdings and each of its Subsidiaries (regardless of whether or not consolidated with Holdings for purposes of GAAP), collectively, and “Consolidated Party” means any one of them.

“Consolidated pro forma EBITDA” means Consolidated EBITDA for the last three fiscal quarters ended December 27, 2009, multiplied by four and divided by three and calculated after giving pro forma effect to the Emergence in accordance with Regulation S-X subject to such additions or deletions from the calculation under Regulation S-X as are reasonably determined by the Arrangers.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Copyright Security Agreement” means that certain Copyright Security Agreement, dated as of the Account Release Date (as amended, restated or otherwise modified), between each of Borrower, Holdings, Spansion Technology and certain of their subsidiaries from time to time parties thereto and the Collateral Agent.

“Credit Extension” means a Borrowing.

“Debt Rating” means, as of any date of determination, the corporate family rating as determined by Moody’s and the corporate credit rating as determined by S&P.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Debtors” has the meaning specified in the first recital hereto.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to (i) the Base Rate plus (ii) the Applicable Rate, if any, applicable to Base Rate Loans under the Facility plus (iii) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Rate) otherwise applicable to such Loan plus 2% per annum.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder, unless the subject of a good faith dispute, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, or (c) has become the subject of a bankruptcy or insolvency proceeding.

“Disclosed Litigation” has the meaning specified in Section 5.06.

“Discounted Prepayment Option Notice” has the meaning specified in Section 2.12(b).

“Discounted Voluntary Prepayment” has the meaning specified in Section 2.12(a).

“Discounted Voluntary Prepayment Notice” has the meaning specified in Section 2.12(e).

“Discount Range” has the meaning specified in Section 2.12(b).

“Disclosure Statement” means the Disclosure Statement related to the Plan dated December 16, 2009.

“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith. For the avoidance of doubt, a Disposition shall not include the granting of non-exclusive licenses of IP Rights by Borrower, Holdings, Spansion Technology or any of their respective Subsidiaries in the ordinary course of business and substantially consistent with past practice.

“Disqualified Capital Stock” means Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Capital Stock referred to in clause (a) above, in each case at any time prior to the date that is 91 days after the Maturity Date, (c) contains any repurchase obligation that may come into effect prior to payment in full of all Obligations, (d) requires cash dividend payments prior to the date that is 91 days after the Maturity Date, (e) is not common stock and does not provide that any claims of any holder of such Capital Stock may have against the issuer of such Capital Stock or its subsidiaries (including any claims as judgment creditor or other creditor in respect of claims for the breach of any covenant contained therein) shall be fully subordinated (including a full remedy bar) to the Obligations in a manner satisfactory to Administrative Agent, (f) provides the holders of such Capital Stock thereof with any rights to receive any cash upon the occurrence of a Change of Control unless the rights to receive such cash are contingent upon the Obligations being irrevocably paid in full, or (g) is prohibited by the terms of this Agreement.

“Disqualified Institution” means any Person who is a competitor of the Borrower and its subsidiaries indentified from time to time by the Borrower to the Administrative Agent in writing.

“Documentation Agent” means Barclays Bank PLC.

“Dollar” and “$” mean lawful money of the United States.

“Domestic Subsidiary” means any Subsidiary that is organized under the Laws of any jurisdiction within the United States.

“Eligible Assignee” means (a) any Lender, any Affiliate of any Lender and any Approved Fund (any two or more Approved Funds being treated as a single Eligible Assignee for all purposes hereof), (b) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933) and which extends credit or buys loans as one of its businesses, or (c) any other Person (other than a natural Person) approved by Administrative Agent; provided, (i) no Disqualified Institution and (ii) none of the Borrower, Holdings, Spansion Technology nor any of their respective Affiliates, shall be an Eligible Assignee.

“Elpida Sale” means the sale of certain assets, liabilities and costs of Spansion International Inc.’s Italian research division to Elpida Memory Inc. as filed with the Bankruptcy Court, docket numbers 2138 and 2375.

“Emergence” has the meaning specified in the third recital hereto.

“Environmental Laws” means all Laws relating to pollution, the environment, natural resources, or the manufacture, distribution in commerce, use or Release of, or exposure of humans or other living organisms to, Hazardous Materials.

“Environmental Liability” means any Liability directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which any Liability is assumed or imposed with respect to any of the foregoing.

“Environmental Lien” means a Lien in favor of any Governmental Authority for any Liability under Environmental Liability.

“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.

“Equity Interests” means, with respect to any Person, all of the shares of Capital Stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of Capital Stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of Capital Stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 4001(a) of ERISA or which is treated as a single employer with the Borrower under Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Benefit Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; or (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan.

“Escrow Account” means that certain interest bearing deposit account in the name of the Escrow Agent at Barclays Wealth or an affiliate thereof into which the gross proceeds of the Loans will be funded by the Lenders and the Escrow Deposit Amount will be deposited by the Borrower, each on the Closing Date and held by the Collateral Agent for the benefit of the Lenders until the earlier of (x) the Account Release Date and (y) the Termination Date.

“Escrow Agent” means initially Barclays Capital Inc. or an affiliate thereof and thereafter any successor agents appointed in accordance with the terms of the Escrow Agreement.

“Escrow Agreement” means that certain escrow agreement, dated as of the Closing Date between the Borrower, the Escrow Agent and the Collateral Agent.

“Escrow Deposit Amount” means the Accrued Interest Amount plus an amount equal to one-quarter of the Closing Fee.

“Eurodollar Rate” means with respect to each day during each Interest Period, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Reuters Page LIBOR01 as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on Reuters Page LIBOR01 (or otherwise on the Reuters screen), the “Eurodollar Rate” for purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying LIBOR rates as may be reasonably selected by the Administrative Agent. Notwithstanding the foregoing, if the rate described in the preceding sentence would be less than 2.00%, then the “Eurodollar Rate” will be deemed to be 2.00%.

“Eurodollar Rate Loan” means a Loan that bears interest at a rate based on the Eurodollar Rate.

“Event of Default” has the meaning specified in Section 8.01.

“Excess Cash Flow” means, for any fiscal year of the Borrower, the excess (if any) of:

(a) the sum, without duplication, of (i) Consolidated EBITDA for such fiscal year, plus (ii) any foreign, United States, state and/or local tax refunds for any period, plus (iii) extraordinary cash income (other than Extraordinary Receipts), if any, business interruption insurance proceeds, if any, and Net Cash Proceeds attributable to Dispositions out of the ordinary course of business, if any, of the Consolidated Parties during such period, in each case to the extent not included in Consolidated EBITDA for such period and not utilized in connection with a payment or reinvestment made or to be made pursuant to Section 2.03(b)(ii), minus;

(b) the sum (for such fiscal year) of (i) Consolidated Interest Charges actually paid in cash by Holdings and its Subsidiaries, plus (ii) all income taxes actually paid in cash by Holdings and its Subsidiaries, plus (iii) Capital Expenditures of Holdings and its Subsidiaries for such period except to the extent the Capital Expenditures were financed with the proceeds of additional Indebtedness of Holdings or any of its Subsidiaries, plus (iv) the aggregate amount of all required principal payments or redemptions or similar acquisitions for value of outstanding Consolidated Funded Indebtedness (including the Loans other than Loans repurchased pursuant to Section 2.12 hereof), but excluding (A) any such payments to the extent refinanced through the incurrence of additional Indebtedness otherwise expressly permitted under Section 7.02 and (B) any such payments made under Section 2.03(b)(i), plus (v) the Exempt Japan Payment, plus (vi) the aggregate principal amount of all optional prepayments made in cash pursuant to

Section 2.03(a) hereof with internally generated funds during such period, plus (vii) the aggregate amount of all Restricted Payments paid in cash during such period in accordance with Section 7.06 (other than clauses (a), (b) and (c) thereto), plus (viii) the cash amount of all fees, expenses or charges directly related to the restructuring and Emergence of the Debtors (provided, that the aggregate amount of such cash fees, charges or expenses deducted from Excess Cash Flow shall not exceed $50,000,000); plus

(c) the amount, if any, by which Net Working Capital decreased during such fiscal year; minus

(d) the amount, if any, by which Net Working Capital increased during such fiscal year.

“Excluded Debt Issuance” by any Person means any Indebtedness issued or incurred up to and including the date of Emergence in connection with and as described in the Plan.

“Excluded Equity Issuance” by any Person means (i) Equity Interests (other than Disqualified Capital Stock) issued in connection with and as described in the Plan (including, without limitation, the Rights Offering) and (ii) an issuance and sale of an Equity Interest (other than Disqualified Capital Stock) in such Person in connection with employment agreements and stock option or employee compensation agreements approved by the board of directors of Holdings or an issuance of shares of Capital Stock (other than Disqualified Capital Stock) of (or other ownership or profit interests in) such Person upon the exercise of warrants, options or other rights for the purchase of such Capital Stock (or other ownership or profit interest).

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, Participant or any other recipient of any payment to be made by or on account of any Obligation of the Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, or otherwise as a result of a present or former connection between the recipient and the jurisdiction imposing such tax other than a connection arising solely from such recipient having executed or received a payment under, or enforced, this Agreement, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which the Borrower is located, (c) in the case of a Foreign Lender, any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new Lending Office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 3.01(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 3.01(a) and (d) in the case of any non-Foreign Lender which changes its Lending Office with respect to the Loans to an office outside the United States, any taxes that are in effect and would apply to a payment to such Lender as of the date of the change of the Lending Office.

“Exempt Japan Payment” has the meaning specified in Section 4.01(j).

“Extraordinary Receipts” means any Net Cash Proceeds received by or paid to or for the account of Holdings or any of it Subsidiaries not in the ordinary course of business; provided, that the following shall not constitute Extraordinary Receipts: (i) proceeds of judgments, settlements or other consideration or payments made in connection with the resolution of litigation or other causes of action if, and only if, the Consolidated Leverage Ratio as of the most recent Measurement Period at the time of receipt of such proceeds was less than or equal to 1.75 to 1.00, (ii) proceeds from Dispositions of property by any Loan Party and (iii) proceeds received by any Loan Party as a result of the exercise of the Put Option.

“Facility” means, at any time, the aggregate principal amount of the Loans of all Lenders outstanding at such time.

“Federal Funds Rate” means for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Fee Letter” means the letter agreement, dated January 11, 2010, among the Borrower, Barclays Capital Inc. and the Arrangers.

“Final Approval Order” means an order in form and substance acceptable to the Arrangers, authorizing and approving on a final basis (i) the payment of the costs, fees, expenses and other compensation and commitment fees (including costs, fees and expense arising under the Lenders’ and Arrangers’ right to indemnification) to the Lenders, the Agents and the Arrangers, and (ii) authorizing the Debtors to take all actions reasonably necessary to enter into and consummate the financings and transactions contemplated under the Transaction Documents.

“Final Order” means an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction, as entered on the docket in any Chapter 11 Case or the docket of any other court of competent jurisdiction, that has not been reversed, stayed, modified or amended, and as to which the time to appeal or seek certiorari or move for a new trial, reargument or rehearing has expired, and no appeal or petition for certiorari or other proceedings for a new trial, reargument or rehearing has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been timely filed has been withdrawn or resolved by the highest court to which the order or judgment was appealed or from which certiorari was sought or the new trial, reargument or hearing has been denied or resulted in no modification of such order, provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Bankruptcy Rules or applicable state court rules of civil procedure, may be filed with respect to such order, shall not cause such order not be a Final Order.

“Foreign Government Scheme or Arrangement” has the meaning specified in Section 5.12(d).

“Foreign Lender” means any Lender that is organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Plan” has the meaning specified in Section 5.12(d).

“Fractional Share Payments” has the meaning specified in Section 7.06(f).

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, any (a) obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means, collectively, Holdings, Spansion Technology, the Domestic Subsidiaries of Holdings listed on Schedule 6.12 and each other Domestic Subsidiary of Holdings that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 6.12.

“Guaranty” means, collectively, the Guarantees made by Holdings and Spansion Technology under Article X in favor of the Secured Parties and the Guaranty made by the other Guarantors in favor of the Secured Parties, substantially in the form of Exhibit E, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.12.

“Hazardous Materials” means any pollutant, contaminant, hazardous substance, hazardous waste, medical waste, special waste, toxic substance, petroleum or petroleum-derived substance, waste or additive, asbestos, polychlorinated biphenyl (PCB), radioactive material, or other compound, element or substance in any form (including products) regulated, restricted or addressed by or under any Environmental Law.

“Holdings” has the meaning specified in the introductory paragraph hereto.

“Incentive Stock Plan” means an incentive stock plan or employee benefit plan of the Borrower having terms similar and no more disadvantageous to Lenders than the plan existing prior to the Cases and otherwise having terms that are customary for plans of such type.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) net obligations of such Person under any Swap Contract;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than (i) trade accounts payable in the ordinary course of business and not past due for more than 90 days after the date on which such trade account was created and (ii) prior to Emergence, obligations that are subject to treatment under the Plan);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation, limited liability company or similar legal entity) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Liabilities” means, collectively, any and all Liabilities (including Environmental Liabilities) and (including the reasonable fees and disbursements of one common counsel for Indemnitees provided, that an Indemnitee will have the right to retain separate counsel to represent such Indemnitee who may be subject to liability arising out of any claim in respect of which indemnified coverage may be sought hereunder if and to the extent the representation of two or more Indemnitees by the same counsel would be inappropriate due to actual or potential differing interests between them in connection with any investigative, administrative, regulatory or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any reasonable fees or expenses incurred by Indemnitees in enforcing this indemnity) that may be imposed on, incurred by, or asserted against any such Indemnitee, whether brought by Holdings, the Borrower, any other Loan Party, any of their respective Affiliates or any other Person or entity, in any manner relating to or arising out of (i) this Agreement or the other Loan Documents or the Transaction contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)) or any action taken or omitted by any such Person under or in connection with respect to the foregoing, including with respect to the exercise by any Secured Party of its respective rights or remedies under any of the Loan Documents and any investigation by or before any Governmental Authority, litigation, or proceeding (including any bankruptcy, insolvency, reorganization or other similar proceeding or appellate proceeding) related to this Agreement or any other Loan Document or the Loans, or the use of proceeds thereof, whether or not any Indemnitee is party thereto; or (ii) any Environmental Liabilities relating to or arising from, directly or indirectly, any action, omission, operation, asset, or practice of any Loan Party or any of their Subsidiaries, including any Release or threatened Release of any Hazardous Materials at, on, under or from any property owned, leased or operated at any time by any Loan Party or any of their Subsidiaries or any location at which any Hazardous Materials used, possessed, generated or disposed by or on behalf of any Loan Party or any of their Subsidiaries have come to be located.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning specified in Section 11.04(b).

“Independent Financial Advisor” means an investment banking firm of national standing or any third-party appraiser with national standing in the United States; provided, that such firm of appraiser is not an Affiliate of Holdings.

“Information” has the meaning specified in Section 11.07.

“Intercreditor Agreement” means an intercreditor agreement dated as of the date hereof among the Administrative Agent and the Revolving Credit Agent, and acknowledged and agreed to by the Borrower, Holdings, and the other Loan Parties, substantially in the form of hereto.

“Interest Payment Date” means, (a) as to any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date; provided, that the first Interest Payment Date will occur on the first such date to occur after the Account Release Date.

“Interest Period” means, as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months or (with the consent of all the Lenders) nine or twelve months thereafter, as selected by the Borrower in its Committed Loan Notice; provided, that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period shall extend beyond the Maturity Date.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is (i) for the purpose of hedging the interest rate exposure of any Loan Party, (ii) approved by Administrative Agent, and (iii) not for speculative purposes.

“Interim Approval Order” has the meaning specified in Section 4.01(g).

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to (including, without limitation, a loan, advance or capital contribution consisting of IP Rights), Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or interest in, another Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IP Rights” has the meaning specified in Section 5.17.

“IP Security Agreements” means the Copyright Security Agreement, Patent Security Agreement and Trademark Security Agreement.

“IRS” means the United States Internal Revenue Service.

“Joinder Agreement” means a Joinder Agreement executed and delivered in accordance with the provisions of Section 6.12, substantially in the form of Exhibit H hereto.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“Lender” has the meaning specified in the introductory paragraph hereto.

“Lender Addendum” means, with respect to any initial Lender, a Lender Addendum, substantially in the form of Exhibit J, to be executed and delivered by such Lender on the Closing Date as provided in Section 11.20.

“Lender Counterparties” means each Lender or any Affiliate of a Lender or an Arranger or an Affiliate of an Arranger counterparty to an Interest Rate Agreement (including any Person who was a Lender (and any Affiliate thereof) as of the Closing Date but subsequently, whether before or after entering into an Interest Rate Agreement, ceases to be a Lender), provided, such Affiliate appoints Collateral Agent as its agent and agrees to be bound by the Loan Documents as a Secured Party.

“Lender Participation Notice” has the meaning specified in Section 2.12(c).

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Liabilities” means all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims, actions, judgments, suits charges, reasonable costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action to remove, remediate, clean up or abate any Hazardous Materials), reasonable expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise.

“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing).

“Loan” means an advance made by any Lender under Article II.

“Loan Documents” means, collectively, this Agreement, the Notes, the Guaranty, any Joinder Agreement, any of the Collateral Documents, the Intercreditor Agreement, the Fee Letter and each Interest Rate Agreement.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Margin Stock” means margin stock within the meaning of Regulation U and Regulation X.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the Borrower or the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the rights and remedies of the Administrative Agent or any Lender under any Loan Document, or of the ability of any Loan Party to perform any of its obligations under any Loan Document to which it is a party; (c) a material adverse effect on the Collateral, or the Collateral Agent’s Liens (on behalf of itself and the Lenders) on the Collateral or the priority of such Liens; or (d) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

“Material Contract” means, with respect to any Person, each contract to which such Person is a party which is material to the business, condition (financial or otherwise), operations, performance or properties of such Person.

“Material Subsidiary” means the Borrower, Spansion Technology and any other direct or indirect Domestic Subsidiary of Holdings that (a) has total assets equal to or greater than 5.0% of total assets of Holdings and it’s Domestic Subsidiaries taken together (calculated as of the most recent fiscal period with respect to which the Lenders shall have received financial statements required to be delivered pursuant to Sections 6.01(a) or (b) (or if prior to delivery of any financial statements pursuant to such Sections, then calculated with respect to the year end financial statements referenced in Section 5.05(a)) (the “Required Financial Information”)) or (b) has income equal to or greater than 2% of Consolidated Net Income (calculated for the most recent period for which the Lenders have received the Required Financial Information and for purposes of this clause (b) calculated to include Holdings and its Domestic Subsidiaries taken together); provided, however, that notwithstanding the foregoing, the term “Material Subsidiary” shall include each of those Domestic Subsidiaries that together with Holdings and each other Material Subsidiary (i) have assets equal to not less than 95% of Total Assets (calculated for the most recent period for which the Lenders have received the Required Financial Information) and (ii) generate not less than 95% of Consolidated Net Income (calculated for the most recent period for which the Lenders have received the Required Financial Information); provided, further, that if more than one combination of Domestic Subsidiaries satisfies such threshold, then those Domestic Subsidiaries so determined to be “Material Subsidiaries” shall be specified by the Borrower.

“Maturity Date” means the date that is the fifth anniversary of the Closing Date; provided, however, that, if such date is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Measurement Period” means, at any date of determination, the most recently completed four fiscal quarters of Holdings.

“MNPI” has the meaning specified in Section 2.12(a).

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Morgan Stanley” means Morgan Stanley Senior Funding, Inc.

“Mortgage” has the meaning specified in Section 4.01(c)(iii).

“Mortgage Policy” has the meaning specified in Section 4.02(c)(ii)(B).

“Mortgaged Properties” means the properties listed on Schedule 5.08(c) as to which the Collateral Agent, for the benefit of the Secured Parties, shall be granted a Lien pursuant to the Mortgages.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.

“Net Cash Proceeds” means:

(a) with respect to any Disposition by any Loan Party or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset and that is required to be repaid in connection with such transaction (other than Indebtedness under the Loan Documents), (B) the reasonable and customary out-of-pocket expenses incurred by such Loan Party or such Subsidiary in connection with such transaction and (C) income taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith; provided, that if the amount of any estimated taxes pursuant to subclause (C) exceeds the amount of taxes actually required to be paid in cash in respect of such Disposition, the aggregate amount of such excess shall constitute Net Cash Proceeds;

(b) with respect to the sale or issuance of any Equity Interest by any Loan Party or any of its Subsidiaries, or the incurrence or issuance of any Indebtedness by any Loan Party or any of its Subsidiaries, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by such Loan Party or such Subsidiary in connection therewith; and

(c) with respect to the receipt of any Extraordinary Receipt, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such Extraordinary Receipt over (ii) the sum of (A) the reasonable and customary out-of-pocket expenses, incurred by such Loan Party or such Subsidiary in connection therewith and (B) income taxes reasonably estimated to be actually payable within two years of the date of the relevant transaction as a result of any gain recognized in connection therewith; provided, that if the amount of any estimated taxes pursuant to subclause (B) exceeds the amount of taxes actually required to be paid in cash in respect of such Extraordinary Receipts, the aggregate amount of such excess shall constitute Net Cash Proceeds.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any cash payments or proceeds received by any Loan Party or any of their respective Subsidiaries (a) under any casualty or “key man” insurance policies in respect of any covered loss thereunder, or (b) as a result of the taking of any assets of any Loan Party or any of their respective Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by any Loan Party or any of their respective Subsidiaries in connection with the adjustment or settlement of any claims of any Loan Party or such Subsidiary in respect thereof, (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on, any Indebtedness or other financing obligation permitted hereunder that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such taking and (c) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition, including income taxes paid or payable as a result of any gain recognized in connection therewith (after taking into account any available tax credits or deductions and any tax-sharing arrangements).

“Net Working Capital” means, the excess of (a) the sum of all amounts (other than cash and Investments permitted under Section 7.03(a)) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of Holdings and its consolidated Subsidiaries at such date over (b) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of Holdings and its consolidated Subsidiaries on such date, including deferred revenue but excluding, without duplication, (i) the current portion of any Consolidated Funded Indebtedness, (ii) all Indebtedness consisting of loans and letters of credit under the Revolving Credit Agreement to the extent otherwise included therein, (iii) the current portion of interest and (iv) the current portion of current and deferred income taxes.

“Note” means a promissory note made by the Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of Exhibit B.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or liabilities and obligations of every nature of any Loan Party to Lender Counterparties under any Interest Rate Agreement, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“OFAC Blocked Person” means any Person identified on or designated for inclusion on the “Specially Designated Nationals and Blocked Persons” list maintained by OFAC or designed under the Anti-Terrorism Order.

“OFAC Compliance Certificate” means a compliance certificate in form and substance satisfactory to Administrative Agent. The OFAC Compliance Certificate shall specify, at minimum, that the certifying Person is in full compliance with the OFAC Measures.

“OFAC Measures” means all statutes, executive orders, regulations and other legal measures that are administered by OFAC, enforced by OFAC or both. An “OFAC Measure” is one such measure.

“Offered Loans” has the meaning specified in Section 2.12(c).

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

“Outstanding Amount” means the aggregate outstanding principal amount of Loans on any date after giving effect to any borrowings and prepayments or repayments of Loans occurring on such date.

“Participant” has the meaning specified in Section 11.06(c)(i).

“Patent Security Agreement” means that certain Patent Security Agreement, dated as of the Account Release Date (as amended, restated or otherwise modified), between each of Borrower, Holdings, Spansion Technology and certain of their subsidiaries from time to time parties thereto and the Collateral Agent.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“PCAOB” means the Public Company Accounting Oversight Board.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five plan years.

“Perfection Certificate” has the meaning given such term in Section 1.03 of the Security Agreement.

“Permitted Encumbrances” has the meaning specified in the Mortgages.

“Permitted Tax Payment” means the payment of any dividend or distribution to Holdings in an amount not to exceed the combined federal, state and local income tax liabilities of Holdings attributable to net taxable income of the Borrower and its Subsidiaries to the extent such income is included in a consolidated, combined or similar return of Holdings. Each tax distribution shall be calculated and distributed so that Holdings shall receive a tax distribution sufficient to pay the income taxes required to be paid (after giving effect to any income tax credits, losses carried forward, or similar reductions to income taxes due) in respect of the relevant period.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” has the meaning specified in the second recital hereto.

“Plan Effective Date” has the meaning specified in the fourth recital hereto.

“Platform” has the meaning specified in Section 6.02.

“Pledged Debt” has the meaning specified in Section 2.01 of the Security Agreement.

“Pledged Equity” has the meaning specified in Section 2.01 of the Security Agreement.

“Post-Petition” means the time period beginning immediately upon the filing of the Cases.

“Prime Rate” has the meaning specified in the definition of “Base Rate.”

“Principal Office” means, for any applicable Person, such Person’s “Principal Office” as set forth on Schedule 11.02, Administrative Questionnaire or Lender Addendum, as applicable, or such other office as such Person may from time to time designate in writing to Borrower, Administrative Agent and each Lender.

“pro forma basis” has the meaning specified in Section 1.03(c).

“Proposed Discounted Prepayment Amount” has the meaning specified in Section 2.12(b).

“Public Lender” has the meaning specified in Section 6.02.

“Purchase Commitments” means unconditional purchase commitments for goods and services incurred in the ordinary course of business and consistent with past practice.

“Put Option” means the put option granted to the Borrower pursuant to the UBS Prospectus dated October 7, 2008 covering the auction rate securities which serve as collateral under the UBS Credit Line Documents.

“Qualifying Lenders” has the meaning specified in Section 2.12(d).

“Qualifying Loans” has the meaning specified in Section 2.12(d).

“Regulation S-X” means Regulation S-X, as promulgated by the SEC (or any successor provision thereto).

“Register” has the meaning specified in Section 11.06(b)(iv).

“Registered Public Accounting Firm” has the meaning specified by the Securities Laws and shall be independent of Holdings as prescribed by the Securities Laws.

“Release” means any release, spill, leak, flow, emission, leaking, pumping, pouring, emptying, injection, escaping, deposit, disposal, discharge, dispersal, dumping, seepage, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lenders” means, as of any date of determination, Lenders holding more than 50% of the Outstanding Amount; provided, that the portion of the Outstanding Amount held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer, assistant treasurer or controller of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Capital Stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such Capital Stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment, but not including interest payments on any convertible debt before conversion occurs.

“Revolving Credit Agent” means Bank of America, N.A., in its capacity as agent for the lenders under the Revolving Credit Agreement.

“Revolving Credit Agreement” means that certain Loan and Security Agreement to be dated on or prior to the Account Release Date among the Borrower, Holdings, certain of its Domestic Subsidiaries, the Revolving Credit Agent and a syndicate of lenders.

“Revolving Credit Loan Documents” means the Revolving Credit Agreement and the “Security Documents” as defined therein.

“Revolving Facility” has the meaning specified in the fourth recital hereto.

“Rights Agreement” means that certain Backstop Rights Purchase Agreement dated as of January 25, 2010 between Holdings and SLS Spansion Holdings, LLC.

“Rights Offering” has the meaning specified in the fourth recital hereto.

“Rights Offering Documents” means the Rights Agreement and the subscription agreements and other documents related thereto.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Secured Parties” means, collectively, the Collateral Agent, the Lenders, the Lender Counterparties, and the other Persons the Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Collateral Documents.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

“Security Agreement” means the pledge and security agreement, in substantially the form of Exhibit F, together with each other pledge and security agreement and pledge and security agreement supplement delivered pursuant to Section 6.12.

“Security Agreement Supplement” has the meaning specified in Section 1.03 of the Security Agreement.

“Solvent” and “Solvency” mean, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Spansion Nihon Credit Facility” means a credit facility entered into by Spansion Nihon Limited; provided, that such facility (i) shall not be secured (except that such facility may be secured by receivables and the proceeds thereof of Spansion Nihon Limited or may have a negative pledge on such receiveables), (ii) shall not exceed $50,000,000 in the aggregate at any one time outstanding (iii) shall not have any obligors other than Spansion Nihon Limited and (iv) shall have terms that are otherwise customary for facilities of such type.

“Spansion Technology” has the meaning specified in the introductory paragraph hereto.

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Holdings.

“Super Majority Lenders” means, as of any date of determination, Lenders holding more than 66 2/3% of the Outstanding Amount; provided, that the portion of the Outstanding Amount held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Super Majority Lenders.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Syndication Agent” means Morgan Stanley.

“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the Indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Termination Date” means, unless the Account Release Date has previously occurred, the date that is the earliest of (a) 60 days from the Closing Date (subject to any extensions consented to in accordance with Section 11.01(a)(II)), (b) the date which the Borrower notifies the Lenders in writing that the Account Release Conditions shall not be met, (c) the date on which the Loans become due pursuant to Section 8.02, (d) 18 days from the Closing Date, unless the proceeds from the Rights Offering (or otherwise from the Backstop Parties pursuant to the Rights Agreement) equal to at least approximately $105,000,000 have been deposited in an escrow and/or segregated account on or prior to such date, (e) the date that the Bankruptcy Court denies entry of the Final Approval Order and (f) the date the Bankruptcy Court’s Final Approval Order approving the Transaction and the fees to be paid in connection therewith is overturned, vacated or stayed; provided, that a Termination Date shall not be deemed to have occurred pursuant to this clause (f) unless the Arrangers shall have given the Borrower one day prior written notice of the occurrence of a Termination Date hereunder, which notice shall not be provided if (x) such Final Approval Order was overturned, vacated or stayed over the objections of the Debtors and the Debtors are continuing to contest such matters before the Bankruptcy Court and (y) the rights and interests of the Lenders and the Arrangers are not adversely affected by such Final Approval Order being overturned, vacated or stayed as reasonably determined by the Arrangers; provided, further, that for the avoidance of doubt nothing in this proviso shall extend the time limit set forth in clause (a) or (d) above.

“Terrorism Laws” means any of the following (a) Executive Order 13224 of September 23, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 Fed. Reg. 49,089 (2001), as amended, issued by the President of the United States (the “Anti-Terrorism Order”), (b) the Global Terrorism Sanctions Regulations (Title 31 Part 594 of the U.S. Code of Federal Regulations), (c) the Terrorism Sanctions Regulations (Title 31 Part 595 of the U.S. Code of Federal Regulations), (d) the Terrorism List Governments Sanctions Regulations (Title 31 Part 596 of the U.S. Code of Federal Regulations), (e) the Foreign Terrorist Organizations Sanctions Regulations (Title 31 Part 597 of the U.S. Code of Federal Regulations), (f) the Patriot Act (as it may be subsequently codified), (g) all other present and future legal requirements of any Governmental Authority addressing, relating to, or attempting to eliminate, terrorist acts and acts of war and (h) any regulations promulgated pursuant thereto or pursuant to any legal requirements of any Governmental Authority governing terrorist acts or acts of war.

“Total Assets” means, with respect to any date of determination, Holdings’ total consolidated assets shown on its consolidated balance sheet in accordance with GAAP on the last day of the fiscal quarter prior to the date of determination.

“Trademark Security Agreement” means that certain Trademark Security Agreement, dated as of the Account Release Date (as amended, restated or otherwise modified), between each of Borrower, Holdings, Spansion Technology and certain of their subsidiaries from time to time parties thereto and the Collateral Agent.

“Transaction” means, collectively, (a) the entering into by the Loan Parties and their applicable Subsidiaries of the Loan Documents to which they are or are intended to be a party and (b) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“Transaction Documents” means the Loan Documents, the Rights Offering Documents and the Revolving Loan Credit Documents.

“Type” means, with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

“UBS Credit Line Documents” means the Credit Line Agreement entered into by the Borrower with UBS Bank USA on December 29, 2008 providing up to an aggregate amount of $85,000,000 in the form of an uncommitted revolving line of credit, secured by auction rate securities currently owned by the Borrower.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided, that if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unfunded Pension Liability” means an “accumulated funding deficiency” within the meaning of Section 302 of ERISA or Section 412 of the Code.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Cash” means as of any date, unrestricted cash and Cash Equivalents owned by Holdings and its Subsidiaries that are not, and are not presently required under the terms of any agreement or other arrangement binding on Holdings or any Subsidiary on such date to be, (a) pledged to or held in one or more accounts under the control of one or more creditors of Holdings or any Subsidiary (other than to secure the Obligations) or (b) otherwise segregated from the general assets of Holdings and its Subsidiaries, in one or more special accounts or otherwise, for the purpose of securing or providing a source of payment for Indebtedness or other obligations that are or from time to time may be owed to one or more creditors of Holdings or any Subsidiary (other than to secure the Obligations). It is agreed that cash and Cash Equivalents held in ordinary deposit or security accounts and not subject to any existing or contingent restrictions on transfer by Holdings or a Subsidiary will not be excluded from Unrestricted Cash by reason of setoff rights or other Liens created by law or by applicable account agreements in favor of the depositary institutions or security intermediaries.

“U.S. Loan Party” means any Loan Party that is organized under the Laws of one of the states of the United States of America and that is not a CFC.

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Preliminary Statements, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Preliminary Statements, Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending, replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

1.03 Accounting Terms. (a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein and provided, that notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159, “The Fair Value Option for Financial Assets and Financial Liabilities”, or any successor thereto (including pursuant to the Accounting Standards Codification), to value any Indebtedness of Holdings or any Subsidiary at “fair value”, as defined therein.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any provision (including, any definition, financial ratio or requirement set forth in any Loan Document), and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided, that until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

(c) Pro Forma Calculations. Notwithstanding anything herein to the contrary, any calculation of the Consolidated Leverage Ratio for any period during which an Acquisition or Disposition shall have occurred (or shall be deemed to have occurred for the purposes described in clause (ii) of this Section 1.03(c)) shall each be made on a pro forma basis for purposes of making the following determinations:

(i) determining compliance with the Consolidated Leverage Ratio (other than whether the conditions precedent for a proposed transaction have been satisfied as contemplated by subsection (ii) of this Section 1.03(c));

(ii) determining whether the conditions precedent have been satisfied for a proposed transaction which is permitted hereunder only so long as no Default will result from the consummation thereof, including, without limitation, any Disposition or any Investment which results in an Acquisition; and

(iii) determining whether a mandatory prepayment is required to be made by the Borrower pursuant to Section 2.03(b)(i) or (iii).

“pro forma basis” means, for purposes of calculating any financial ratio (including the Consolidated Leverage Ratio and Consolidated Interest Coverage Ratio) or financial amount for any Measurement Period (including Consolidated EBITDA) for any of the purposes specified in this Section 1.03(c) (but not for purposes of calculating Excess Cash Flow or EBITDA in Section 4.01(h)), and with respect to each proposed Acquisition or Disposition and each such transaction actually consummated in such Measurement Period, that such financial ratio or financial amount shall be calculated on a pro forma basis based on the following assumptions: (a) each such transaction shall be deemed to have occurred on the first day of such Measurement Period; (b) any funds to be used by any Person in consummating any such transaction will be assumed to have been used for that purpose as of the first day of such Measurement Period; (c) any Indebtedness to be incurred by any Person in connection with the consummation of any such transaction will be assumed to have been incurred on the first day of such Measurement Period; (d) the gross interest expenses, determined in accordance with GAAP, with respect to such Indebtedness assumed to have been incurred on the first day of such Measurement Period that bears interest at a floating rate shall be calculated at the current rate (as of the date of such calculation) under the agreement governing such Indebtedness (including this Agreement if the Indebtedness is incurred hereunder); and (e) any gross interest expense, determined in accordance with GAAP, with respect to Indebtedness outstanding during such Measurement Period that was or is to be refinanced (including without limitation pursuant to the Plan in connection with the Emergence) with proceeds of a transaction assumed to have been incurred as of the first day of the Measurement Period will be excluded from such calculations (and to the extent not already excluded pursuant to clause (a) or (b) above, the principal amount of such Indebtedness shall be excluded).

1.04 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York, New York time (daylight or standard, as applicable).

1.06 Currency Equivalents Generally. Any amount specified in this Agreement (other than in Articles II, IX and X) or any of the other Loan Documents to be in Dollars shall also include the equivalent of such amount in any currency other than Dollars, such equivalent amount thereof in the applicable currency to be determined by the Administrative Agent at such time on the basis of the Spot Rate (as defined below) for the purchase of such currency with Dollars. For purposes of this Section 1.06, the “Spot Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 1:00 p.m. on the date two Business Days prior to the date of such determination; provided, that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency. Notwithstanding the foregoing, for purposes of any determination under Article VI, Article VII (other than Section 7.11) or Article VIII or any determination under any other provision of this Agreement expressly requiring the use of a current exchange rate, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars at currency exchange rates in effect on the date of such determination; provided, however, that for purposes of determining compliance with Article VII with respect to the amount of any Indebtedness, Investment, Disposition or Restricted Payment in a currency other than Dollars, no Default or

Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness or Investment is incurred or Disposition or Restricted Payment made; provided, that for the avoidance of doubt, the foregoing provisions of this Section 1.06 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness or Investment may be incurred or Disposition or Restricted Payment made at any time under such Sections. For purposes of Section 7.11, amounts in currencies other than Dollars shall be translated into Dollars at the currency exchange rates used in preparing Holding’s most recently delivered financial statements.

ARTICLE II

THE COMMITMENTS AND CREDIT EXTENSIONS

2.01 The Loans and the Accrued Interest Amount. (i) Subject to the terms and conditions set forth herein, each Lender severally agrees to make a single Loan in an amount not to exceed such Lender’s Commitment and to make the gross proceeds of such Loan available to the Administrative Agent on the Closing Date to be deposited by the Administrative Agent into the Escrow Account and (ii) immediately prior to the deposit referred to in clause (i), the Borrower agrees to deposit the Escrow Deposit Amount in the Escrow Account. Immediately after such deposits are made, (i) the Borrower will pay (with funds other than those deposited in the Escrow Account) the fees payable to the Arrangers and the administrative agency fee payable to the Administrative Agent each payable on the Closing Date as set forth in the Fee Letter and (ii) the Escrow Agent shall release funds from the Escrow Account in accordance with the terms of the Escrow Agreement in such amount as is necessary to pay the portion of the Closing Fee due on the Closing Date to the Lenders on a pro rata basis. In the event that (A) the Base Rate increases at any time from the Closing Date to the Account Release Date such that the Accrued Interest Amount deposited into the Escrow Account would not be sufficient (as determined by the Administrative Agent) to pay the amount of interest that could accrue on the Loans through and including the 60th day after the Closing Date (as calculated using such higher Base Rate) or (B) the 60-day period set forth in clause (a) of the definition of “Termination Date” is extended in accordance with Section 11.01(a)(II), the Borrower shall make any necessary additional deposits into the Escrow Account (as determined by the Administrative Agent) to increase the Accrued Interest Amount to such amount as is sufficient to pay the amount of interest that could accrue on the Loans for the relevant maximum time periods set forth in clauses (A) or (B) above at such higher Base Rate and/or for such extended time period. Upon the earlier of the Account Release Date and the Termination Date, the Escrow Agent will release the funds held in the Escrow Account for application in accordance with Section 6.11 hereof. Amounts borrowed under this Section 2.01 and repaid or prepaid may not be reborrowed. Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein; provided, however, that prior to and until the Account Release Date all Loans shall be Base Rate Loans.

2.02 Borrowings, Conversions and Continuations of Loans.

(a) Borrowings, Conversions and Continuations Generally. Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Eurodollar Rate Loans shall be made upon the Borrower’s irrevocable notice to the Administrative Agent, which may be given by telephone. Each such notice must be received by the Administrative Agent not later than 1:00 p.m. (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and (ii) on the requested date of any Borrowing of Base Rate Loans. Each telephonic notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Administrative Agent of a written Committed Loan Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof. Each Committed Loan Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Eurodollar Rate Loans, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Committed Loan Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such Committed Loan Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

(b) Notice to Lenders and Borrowings. Following receipt of a Committed Loan Notice, the Administrative Agent shall promptly notify each Lender of the amount of its Applicable Percentage under the Facility of the Loans, and if no timely notice of a conversion or continuation is provided by the Borrower, the Administrative Agent shall notify each Lender of the details of any automatic conversion to Base Rate Loans described in Section 2.02(a). In the case of a Borrowing, each Lender shall make the amount of its Loan available to the Administrative Agent in immediately available funds at the Administrative Agent’s office not later than 1:00 p.m. on the Business Day specified in the Committed Loan Notice. Upon satisfaction of the applicable conditions set forth in Section 4.01, the Administrative Agent shall deposit all funds so received with the Collateral Agent in the Escrow Account. If the Account Release Date occurs, the Escrow Agent at the direction of the Collateral Agent in accordance with the terms of the Escrow Agreement will release all funds held in the Escrow Account to (i) first, pay the balance of the Closing Fee to the Lenders on a pro rata basis and the fees payable on the Account Release Date set forth in the Fee Letter and (ii) immediately thereafter, to the Borrower in like funds by wire transfer of such funds, in each case in accordance with instructions provided to (and reasonably acceptable to) the Administrative Agent by the Borrower. If the Termination Date occurs, the Escrow Agent at the direction of the Collateral Agent in accordance with the terms of the Escrow Agreement will release all funds held in the Escrow Account to (i) first, pay the fees payable on the Termination Date set forth in the Fee Letter, (ii) second to repay the full principal amount of all Loans and all accrued interest thereon, and (iii) third to distribute to the Borrower any remaining funds either by (x) crediting the account of the Borrower on the books of Barclays Bank PLC with the amount of such remaining funds or (y) wire transfer of such remaining funds, in each case in accordance with instructions provided to the Administrative Agent by the Borrower.

(c) Eurodollar Rate Loans. Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of an Interest Period for such Eurodollar Rate Loan. During the existence of a Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Required Lenders.

(d) Notice of Interest Rate. The Administrative Agent shall promptly notify the Borrower and the Lenders of the interest rate applicable to any Interest Period for Eurodollar Rate Loans upon determination of such interest rate. At any time that Base Rate Loans are outstanding, the Administrative Agent shall notify the Borrower and the Lenders of any change in the Prime Rate used in determining the Base Rate.

(e) Maximum Interest Periods. After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than five (5) Interest Periods in effect in respect of the Facility.

2.03 Prepayments.

(a) Optional. The Borrower may, upon notice to the Administrative Agent, at any time or from time to time voluntarily prepay Loans in whole or in part (i) at any time prior to the first anniversary of the Closing Date at a price equal to 101% of the principal amount of the Loans being prepaid (plus all accrued and unpaid interest and breakage costs, if any, payable pursuant to Section 3.05) and (ii) thereafter at any time without premium or penalty (other than breakage costs, if any, payable pursuant to Section 3.05); provided, that (A) such notice must be received by the Administrative Agent not later than 11:00 a.m. (1) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (2) one Business Day prior to the date of prepayment of Base Rate Loans; (B) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof; and (C) any prepayment of Base Rate Loans shall be in a principal amount of $500,000 or a whole multiple of $100,000 in excess thereof or, in each case, if less, the entire principal amount thereof then outstanding. Each such notice shall specify the date and amount of such prepayment, the Facility to which such prepayment shall apply and the Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each Lender and each Lender Counterparty of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s Applicable Percentage). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05. Each prepayment of the outstanding Loans pursuant to this Section 2.03(a) shall be applied to the remaining scheduled principal repayment installments of the Loan on a pro-rata basis, and each such prepayment shall be paid to the Lenders in accordance with their respective Applicable Percentages in respect of the Facility.

(b) Mandatory.

(i) Excess Cash Flow. Commencing with the fiscal year ending December 26, 2010 (calculated from the first full fiscal quarter immediately following

Emergence in the case of the fiscal year ending December 26, 2010), within five Business Days after financial statements have been delivered pursuant to Section 6.01(a) and the related Compliance Certificate has been delivered pursuant to Section 6.02(a), the Borrower shall prepay an aggregate principal amount of Loans equal to (A) if Holdings’ Consolidated Leverage Ratio at the end of such fiscal year is greater than or equal to 1.5 to 1.0, 50% of Excess Cash Flow or (B) if Holdings’ Consolidated Leverage Ratio at the end of such fiscal year is less than 1.5 to 1.0, 25% of Excess Cash Flow; in each case, for the fiscal year covered by such financial statements (such prepayments to be applied as set forth in clause (vii) below).

(ii) Dispositions and Extraordinary Receipts. If any Loan Party or any of its Subsidiaries, after Emergence, (i) Disposes of any property (other than any Disposition of any property permitted by Section 7.05(b), (c), (d), (e), (f) or (h) (but solely with respect to the Disposition of IP Rights in the case of Section 7.05(h)) in a single or series of related transactions which results in the realization by such Person of Net Cash Proceeds in excess of $5,000,000 per fiscal year or (ii) receives Extraordinary Receipts in excess of $5,000,000 per fiscal year, the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of such Net Cash Proceeds or Extraordinary Receipts, as the case may be, above such threshold amounts promptly following receipt thereof by such Person (such prepayments to be applied as set forth in clause (vii) below); provided, however, that, with respect to any Net Cash Proceeds realized under a Disposition or Extraordinary Receipts described in this Section 2.03(b)(ii), at the election of the Borrower (as notified by the Borrower to the Administrative Agent on or prior to the date of such Disposition or promptly (but in no event no later than ten Business Days) following receipt of such Extraordinary Receipt), and so long as no Default shall have occurred and be continuing, such Loan Party or such Subsidiary may reinvest all or any portion of such Net Cash Proceeds or Extraordinary Receipts, as the case may be, in operating assets so long as (i) within 270 days after the receipt of such Net Cash Proceeds or Extraordinary Receipts, as the case may be, such purchase shall have been consummated or (ii) within 270 days after the receipt of such Net Cash Proceeds or Extraordinary Receipts such Loan Party has entered into a binding commitment to consummate such purchase and within 365 days after the receipt of such Net Cash Proceeds or Extraordinary Receipts, such purchase shall have been consummated, (in each case as certified by the Borrower in writing to the Administrative Agent); and provided, further, that any Net Cash Proceeds or Extraordinary Receipts not so reinvested shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.03(b)(ii).

(iii) Equity Issuance. Upon the sale or issuance by any Loan Party or any of its Subsidiaries of any of its Equity Interests (other than (A) Excluded Equity Issuances and (B) any sales or issuances of Equity Interests to another Loan Party), the Borrower shall prepay an aggregate principal amount of Loans equal to (A) if Holdings’ Consolidated Leverage Ratio for the most recently ended Measurement Period is greater than or equal to 1.5 to 1.0, 50% of all Net Cash Proceeds received therefrom or (B) if Holdings’ Consolidated Leverage Ratio for the most recently ended Measurement Period is less than or equal to 1.5 to 1.0, 25% of all Net Cash Proceeds received therefrom, in each case immediately upon receipt thereof, by such Loan Party or such Subsidiary (such prepayments to be applied as set forth in clause (vii) below).

(iv) Debt Issuance. Upon the incurrence or issuance by (A) any Loan Party or any of its Subsidiaries of any Indebtedness (other than (x) Excluded Debt Issuances and (y) Indebtedness expressly permitted to be incurred or issued pursuant to Section 7.02), the Borrower shall prepay an aggregate principal amount of Loans equal to 100% of all Net Cash Proceeds received therefrom immediately upon receipt thereof by such Loan Party or such Subsidiary (such prepayments to be applied as set forth in clause (vii) below), and (B) Spansion Nihon Limited of any Indebtedness permitted under Section 7.02(j), the Borrower shall prepay an aggregate principal amount of Loans equal to 50% of all Net Cash Proceeds received therefrom immediately upon receipt thereof provided, that with respect to a Spansion Nihon Credit Facility only, the aggregate amount of such prepayments under this clause (B) shall in no event exceed an amount equal to 50% of the excess of (1) the maximum amount ever outstanding under a Spansion Nihon Credit Facility, over (2) $10,000,000, and once the first prepayment has been made, additional prepayments shall only be required if and when the maximum amount ever drawn under such facility exceeds the previous maximum amount by $5,000,000 or more (with such prepayments to be applied as set forth in clause (vii) below).

(v) Insurance/Condemnation Proceeds. Promptly (but in no event later than ten Business Days) following the date of receipt by any Loan Party or any of their respective Subsidiaries, or Administrative Agent as loss payee, of any Net Insurance/Condemnation Proceeds in excess of $5,000,000 individually or in the aggregate, Borrower shall prepay the Loans as set forth in clause (vii) below in an aggregate amount equal to such Net Insurance/Condemnation Proceeds; provided, that (x) at the election of the Borrower (as notified by the Borrower to the Administrative Agent promptly (but in no event later than ten Business Days) following receipt of such Net Insurance/Condemnation Proceeds), and so long as no Default shall have occurred and be continuing, such Loan Party or such Subsidiary may reinvest all or any portion of such Net Insurance/Condemnation Proceeds in operating assets so long as (i) within 270 days after the receipt of such Net Insurance/Condemnation Proceeds, such purchase shall have been consummated or (ii) within 270 days after the receipt of such Net Insurance/Condemnation Proceeds such Loan Party has entered into a binding commitment to consummate such purchase and within 365 days after the receipt of such Net Insurance/Condemnation Proceeds, such purchase shall have been consummated, (in each case as certified by the Borrower in writing to the Administrative Agent); and provided, further, that any Net Insurance/Condemnation Proceeds not subject to such definitive agreement or so reinvested shall be immediately applied to the prepayment of the Loans as set forth in this Section 2.03(b)(v).

(vi) Termination Date Occurrence. Upon the occurrence of the Termination Date, 100% of the Loans (including all accrued and unpaid interest through such Termination Date) shall become due and payable in full and the Collateral Agent and the Administrative Agent shall (without any direction from the Borrower) immediately use the proceeds of the Escrow Account to repay in full (including all accrued and unpaid interest) the Loans outstanding (such prepayments to be applied as set forth in clause (vii) below); it being understood that any (x) remaining balance in the Escrow Account after all payments are made in accordance herewith and with the terms of the Escrow Agreement will be distributed to the Borrower and (y) that to the extent any amounts in the Escrow Agreement are insufficient to repay the Loans in full (including all accrued and unpaid interest) the Borrower shall be obligated to pay such amounts.

(vii) Application of Prepayments Generally. Each prepayment of Loans pursuant to the foregoing provisions of this Section 2.03(b) or Section 6.07(b) shall be applied to the remaining scheduled principal repayment installments of the Facility on a pro-rata basis. Notwithstanding the foregoing, each Lender shall have the right to reject its pro-rata share of any prepayment made in accordance with this Section 2.03(b), (other than a prepayment as a result of the occurrence of the Termination Date) in which case the amounts so rejected shall be offered to each non-rejecting Lender. The Borrower shall give the Administrative Agent written notice of any prepayment made in accordance with this Section 2.03(b) no later than 1:00 p.m. five business days prior to the date of the proposed prepayment indicating the amount of such prepayment to be applied to the Loans and, upon receiving such notice from the Borrower, the Administrative Agent shall promptly forward such notice of proposed prepayment to all Lenders and Lender Counterparties. Any Lender who is exercising its right to reject its pro-rata share of any prepayment made in accordance with this Section 2.03(b) shall so advise the Administrative Agent no later than 4:00 p.m. on the date that is two Business Days after the date of such notice from the Administrative Agent and the Administrative Agent shall promptly thereafter notify the Borrower thereof. If any Lender does not reply to the Administrative Agent within such two Business Day period, such Lender will be deemed not to have waived any part of such prepayment. Any amounts or proceeds remaining may be retained by the Borrower.

2.04 Termination or Reduction of Commitments. The aggregate Commitments shall be automatically and permanently reduced to zero immediately after the Borrowing Date.

2.05 Repayment of Loans. The Borrower shall repay to the Lenders the aggregate principal amount of all Loans in equal quarterly installments of 1.0% per annum of the aggregate principal amount of all Loans made on the Borrowing Date on the last Business Day of each March, June, September and December (which amounts shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth in Section 2.03) beginning June 30, 2010; provided, however, that the final principal repayment installment of the Loans shall be repaid on the Maturity Date for the Facility and in any event shall be in an amount equal to the aggregate principal amount of all Loans outstanding on such date.

2.06 Interest. (a) Interest Rates. Subject to the provisions of Section 2.08, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period applicable thereto at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Rate; and (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Rate.

(b) Default Rate. Upon the occurrence and during the continuance of any Event of Default,

(i) if any amount of principal of any Loan is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then the outstanding principal on any Loans and all other unpaid amounts due and payable hereunder shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws;

(ii) if any amount (other than principal of any Loan) payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, then such amount due and payable hereunder shall thereafter bear interest until paid at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws; and

(iii) accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Interest Payment Date. Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and on the Maturity Date and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.07 Fees. The Borrower shall pay to (i) the Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letter and (ii) each Lender or their designated Affiliates, for their respective accounts, one-quarter of the Closing Fee on the Closing Date and the balance of the Closing Fee on the Account Release Date.

2.08 Computation of Interest and Fees. All computations of interest for Base Rate Loans, which are calculated on the basis of the Prime Rate, shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365-day year). Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid; provided, that any Loan that is repaid on the same day on which it is made shall, subject to Section 2.10(a), bear interest for one day. Each determination by the Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.09 Evidence of Debt. (a) Accounts and Records of Credit Extensions. The Credit Extensions made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

(b) Accounts and Records of Purchases and Sales. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

2.10 Payments Generally; Administrative Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the Administrative Agent’s office in Dollars and in immediately available funds not later than 1:00 p.m. on the date specified herein. The Administrative Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Administrative Agent after 1:00 p.m. shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue. If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected on computing interest or fees, as the case may be. Upon written or verbal authorization from the Borrower, the Administrative Agent may automatically deduct from any deposit account designated by the Borrower and held with the Administrative Agent the amount of any principal, interest or fees when due hereunder or under the other Loan Documents. All payments hereunder shall be made in Dollars.

(b) Borrowing Presumptions.

(i) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender three Business Days prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, one Business Day prior to 1:00 p.m. on the date of any Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower (through the Escrow Account) severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(ii) Payments by Borrower; Presumptions by Administrative Agent. Unless the Administrative Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Administrative Agent funds for any Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not deposited into the Escrow Account by the Administrative Agent because the conditions set forth in Section 4.01 are not satisfied or waived in accordance with the terms hereof, the Administrative Agent shall return such funds (in like funds as received from such Lender), without interest, to such Lender.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Loans and to make payments pursuant to Section 11.04(c) are several and not joint. The failure of any Lender to make any Loan or to make any payment under Section 11.04(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan or to make its payment under Section 11.04(c). Notwithstanding anything set forth herein to the contrary, a Defaulting Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a “Lender” (or be, or have its Loans and Commitments, included in the determination of “Required Lenders” or “Lenders entitled to such payment” pursuant to Section 11.01) for any voting or consent rights under or with respect to any Loan Document, except that (i) the Commitment of such Defaulting Lender may not be increased and the principal amount and rate of interest of any Loan of such Defaulting Lender may not be reduced without the consent of such Defaulting Lender and (ii) such Defaulting Lender shall have such voting or consent rights with respect to any matter that causes a Material Adverse Effect or disproportionate impact on such Defaulting Lender. Moreover, for the purposes of determining Required Lenders, the Loans and Commitments held by Defaulting Lenders shall be excluded from the total Loans and Commitments outstanding.

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

(f) Insufficient Funds. If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, toward payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, toward payment of principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

2.11 Sharing of Payments by Lenders. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (a) Obligations in respect of the Facility due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations due and payable to such Lender at such time, to (ii) the aggregate amount of the Obligations in respect of the Facility due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facility due and payable to all Lenders hereunder and under the other Loan Documents at such time obtained by all the Lenders at such time or (b) Obligations in respect of the Facility owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (i) the amount of such Obligations owing (but not due and payable) to such Lender at such time, to

(ii) the aggregate amount of the Obligations in respect of the Facility owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Obligations in respect of the Facility owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time obtained by all of the Lenders at such time, then, in each case under clauses (a) and (b) above, the Lender receiving such greater proportion shall (A) notify the Administrative Agent of such fact, and (B) purchase (for cash at face value) participations in the Loans, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably (except as set forth in Section 2.12) in accordance with the aggregate amount of Obligations in respect of the Facility then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be; provided, that:

(i) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(ii) the provisions of this Section shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or Participant, other than to the Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.12 Discounted Voluntary Prepayment.

(a) Notwithstanding anything to the contrary in Sections 2.03, 2.05, 2.10, 2.11 and 11.08 (which provisions shall not be applicable to this Section 2.12), Borrower shall have the right at any time and from time to time to prepay the Loans to the Lenders at a discount to the par value of such Loans and on a non pro rata basis (each, a “Discounted Voluntary Prepayment”) pursuant to the procedures described in this Section 2.12; provided, that (A) any Discounted Voluntary Prepayment shall be offered to all Lenders with Loans on a pro rata basis and (B) Borrower shall deliver to the Administrative Agent a certificate stating that (1) no Default or Event of Default has occurred and is continuing or would result from the Discounted Voluntary Prepayment, (2) each of the conditions to such Discounted Voluntary Prepayment contained in this Section 2.12(a) has been satisfied, (3) Borrower does not have any material non-public information (“MNPI”) with respect to any Loan Party that either (a) has not been disclosed to the Lenders (other than Lenders that do not wish to receive MNPI with respect to any Loan Party) prior to such time or (b) if not disclosed to the Lenders, could reasonably be expected to have a material effect upon, or otherwise be material, (i) to a Lender’s decision to participate in any Discounted Voluntary Prepayment or (ii) to the market price of the Loans.

(b) To the extent Borrower seeks to make a Discounted Voluntary Prepayment, Borrower will provide written notice to the Administrative Agent substantially in the form of Exhibit K hereto (each, a “Discounted Prepayment Option Notice”) that Borrower desires to prepay the Loans in an aggregate principal amount specified therein by Borrower (each, a “Proposed Discounted Prepayment Amount”), in each case at a discount to the par value of such Loans as specified below. The Proposed Discounted Prepayment Amount of the Loans shall not be less than $5,000,000. The Discounted Prepayment Option Notice shall further specify with respect to the proposed Discounted Voluntary Prepayment: (A) the Proposed Discounted Prepayment Amount of Loans, (B) a discount range (which may be a single percentage) selected by the Borrower with respect to such proposed Discounted Voluntary Prepayment (representing the percentage of par of the principal amount of Loans to be prepaid) (the “Discount Range”), and (C) the date by which Lenders are required to indicate their election to participate in such proposed Discounted Voluntary Prepayment which shall be at least five Business Days following the date of the Discounted Prepayment Option Notice (the “Acceptance Date”).

(c) Upon receipt of a Discounted Prepayment Option Notice in accordance with Section 2.12(b), the Administrative Agent shall promptly notify each Lender thereof. On or prior to the Acceptance Date, each such Lender may specify by written notice substantially in the form of Exhibit L hereto (each, a “Lender Participation Notice”) to the Administrative Agent (A) a minimum price (the “Acceptable Price”) within the Discount Range (for example, 80% of the par value of the Loans to be prepaid) and (B) a maximum principal amount (subject to rounding requirements specified by the Administrative Agent) of Loans with respect to which such Lender is willing to permit a Discounted Voluntary Prepayment at the Acceptable Price (“Offered Loans”). Based on the Acceptable Prices and principal amounts of Loans specified by the Lenders in the applicable Lender Participation Notice, the Administrative Agent, in consultation with the Borrower, shall determine the applicable discount for Loans (the “Applicable Discount”), which Applicable Discount shall be (A) the percentage specified by the Borrower if the Borrower has selected a single percentage pursuant to Section 2.12(c) for the Discounted Voluntary Prepayment or (B) otherwise, the lowest Acceptable Price at which the Borrower can pay the Proposed Discounted Prepayment Amount in full (determined by adding the principal amounts of Offered Loans commencing with the Offered Loans with the lowest Acceptable Price); provided, however, that in the event that such Proposed Discounted Prepayment Amount cannot be repaid in full at any Acceptable Price, the Applicable Discount shall be the highest Acceptable Price specified by the Lenders that is within the Discount Range. The Applicable Discount shall be applicable for all Lenders who have offered to participate in the Voluntary Discounted Prepayment and have Qualifying Loans (as defined below). Any Lender with outstanding Loans whose Lender Participation Notice is not received by the Administrative Agent by the Acceptance Date shall be deemed to have declined to accept a Discounted Voluntary Prepayment of any of its Loans at any discount to their par value within the Applicable Discount.

(d) The Borrower shall make a Discounted Voluntary Prepayment by prepaying those Loans (or the respective portions thereof) offered by the Lenders (“Qualifying Lenders”) that specify an Acceptable Price that is equal to or lower than the Applicable Discount (“Qualifying Loans”) at the Applicable Discount; provided, that if the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would exceed the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the Borrower shall prepay such Qualifying Loans ratably among the Qualifying Lenders based on their respective principal amounts of such Qualifying Loans (subject to rounding requirements specified by the Administrative Agent). If the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would be less than the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the Borrower shall prepay all Qualifying Loans.

(e) Each Discounted Voluntary Prepayment shall be made within four Business Days of the Acceptance Date (or such other date as the Administrative Agent shall reasonably agree, given the time required to calculate the Applicable Discount and determine the amount and holders of Qualifying Loans), without premium or penalty (but subject to Section 3.05), upon irrevocable notice substantially in the form of Exhibit M hereto (each a “Discounted Voluntary Prepayment Notice”), delivered to the Administrative Agent no later than 11:00 a.m., three Business Days prior to the date of such Discounted Voluntary Prepayment, which notice shall specify the date and amount of the Discounted Voluntary Prepayment and the Applicable Discount determined by the Administrative Agent. Upon receipt of any Discounted Voluntary Prepayment Notice, the Administrative Agent shall promptly notify each relevant Lender thereof. If any Discounted Voluntary Prepayment Notice is given, the amount specified in such notice shall be due and payable to the applicable Lenders, subject to the Applicable Discount on the applicable Loans, on the date specified therein together with accrued interest (on the par principal amount) to but not including such date on the amount prepaid.

(f) To the extent not expressly provided for herein, each Discounted Voluntary Prepayment shall be consummated pursuant to reasonable procedures (including as to timing, rounding and calculation of Applicable Discount in accordance with Section 2.12(c) above) established by the Administrative Agent in consultation with the Borrower.

(g) Prior to the delivery of a Discounted Voluntary Prepayment Notice, upon written notice to the Administrative Agent, (A) the Borrower may withdraw its offer to make a Discounted Voluntary Prepayment pursuant to any Discounted Prepayment Option Notice and (B) any Lender may withdraw its offer to participate in a Discounted Voluntary Prepayment pursuant to any Lender Participation Notice.

(h) With respect to Discounted Voluntary Prepayments made by the Purchasing Borrower Parties pursuant to this Section 2.12, (A) the applicable Purchasing Borrower Parties shall pay all accrued and unpaid interest, if any, on the purchased Loans to the date of purchase of such Loans (to the extent agreed between the Borrower and the applicable assignor of the purchased Loans), (B) such purchase shall not be deemed to be voluntary prepayments pursuant to Section 2.03(a), Section 2.10, Section 2.11 and Section 11.08 hereunder, (C) no such purchases and cancellations shall change the scheduled amortization required by Section 2.05, except to reduce the amount outstanding and due and payable on the Maturity Date (and such reduction, for the avoidance of doubt, shall only apply, on a non-pro rata basis, to the Loans purchased by the Purchasing Borrower Parties and deemed cancelled pursuant to Section 2.12(i).

(i) Following a Discounted Voluntary Prepayment pursuant to this Section 2.12, any Loans so purchased shall be deemed cancelled for all purposes and no longer outstanding (and may not be resold by the Borrower), for all purposes of this Agreement and all other Transaction Documents (notwithstanding any provisions herein or therein to the contrary), including, but limited to (A) the making of, or the application of, any payments to the Lenders under this Agreement or any other Loan Document, (B) the making of any request, demand, authorization, direction, notice, consent or waiver under this Agreement or any other Loan Document, (C) the providing of any rights to the Borrower as a Lender under this Agreement or any other Loan Document or (D) the determination of Required Lenders or for any similar or related purpose, under this Agreement or any other Loan Document. Any payment made by the Borrower in connection with a purchase permitted by this Section 2.12 shall not be subject to the provisions of Section 2.11 and 11.08. Failure by the Borrower to make any payment to a Lender permitted by this Section 2.12 shall not constitute an Event of Default under Section 8.01.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower or Holdings hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided, that if the Borrower or Holdings shall be required by applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent or any Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or Holdings, as the case may be, shall make such deductions and (iii) the Borrower or Holdings, as the case may be, shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Law.

(b) Payment of Other Taxes by the Borrower and Holdings. Without limiting the provisions of subsection (a) above, the Borrower and Holdings shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law.

(c) Indemnification by the Borrower and Holdings. The Borrower and Holdings shall, jointly and severally, indemnify the Administrative Agent and each Lender, within 10 days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by or on behalf of the Administrative Agent or such Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as reasonably practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower or Holdings, as the case may be, to a Governmental Authority, the Borrower or Holdings, as the case may be, shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower and Holdings (with a copy to the Administrative Agent), at the time or times prescribed by applicable Law or reasonably requested in writing by the Borrower, Holdings or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested in writing by the Borrower, Holdings or the Administrative Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower, Holdings or the Administrative Agent as will enable the Borrower, Holdings or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each Lender shall promptly notify the Borrower and the Administrative Agent at any time that it determines that it is no longer in a position to provide any previously delivered documentation or that any previously delivered documentation is no longer valid or applicable.

Without limiting the generality of the foregoing, any Foreign Lender shall deliver to the Borrower, Holdings and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the written request of the Borrower, Holdings or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

(i) duly completed copies of Internal Revenue Service Form W-8BEN (or any successor form) claiming eligibility for benefits of an income tax treaty to which the United States is a party,

(ii) duly completed copies of Internal Revenue Service Form W-8ECI (or any successor form),

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (A) a certificate to the effect that such Foreign Lender is not (1) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower or Holdings within the meaning of section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (B) duly completed copies of Internal Revenue Service Form W-8BEN (or any successor form), or

(iv) any other form prescribed by applicable Law (including Internal Revenue Service Form W-8IMY (or any successor form)) as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower to determine the withholding or deduction required to be made.

(f) Treatment of Certain Refunds. If the Administrative Agent or any Lender determines, in its sole discretion, that it has received a refund of or credit against its liability for any Taxes or Other Taxes as to which it has been indemnified by the Borrower or Holdings, as the case may be, or with respect to which the Borrower or Holdings, as the case may be, has paid additional amounts pursuant to this Section (a “Tax Benefit”), it shall pay to the Borrower or Holdings, as the case may be, an amount equal to such Tax Benefit (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower or Holdings under this Section with respect to the Taxes or Other Taxes giving rise to such Tax Benefit), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such Tax Benefit); provided, that the Borrower or Holdings, as the case may be, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender if the Administrative Agent or such Lender is required to repay such Tax Benefit to such Governmental Authority or such Tax Benefit is rescinded by such Governmental Authority or otherwise is determined to be inapplicable or unavailable to the Administrative Agent or such Lender. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower, Holdings or any other Person.

3.02 Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

3.03 Inability to Determine Rates. If the Required Lenders determine that for any reason in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan, or (c) the Eurodollar Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

3.04 Increased Costs; Reserves on Eurodollar Rate Loans.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement contemplated by Section 3.04(e));

(ii) subject any Lender to any tax of any kind whatsoever with respect to this Agreement or any Eurodollar Rate Loan made by it, or change the basis of taxation of payments to such Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 3.01 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender); or

(iii) impose on any Lender or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Rate Loan (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided, that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(e) Reserves on Eurodollar Rate Loans. The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurodollar Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such Loan; provided the Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest shall be due and payable 10 days from receipt of such notice.

3.05 Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

(a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);

(b) any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower; or

(c) any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 11.13;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

3.06 Mitigation Obligations; Replacement of Lenders. (a) Mitigation Obligations. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any material additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the sole judgment of such Lender, such designation or assignment (i) would eliminate or materially reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous or cause hardship to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. Nothing contained in this Section 3.06 shall affect or postpone the obligations of the Borrower and Holdings pursuant to Sections 3.01(a), (b) and (c).

(d) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 11.13.

3.07 Survival. All of the Borrower’s obligations under this Article III shall survive termination of the Aggregate Commitments and repayment of all other Obligations hereunder.

ARTICLE IV

CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

4.01 Conditions to Closing. The effectiveness of this Agreement and the obligation of each Lender to fund its Applicable Percentage of the Loans into the Escrow Account is subject to satisfaction (or waiver in accordance with Section 11.01) of the following conditions precedent:

(a) Representations and Warranties. The representations and warranties of the Borrower and each other Loan Party contained in Article V (other than the Account Release Date Representations) or any other Loan Document shall be true and correct on and as of the date of hereof.

(b) No Default. No Default or Event of Default shall exist under any of the Loan Documents.

(c) Documents, Certificates, Opinions and Other Instruments. The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Borrowing Date (or, in the case of (x) certificates of governmental officials, a recent date before the Borrowing Date and (y) the documents and certificates set forth in Section 4.01(c)(ii) below to be held in escrow and dated on and as of the Account Release Date and the Mortgages set forth in Section 4.01(c)(iii) below to be executed on and dated the Account Release Date) and each in form and substance satisfactory to the Administrative Agent:

(i)(x) executed counterparts of this Agreement, the Intercreditor Agreement, the Escrow Agreement and the Guaranty, sufficient in number for distribution to the Administrative Agent, each Lender and the Borrower and (y) a Note executed by the Borrower in favor of each Lender requesting a Note;

(ii) a Security Agreement, IP Security Agreements and (within a reasonable time period from the Closing Date) Account Control Agreements for the deposit or investment accounts identified on Schedule 4.01(c)(ii), in each case to be held in escrow until the Account Release Date, together with:

(A) financing statements (including fixture filings) in proper form for filing under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement, the Mortgages and the other Collateral Documents (as applicable), covering the Collateral described in the Security Agreement, the Mortgages and the other Collateral Documents (as applicable), and all other documents and instruments required to perfect or evidence the Collateral Agent’s security interest in the Collateral executed and in proper form for filing, in each case to be held in escrow by the Collateral Agent and to be filed or recorded, as applicable, on the Account Release Date; provided, that perfection steps with respect to foreign intellectual property will not be required where the Administrative Agent determines in its reasonable discretion that the costs of perfection materially outweigh the benefits provided; and

(B) completed requests for information listing all effective financing statements filed in the jurisdictions referred to in clause (A) above that name any Loan Party as debtor, together with copies of such other financing statements,

(iii) deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages and leasehold deeds of trust, in substantially the form of Exhibit G (with such changes as may be satisfactory to the Administrative Agent and its counsel to account for local law matters) in form for recording and covering the properties listed on Schedule 4.01(c)(iii) (together with the Assignments of Leases and Rents referred to therein in each case as amended, the “Mortgages”), together with the Subordination of

Leases, if required, and in a form acceptable to Administrative Agent in each case to be delivered by the Closing Date (or within a reasonable time period thereafter) to be held in escrow by the Administrative Agent and to be executed, filed or recorded, as applicable, on the Account Release Date, together with the following, in each case to be delivered within a reasonable time period after the Closing Date:

(A) if required by the Administrative Agent, American Land Title Association/American Congress on Surveying and Mapping form surveys, for which all necessary fees (where applicable) have been paid, and dated no more than 60 days before the Closing Date, certified to the Administrative Agent in a manner satisfactory to the Administrative Agent by a land surveyor duly registered and licensed in the states in which the property described in such surveys is located and reasonably acceptable to the Administrative Agent, showing all buildings and other improvements, any off-site improvements, the location of any easements, parking spaces, rights of way, building set-back lines and other dimensional regulations and the absence of encroachments, either by such improvements or on to such property, and other defects, other than encroachments and other defects reasonably acceptable to the Administrative Agent,

(B) if required by the Administrative Agent, engineering and zoning reports (and other reports if reasonably required by the Administrative Agent) as to the properties described in the Mortgages, for which all fees have been paid, and dated no more than 90 days before the Account Release Date, certified to the Administrative Agent, in form and substance and from professional firms reasonably acceptable to the Administrative Agent, and

(C) if required by the Administrative Agent, an appraisal of each of the properties described in the Mortgages complying with the requirements of the Federal Financial Institutions Reform, Recovery and Enforcement Act of 1989 for which all fees have been paid, and dated no more than 90 days before the Account Release Date, in form and substances and from professional firms reasonably acceptable to Administrative Agent.

(iv) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require (i) certifying the resolutions of its board of directors, members or other body authorizing the execution, delivery and performance of the Transaction Documents, (ii) evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party and (iii) containing appropriate attachments, including the Organization Documents of each Loan Party and, if applicable, a true and correct copy of its by-laws or operating, management or partnership agreement;

(v) such documents and certifications as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed and is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(vi) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(vii) copies of the financial statements referred to in Sections 5.05(a) and (b);

(viii) a certificate signed by a Responsible Officer of the Borrower and each other Loan Party, as of the Closing Date, as to: (A) the absence of any Default or Event of Default, (B) the truth of the representations and warranties contained in Article V (other than the Account Release Date Representations) or any other Loan Document, (C) the satisfaction of all the conditions precedent to the Closing set forth in Section 4.01 required to be satisfied on or before the Closing Date and that the Credit Agreement is effective, the proceeds of the Rights Offering have been deposited into an escrow or segregated account and the Rights Offering Documents have been executed and delivered and upon the effective date of the Plan, the Rights Offering will be effective, (D) the payment in full of all fees and expenses due in respect of the Loan Documents as of the Closing Date and (E) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect other than as a result of the Cases or as described in the Disclosure Statement or in the Borrower’s filings with the SEC made prior to the Closing Date;

(ix) a favorable opinion of Latham & Watkins LLP, counsel to the Loan Parties, dated as of the Closing Date and addressed to the Administrative Agent and each Lender, in a form reasonably acceptable to the Administrative Agent;

(x) an environmental assessment report for each of the properties described in the Mortgages, in form and substance reasonably satisfactory to the Lenders, from an environmental consulting firm reasonably acceptable to the Lenders, for which all fees have been paid, and dated no more than 90 days before the Account Release Date, which reports shall identify existing and potential environmental concerns, and shall quantify related costs and liabilities, associated with the operations facilities of Holdings, the Borrower and their respective Subsidiaries, and the Administrative Agent shall be reasonably satisfied with the nature and amount of any such matters and with Holdings’ and the Borrower’s plans with respect thereto, to be delivered by the Closing Date (or within a reasonable time period thereafter);

(xi) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect;

(xii) fully executed copies of the Rights Offering Documents and copies of the Revolving Credit Agreement in substantially final form and substance reasonably satisfactory to the Arrangers; and

(xiii) such other assurances, certificates, documents, consents or opinions as the Administrative Agent reasonably may require.

(d) Lender Fees. Substantially simultaneously with the deposit of the gross proceeds of the Loans and the Escrow Deposit Amount into the Escrow Account and in accordance with the terms of the Escrow Agreement (i) all fees required to be paid to the Agents and the Arrangers on or before the Closing Date as set forth in the Fee Letter shall have been paid and (ii) all fees required to be paid to the Lenders on or before the Closing Date shall have been paid.

(e) Counsel Fees. Substantially simultaneously with the deposit of the gross proceeds of the Loans and the Escrow Deposit Amount into the Escrow Account and in accordance with the terms of the Escrow Agreement, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced prior to or on the Closing Date.

(f) Ratings. The Borrower shall have used commercially reasonable efforts to be assigned a corporate family rating by Moody’s and a corporate credit rating by S&P.

(g) Bankruptcy Related Conditions. The Bankruptcy Court shall have entered an interim order (the “Interim Approval Order”), in form and substance acceptable to the Arrangers, authorizing and approving (i) the payment of the costs, fees, expenses and other compensation and commitment fees (including costs, fees and expense arising under the Lenders’ and Arrangers’ right to indemnification) to the Lenders, the Agents and the Arrangers, (ii) authorizing the Debtors to take all actions reasonably necessary to enter into and consummate the financings and transactions contemplated under the Transaction Documents.

(h) Financial Conditions. The Consolidated pro forma EBITDA of the Borrower shall not be less than $255,000,000.

(i) Rights Offering. The Borrower shall have entered into a commitment with the Backstop Parties, evidencing such parties’ commitment to act as a backstop purchaser to purchase any remaining Rights Offering Shares (as defined in the Plan) and the terms of the Backstop Party’s commitment shall satisfy the requirements of Exhibit D to the Plan and shall be reasonably satisfactory in form and substance to the Arrangers. Proceeds of approximately $80,000,000 from the Rights Offering (or otherwise from the Backstop Party pursuant to the Rights Agreement) shall have been deposited into an escrow or segregated account, subject to release terms reasonably satisfactory to the Arrangers and no more restrictive than those in Section 4.02.

(j) Spansion Japan. (i) The Bankruptcy Court and the Tokyo District Court shall have approved the settlement with Spansion Japan Limited pursuant to the Term Sheet (the “Term Sheet”) announced in the Bankruptcy Court on January 8, 2010 (the “Settlement”); (ii) the total consideration required to be paid by the Borrower or its Affiliates to Spansion Japan Limited in cash under such Settlement shall not exceed $65,000,000 (exclusive of any amounts to be paid under the Foundry Agreement (as defined in the Term Sheet) or the TSA (as defined in the Term Sheet)) and not more than $35,000,000 (the “Exempt Japan Payment”) of such amount shall be payable pursuant to the terms of such settlement within the first 90 days after the Account Release Date; and (iii) the total cash consideration required to be paid to Spansion Japan Limited to resolve any other legal disputes related to Spansion Japan Limited shall not exceed $20,000,000.

(k) Patriot Act. The Administrative Agent and the Lenders shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the PATRIOT Act.

(l) OFAC Certificate. The Administrative Agent shall have received an OFAC Compliance Certificate dated as of the Closing Date.

(m) UBS Documents. The UBS Credit Line Documents shall be in full force and effect and any modification or amendment thereto necessitated by the Plan shall be in form and substance reasonably satisfactory to the Arrangers.

(n) Pro Forma Consolidated Financial Statements. The Administrative Agent shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Borrower and its Subsidiaries for, and as of the end of, the four-quarter period most recently ended prior to the Closing Date for which financial statements are required hereunder after giving pro forma effect to the Emergence and any other material transactions effected during or subsequent to such period.

(o) No Material Adverse Effect. There has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect other than as a result of the Cases or as described in the Disclosure Statement or in the Borrower’s filings with the SEC made prior to the Closing Date.

(p) No Litigation. There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority with respect to the Transaction, or the transactions contemplated by the Transaction Documents, and the Transaction and the transactions contemplated by the Transaction Documents shall be in compliance, in all material respects, with all applicable foreign and U.S. federal, state and local laws and regulations.

(q) Other. The Administrative Agent shall have received such other reasonable and customary approvals, opinions or documents as the Administrative Agent shall request in good faith.

4.02 Conditions to Account Release. The release of funds from the Escrow Account and the occurrence of the Account Release Date is subject to the satisfaction of the following conditions precedent (or waiver in accordance with Section 11.01) prior to the occurrence of the Termination Date:

(a) Representations and Warranties. The representations and warranties of the Borrower and each other Loan Party contained in Article V or any other Loan Document shall be true and correct on and as of the Account Release Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

(b) No Default. No Default or Event of Default shall exist under the Loan Documents or the other Transaction Documents, or would result from any Borrowing or from the application of the proceeds thereof.

(c) Documents, Certificates, Opinions and Other Instruments. The Administrative Agent’s receipt of the following, each of which shall be originals or telecopies (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Account Release Date (or, in the case of certificates of governmental officials, a recent date before the Account Release Date) and each in form and substance satisfactory to the Administrative Agent:

(i) in connection with the Security Agreement:

(A) certificates representing the Pledged Equity referred to therein accompanied by undated stock powers executed in blank and instruments evidencing the Pledged Debt indorsed in blank,

(B) acknowledgment copies or stamped receipt copies of proper financing statements (including fixture filings), duly filed on or before the Account Release Date under the Uniform Commercial Code of all jurisdictions that the Collateral Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement covering the Collateral described therein or such other evidence reasonably satisfactory to the Collateral Agent that such financing statements have been duly submitted for filing,

(C) completed bringdown requests for information, dated on or before the Account Release Date, listing all effective financing statements filed in the jurisdictions referred to in clause (B) above that name any Loan Party as debtor, together with copies of such other financing statements,

(D) evidence of the completion of all other actions, recordings and filings of or with respect to the Security Agreement and the other Collateral Documents that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created thereby; provided, that perfection steps with respect to foreign intellectual property will not be required where the Administrative Agent determines in its reasonable discretion that the costs of perfection materially outweigh the benefits provided,

(E) evidence that all other action that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Security Agreement and the other Collateral Documents has been taken (including commercially reasonable efforts to receive duly executed payoff letters, mortgage releases, UCC-3 termination statements and landlords’ and bailees’ waiver and consent agreements reasonably requested by the Administrative Agent) including covering any property (including fixtures) subject to Liens under the 2007 FRN Documents); provided, that perfection steps with respect to foreign intellectual property will not be required where the Administrative Agent determines in its reasonable discretion that the costs of perfection materially outweigh the benefits provided, and

(F) A duly prepared and completed Perfection Certificate dated the Account Release Date and executed by a Responsible Officer of each Loan Party, together with all attachments contemplated thereby;

(ii) in connection with the Mortgages:

(A) (i) acknowledgment copies or stamped receipt copies of proper financing statements (including fixture filings), duly filed on or before the Account Release Date under the Uniform Commercial Code of all jurisdictions that the Administrative Agent may deem necessary or desirable in order to perfect the Liens created under the Mortgages covering the Collateral described therein or such other evidence reasonably satisfactory to the Collateral Agent that such financing statements have been duly submitted for filing and (ii) evidence that counterparts of the Mortgages have been duly executed, acknowledged and delivered and are in form suitable for filing or recording in all filing or recording offices that the Administrative Agent may deem necessary or desirable in order to create a valid first and subsisting Lien on the property described therein in favor of the Administrative Agent for the benefit of the Secured Parties and that all filing, documentary, stamp, intangible and recording taxes and fees have been paid,

(B) if required by the Administrative Agent, updates to the fully paid American Land Title Association Lender’s Extended Coverage title insurance policies (the “Mortgage Policies”) in form and substance, with endorsements and in amounts acceptable to the Administrative Agent, issued, coinsured and reinsured by title insurers acceptable to the Administrative Agent, insuring the Mortgages to be valid first and subsisting Liens on the property described therein, free and clear of all defects (including, but not limited to, mechanics’ and materialmen’s Liens) and encumbrances, excepting only Permitted Encumbrances and other Liens created by or permitted under the Loan Documents, and providing for such other affirmative insurance (including endorsements for future advances under the Loan Documents, for mechanics’ and materialmen’s Liens and for zoning of the applicable property, if available) and such coinsurance and direct access reinsurance as the Administrative Agent may deem necessary or desirable,

(C) if required by the Administrative Agent, updates to previously delivered or additional deliverables described in Sections 4.01(c)(iii)(A), (B) and (C), and Sections 4.01(c), (x), (xi) and (xii),

(D) if required by the Administrative Agent, estoppel and consent agreements, in form and substance satisfactory to the Administrative Agent, executed by each of the lessors of the leased real properties listed on Schedule 5.08(d)(i), along with (1) a memorandum of lease in recordable form with respect to such leasehold interest, executed and acknowledged by the owner of the affected real property, as lessor, or (2) evidence that the applicable lease with respect to such leasehold interest or a memorandum thereof has been recorded in all places necessary or desirable, in the Administrative Agent’s reasonable judgment, to give constructive notice to third-party purchasers of such leasehold interest, or (3) if such leasehold interest was acquired or subleased from the holder of a recorded leasehold interest, the applicable assignment or sublease document, executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form satisfactory to the Administrative Agent,

(E) evidence of the insurance required by the terms of the Mortgages, and

(F) evidence that all other action that the Administrative Agent may deem necessary or desirable in order to create valid first and subsisting Liens on the property described in the Mortgages has been taken;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Administrative Agent may require (i) certifying the resolutions of its board of directors, members or other body authorizing the execution, delivery and performance of the Transaction Documents (as applicable), (ii) evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party or is to be a party and (iii) containing appropriate attachments, including the Organization Documents of each Loan Party and, if applicable, a true and correct copy of its by-laws or operating, management or partnership agreement;

(iv) such documents and certifications or bring downs of any such documents previously delivered as the Administrative Agent may reasonably require to evidence that each Loan Party is duly organized or formed and is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect;

(v) a certificate of a Responsible Officer of each Loan Party either (A) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Loan Party and the validity against such Loan Party of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required;

(vi) a certificate signed by a Responsible Officer of the Borrower and each other Loan Party, as of the Account Release Date, as to: (A) the absence of any Default or Event of Default under the Loan Documents and the other Transaction Documents, (B) the truth of the representations and warranties contained in the Loan Documents, (C) the satisfaction or waiver of all the Account Release Conditions, and that the Credit Agreement, the Rights Offering Documents and the Revolving Credit Agreement are effective, (D) the payment in full of all fees and expenses due in respect of the Loan Documents substantially simultaneously with the occurrence of the Account Release Date and (E) that there has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect other than as a result of the Cases or as described in the Disclosure Statement or in the Borrower’s filings with the SEC made prior to the Closing Date;

(vii) certificates attesting to the Solvency of each Loan Party after giving effect to the Transaction and the Emergence (including the distributions to occur upon Emergence), from its chief financial officer;

(viii) a favorable opinion of Latham & Watkins LLP, counsel to the Loan Parties, dated as of the Account Release Date and addressed to the Administrative Agent and each Lender in a form reasonably acceptable to the Administrative Agent;

(ix) any opinions of local counsel to the Loan Parties in each of the respective states in which the properties covered by the Mortgages executed and delivered hereunder are located, as requested by the Administrative Agent, dated as of the Account Release Date and addressed to the Administrative Agent and each Lender in a form reasonably acceptable to the Administrative Agent;

(x) a duly completed Compliance Certificate as of the last day of the fiscal year of Holdings ended December 27, 2009, signed by chief executive officer, chief financial officer, treasurer or controller of Holdings;

(xi) fully executed copies of the Revolving Credit Loan Documents (including the schedules thereto) in each case in form and substance reasonably satisfactory to the Arrangers; and

(xii) such other customary assurances, certificates, documents, consents or opinions as the Administrative Agent reasonably may require.

(d) Lender Fees. Immediately prior to the release of the net proceeds of the Loans to the Borrower, (i) all fees required to be paid to the Agents and the Arrangers on or before the Account Release Date shall have been paid and (ii) all fees required to be paid to the Lenders on or before the Account Release Date shall have been paid, in each case in accordance with the terms of the Escrow Agreement.

(e) Counsel Fees. Immediately prior to the release of the net proceeds of the Loans to the Borrower, the Borrower shall have paid all fees, charges and disbursements of counsel to the Administrative Agent (directly to such counsel if requested by the Administrative Agent) to the extent invoiced after the Closing Date, but prior to or on the Account Release Date, plus such additional amounts of such fees, charges and disbursements as shall constitute its reasonable estimate of such fees, charges and disbursements incurred or to be incurred by it through the closing proceedings (provided, that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Administrative Agent), in each case in accordance with the terms of the Escrow Agreement.

(f) Ratings. The Borrower shall have used commercially reasonable efforts to have been assigned (i) a corporate family rating by Moody’s and a corporate credit rating by S&P and (ii) a credit rating for the Facility by S&P and Moody’s.

(g) Bankruptcy Related Conditions.

(i) The Bankruptcy Court shall have entered the Confirmation Order (in form and substance satisfactory to the Arrangers and otherwise consistent in all material respects with the Transaction) and the Final Approval Order, and each of the Confirmation Order and the Final Approval Order shall have become a Final Order; and

(ii) the terms and conditions of the Plan shall be in form and substance reasonably satisfactory to the Arrangers and the documentation to effect the Plan shall have terms and conditions reasonably satisfactory to the Arrangers and no material provision of the Plan or such documentation shall have been waived, amended, supplemented or otherwise modified in any material respect that is adverse to the Lenders or the Arrangers in any respect without consent of the Arrangers, it being understood for the avoidance of doubt, that (x) any change regarding the fees or other compensation payable to the Lenders or the Arrangers shall be deemed adverse to such parties and shall be subject to their approval and (y) the terms and conditions of the Debtors’ Second Amended Joint Plan of Reorganization dated December 16, 2009 are in form and substance satisfactory to the Arrangers.

(h) No Indebtedness. Upon Emergence, other than the (i) Loans and other extensions of credit under the Revolving Facility, (ii) obligations under Capitalized Leases, (iii) amounts payable to satisfy claims from Spansion Japan Limited not to exceed $85,000,000 (less the amount of payments made up to and including the date of the Emergence), (iv) certain intercompany Indebtedness (in the case of amounts owed by the Borrower or any Guarantor not to exceed $8,000,000) and (v) indebtedness under the UBS Credit Line Agreement and documents related thereto not to exceed $64,149,000, the Borrower and its Subsidiaries shall have no Consolidated Funded Indebtedness or preferred stock issued or outstanding and all Liens or security interests related thereto shall have been terminated or released, in each case on terms satisfactory to the Arrangers.

(i) Financial Conditions.

(i) The ratio of Consolidated Funded Indebtedness as of the Account Release Date (after giving pro forma effect to the Emergence, but excluding any deferred payments constituting indebtedness with respect to any claim payments related to a settlement with Spansion Japan Limited, not to exceed $85,000,000, minus the amount of payments made up to and including the date of Emergence) to Consolidated pro forma EBITDA shall not be greater than 2.10:1.00;

(ii) As of the Account Release Date, after giving effect to the Emergence, the Borrower shall have Unrestricted Cash, plus immediately available borrowings under the Revolving Facility of not less than $140,000,000 (excluding the effect of any claim payments related to a settlement with Spansion Japan Limited required to be made within the first 90 days after the Account Release Date), and $100,000,000 after any claim payments related to a settlement with Spansion Japan Limited are made; and

(iii) Simultaneously with any Borrowing on the Account Release Date, the Borrower shall (i) have received (free and clear of any escrow arrangements) proceeds of approximately $105,000,000 from the consummation of the Rights Offering from the escrow and/or segregated account in which such proceeds have been held and (ii) have commitments of not less than $65,000,000 under the Revolving Facility, which proceeds and availability, together with the proceeds from borrowings made on the Account Release Date pursuant to the Facility and other cash available to the Borrower, shall be sufficient to consummate the transactions contemplated under the Plan, extinguish all existing Consolidated Funded Indebtedness (other than the Indebtedness described in clause (h) above) and pay all related fees, commissions and expenses. The terms of the Rights Offering and the Revolving Facility (including the exhibits and schedules) and all related documents shall be reasonably satisfactory to the Arrangers and no amendment, modification or waiver of any term thereof or any condition to the Borrower’s obligations thereunder as set forth in such documents in the form delivered on the Closing Date (other than any such amendment, modification or waiver that is not adverse to any interest of the Lenders) shall be made or granted, as the case may be, without the prior written consent of the Arrangers.

(j) Closing Conditions. All of the conditions to Closing set forth in Section 4.01 shall have been previously satisfied or waived by the Required Lenders and shall remain satisfied in full.

(k) Spansion Japan. The Borrower shall have entered into final binding settlement agreements related to the litigation of Spansion Japan Limited described in Section 4.01(j), in amounts no greater than those set forth in Section 4.01(j) and with respect to clauses (i) and (ii) of Section 4.01(j), otherwise consistent with the terms approved by the Bankruptcy Court and the Tokyo District Court on or before the Closing Date.

(l) OFAC Certificate. The Administrative Agent shall have received an OFAC Compliance Certificate dated as of the Account Release Date.

(m) Escrow Conditions.

(i) All of the Account Release Conditions shall have been met or waived in accordance with the Escrow Agreement; and

(ii) the Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower, as of the Account Release Date, as to: (A) the satisfaction or waiver of all of the Account Release Conditions and (B) that the Borrower has requested that the Account Release Notice (as defined in the Escrow Agreement) be delivered by the Administrative Agent to the Escrow Agent.

(n) No Material Adverse Effect. There has been no event or circumstance since the date of the Audited Financial Statements that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect other than as a result of the Cases or as described in the Disclosure Statement for the Plan or in the Borrower’s filings with the SEC made prior to the Closing Date.

(o) No Litigation. There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority with respect to the Transaction, or the transactions contemplated by the Transaction Documents, and the Transaction and the transactions contemplated by the Transaction Documents shall be in compliance, in all material respects, with all applicable foreign and United States federal, state and local laws and regulations.

(p) Other. The Administrative Agent shall have received such other reasonable and customary approvals, opinions or documents as the Administrative Agent may reasonably request in good faith.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each of Holdings and the Borrower represents and warrants to the Administrative Agent and the Lenders on the Closing Date (other than with respect to the Account Release Date Representations) and as of the Account Release Date that:

5.01 Existence, Qualification and Power. Each Loan Party and each of its Subsidiaries (a) is duly organized or formed, validly existing and, as applicable, in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own or lease its assets and carry on its business as now conducted and as proposed to be conducted, upon entry by the Bankruptcy Court of the Interim Approval Order and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party and consummate the Transaction, and (c) is duly qualified and is licensed and, as applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.02 Authorization; No Contravention. (A) On the Closing Date, upon entry by the Bankruptcy Court of the Interim Approval Order, and (B) on the Account Release Date, upon entry by the Bankruptcy Court of the Final Approval Order, in each case, the execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, or require any payment to be made under (i) any Contractual Obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any Law.

5.03 Governmental Authorization; Other Consents. (A) On the Closing Date, upon entry by the Bankruptcy Court of the Interim Approval Order, and (B) on the Account Release Date, upon entry by the Bankruptcy Court of the Final Approval Order, in each case, no approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document or for the consummation of the Transaction, (b) the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, (c) the perfection or maintenance of the Liens created under the Collateral Documents (including the first or second priority nature thereof, as the case may be) or (d) the exercise by the Administrative Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral pursuant to the Collateral Documents, except for the authorizations, approvals, actions, notices and filings listed on Schedule 5.03, all of which have been duly obtained, taken, given or made and are in full force and effect. All applicable waiting periods in connection with the Transaction have expired without any action having been taken by any Governmental Authority restraining, preventing or imposing materially adverse conditions upon the Transaction or the rights of the Loan Parties or their Subsidiaries freely to transfer or otherwise Dispose of, or to create any Lien on, any properties now owned or hereafter acquired by any of them.

5.04 Binding Effect. (A) On the Closing Date, upon entry by the Bankruptcy Court of the Interim Approval Order, and (B) on the Account Release Date, upon entry by the Bankruptcy Court of the Final Approval Order, in each case, this Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. Upon entry by the Bankruptcy Court of the Interim Approval Order, this Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

5.05 Financial Statements; No Material Adverse Effect; No Internal Control Event. (a) Audited Financial Statements. The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and audited by a Registered Public Accounting Firm of nationally recognized standing under the standards of the Public Company Accounting Oversight Board (United States); (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material Indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for Taxes, material commitments and Indebtedness, in each case to the extent required by GAAP.

(b) Unaudited Financial Statements. The unaudited consolidated and consolidating balance sheets of Holdings and its Subsidiaries dated December 27, 2009, and the related consolidated and consolidating statements of income or operations, shareholders’ equity and cash flows for the fiscal quarter ended on that date (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and reviewed by a Registered Public Accounting Firm of nationally recognized standing under the standards of the Public Company Accounting Oversight Board (United States) and (ii) fairly present the financial condition of Holdings and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, subject, in the case of clauses (i) and (ii), to the absence of footnotes and to normal year-end audit adjustments. Schedule 5.05(b) sets forth all material Indebtedness and other liabilities, direct or contingent, of Holdings and its consolidated Subsidiaries as of the date of such financial statements, including liabilities for Taxes, material commitments and Indebtedness.

(c) No Material Adverse Effect. Since the date of the Audited Financial Statements other than as a result of the Cases or as described in the Disclosure Statement for the Plan or in the Borrower’s filings with the SEC made prior to the Closing Date, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(d) Other than any liabilities, claims and Indebtedness addressed pursuant to the Plan and as set forth on the claims register maintained in the Cases, Holdings, Spansion Technology, the Borrower and its Subsidiaries do not have any material contingent liabilities, material liabilities for Post-Petition Taxes, long-term lease or unusual forward or long-term commitments, including any interest rate or foreign currency swap or exchange transactions, or any unrealized or anticipated losses from any unfavorable commitments, which are not reflected in such financial statements as required by GAAP.

5.06 Litigation. Other than the Cases, there are no actions, suits, proceedings, claims, investigations or disputes pending or, to the knowledge of the Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement, any other Loan Document or the consummation of the Transaction, or (b) except as specifically disclosed in Schedule 5.06 (the “Disclosed Litigation”), either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect. Other than (x) the Interim Approval Order, upon entry by the Bankruptcy Court of such order, (y) the Final Order, upon entry by the Bankruptcy Court of such order and (z) as set forth on Schedule 5.06, neither

Borrower nor any of its Subsidiaries is subject to any judicial or administrative judgment, order or decree.

5.07 No Default. Neither any Loan Party nor any Subsidiary thereof is in default under or with respect to, or a party to, any Post-Petition Contractual Obligation other than as a result of the filing of the Cases (and any payment default directly related to such filing) that could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the Transaction.

5.08 Ownership of Property; Liens; Investments. (a) Title. Each Loan Party and each of its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) List of Liens. Schedule 5.08(b) sets forth a complete and accurate list of all Liens on the property or assets of each Loan Party and each of its Subsidiaries, showing as of the Account Release Date the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party or such Subsidiary subject thereto. The property of each Loan Party and each of its Subsidiaries is subject to no Liens, other than Liens set forth on Schedule 5.08(b), and as otherwise permitted by Section 7.01.

(c) Owned Real Property. Schedule 5.08(c) sets forth a complete and accurate list of all real property owned by each Loan Party and each of its Subsidiaries, showing the accurate street address, county or other relevant jurisdiction, state, record owner and book and market value thereof. Each Loan Party and each of its Subsidiaries has good, marketable and insurable fee simple title to the real property owned by such Loan Party or such Subsidiary, free and clear of all Liens, other than Permitted Encumbrances and the other Liens created or permitted by the Loan Documents.

(d) Leased Real Property. (i) Schedule 5.08(d)(i) sets forth a complete and accurate list of all leases of real property under which any Loan Party or any Subsidiary of a Loan Party is the lessee, showing the accurate street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof. Each such lease is the legal, valid and binding obligation of the lessor thereof, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles (other than as a consequence of the Cases).

(ii) Schedule 5.08(d)(ii) sets forth a complete and accurate list of all leases of real property under which any Loan Party or any Subsidiary of a Loan Party is the lessor, showing the accurate street address, county or other relevant jurisdiction, state, lessor, lessee, expiration date and annual rental cost thereof. Each such lease is the legal, valid and binding obligation of the lessee thereof, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles (other than as a consequence of the Cases).

(e) Investments. Schedule 5.08(e) sets forth a complete and accurate list of all Investments held by any Loan Party or any Subsidiary of a Loan Party showing up to date amount, obligor or issuer and maturity, if any, thereof.

5.09 Environmental Compliance. (a) Generally. The Loan Parties and their respective Subsidiaries conduct in the ordinary course of business a review of the effect of Environmental Laws and any potential Environmental Liability on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that, except as specifically disclosed in Schedule 5.09, such Environmental Laws and potential Environment Liabilities could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) No NPL or CERCLIS Listing. Except as otherwise set forth in Schedule 5.09, none of the properties currently or formerly owned, leased or operated by any Loan Party or any of its Subsidiaries is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; there are no and never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or Disposed on any property currently owned or operated by any Loan Party or any of its Subsidiaries or, to the best of the knowledge of the Loan Parties, on any property formerly owned, leased or operated by any Loan Party or any of its Subsidiaries; there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or any of its Subsidiaries; and Hazardous Materials have not been Released on any property currently or formerly owned, leased or operated by any Loan Party or any of its Subsidiaries.

(c) No Hazardous Materials. Except as otherwise set forth on Schedule 5.09, neither any Loan Party nor any of its Subsidiaries is undertaking, and has not completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened Release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned, leased or operated by any Loan Party or any of its Subsidiaries have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any of its Subsidiaries; except as could not reasonably be expected to result in material liability to any Loan Party or any of its Subsidiaries, there has been no Release or threatened Release of any Hazardous Material at, on, under or from any property currently or formerly owned, leased or operated by any Loan Party or any of its Subsidiaries or any other location.

5.10 Insurance. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

5.11 Taxes. Holdings, the Borrower and its Subsidiaries have filed all Federal, state and other material Tax returns and reports required to be filed, and have paid all Federal, state and other material Taxes levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP or that are being compromised, cancelled or otherwise addressed pursuant to the Plan. There is no proposed Tax assessment against Holdings, the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect. Neither any Loan Party nor any Subsidiary thereof is party to any tax sharing agreement.

5.12 ERISA Compliance. (a) Generally. Each Benefit Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Borrower and each ERISA Affiliate have made all required contributions to each Benefit Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Benefit Plan.

(b) No Claims. There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Benefit Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Benefit Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) No ERISA Event, Unfunded Pension Liabilities, etc. (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any material liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such material liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

(d) Foreign Plans. With respect to each scheme or arrangement mandated by a government other than the United States (a “Foreign Government Scheme or Arrangement”) and with respect to each material employee benefit plan maintained or contributed to by any Loan Party or any Subsidiary of any Loan Party that is not subject to United States law (a “Foreign Plan”):

(i) any material employer and employee contributions required by law or by the terms of any Foreign Government Scheme or Arrangement or any Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices;

(ii) the fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is substantially sufficient to procure or provide for the accrued benefit obligations, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and

(iii) each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

5.13 Subsidiaries; Equity Interests; Loan Parties. No Loan Party has any Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, and all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by a Loan Party in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except those created under the Collateral Documents. No Loan Party has any equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13. All of the outstanding Equity Interests in the Borrower have been validly issued, are fully paid and non-assessable and are owned by Holdings and Spansion Technology in the amounts specified on Part (c) of Schedule 5.13 free and clear of all Liens except those created under the Collateral Documents. Set forth on Part (d) of Schedule 5.13 is a complete and accurate list of all Loan Parties, showing (as to each Loan Party) the jurisdiction of its incorporation, the address of its principal place of business and its U.S. taxpayer identification number or, in the case of any non-U.S. Loan Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation. The copy of the charter of each Loan Party and each amendment thereto provided pursuant to Section 4.01(c)(iv) is a true and correct copy of each such document, each of which is valid and in full force and effect.

5.14 Margin Regulations; Investment Company Act. The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock, or extending credit for the purpose of purchasing or carrying Margin Stock. None of the Borrower, any Person Controlling the Borrower, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15 Disclosure. The Borrower has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries or any other Loan Party is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the Transaction contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case as modified or supplemented by other information so furnished and when taken as a whole) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

5.16 Compliance with Laws. Each Loan Party and each Subsidiary thereof is and at all times has been in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted and is set forth on Schedule 5.16 or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

5.17 Intellectual Property; Licenses, Etc. Each Loan Party and each of its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, “IP Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person, unless the failure to own or possess such right could not reasonably be expected to have a Material Adverse Effect. To the best knowledge of the Borrower and Holdings, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or any of their Subsidiaries infringes upon any rights held by any other Person, unless such infringement could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.18 Solvency. As of the Account Release Date and immediately after the consummation of the transactions contemplated in the Transaction Documents and the Plan, each Loan Party is, individually and together with its Subsidiaries on a consolidated basis, Solvent.

5.19 Casualty, Etc. Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.20 Labor Matters. Other than as set forth on Schedule 5.20, there are no collective bargaining agreements or Multiemployer Plans covering the employees of the Borrower or any of its Subsidiaries and neither the Borrower nor any Subsidiary has suffered any strikes, walkouts, work stoppages or other material labor difficulty within the last five years.

5.21 Transactions with Affiliates. Except as disclosed on Schedule 5.21, none of the Borrower or any Subsidiary is a party to any contract or agreement with, or has any other commitment of any nature or kind, to any Affiliate of the Borrower which would result in a breach of the Borrower’s covenants and agreements set forth in Section 7.08.

5.22 Broker’s Fees. No Loan Party has any obligation to any Person in respect of any finder’s, broker’s, investment banking or other similar fee in connection with the Transaction contemplated by the Loan Documents other than as set forth in the Loan Documents.

5.23 Final Order. As of the Account Release Date, each of the Confirmation Order and Final Approval Order has become a Final Order and is in full force and is not subject to a motion to stay.

5.24 Security Interest in Collateral. (a) As of the Account Release Date, each of the Guarantee, each Account Control Agreement and the Security Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Securities described (and as defined) in the Security Agreement, when stock certificates representing such Pledged Securities are delivered to the Collateral Agent, and in the case of the other Collateral described in the Security Agreement, when financing statements and other filings specified in Schedule 5.24(a) in appropriate form are filed in the offices specified in Schedule 5.24(a), the Security Agreement shall constitute a fully perfected Lien on, and security interest in, all rights, title and interest of the Loan Parties in such Collateral and all proceeds thereof, as security for the Obligations, in each case subject to no other Liens other than the Liens permitted under Section 7.01 and with the lien priority as specified in the Intercreditor Agreement.

(b) As of the Account Release Date, each of the Mortgages is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable Lien on the Mortgaged Properties described therein and proceeds thereof, and when the Mortgages are recorded in the offices specified in Schedule 5.24(b), each such Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the Mortgaged Properties and the proceeds thereof, as security for the Obligations, in each case subject to no other Liens other than (i) Permitted Encumbrances, (ii) Liens created by or permitted under the Loan Documents, including, without limitation, the Liens permitted under Section 7.01 and with the lien priority as specified in the Intercreditor Agreement and (iii) minor defects in title that do not materially interface with the applicable Loan Parties’ ability to operate their business in the manner in which they are currently being conducted.

5.25 Regulation H. Each Mortgage states whether it encumbers improved real property that is located in an area identified by the Director of the Federal Emergency Management Agency as a special flood hazard zone described in 12 C.F.R. § 22.2 and the Borrower acknowledges that it has received, prior to the making of the Loans and the incurrence of any other Indebtedness constituting part of the Obligations secured by such Mortgage, the notice regarding Federal disaster relief assistance referred to in the Appendix to 12 C.F.R. Part 22.

5.26 Terrorism Laws and FCPA. Each Loan Party is in compliance, in all material respects, with the Terrorism Laws. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, based on the assumption that the Person taking action is subject to such statute.

5.27 Foreign Asset Control Regulations.

(a) None of (i) the execution and delivery of this Agreement or the other Loan Documents, (ii) the performance of any Transaction contemplated under this Agreement or the other Loan Documents, or (iii) the use of proceeds from any such transaction will result in a breach or violation of the rules and regulations administered by OFAC by the Borrower of any OFAC Measure.

(b) The Borrower is not and will not be an OFAC Blocked Person. The Borrower does not engage in and will not engage in any dealings or transactions, directly or indirectly, with an OFAC Blocked Person. To the Borrower’s knowledge, the Borrower does not engage in and will not engage in any dealings or transactions, directly or indirectly, with Persons who are owned or controlled by OFAC Blocked Persons and is not and will not become otherwise associated with any such Persons.

ARTICLE VI AFFIRMATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower and Holdings shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each Subsidiary to:

6.01 Financial Statements. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders, each of the following:

(a) Annual Financials. As soon as available, but in any event within 90 days after the end of each fiscal year of Holdings (except to the extent not available with respect to periods prior to the Account Release Date), a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal year, and the related consolidated statement of income or operations, shareholders’ equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, such consolidated statements to be audited and accompanied by a report and opinion of a Registered Public Accounting Firm of nationally recognized standing reasonably acceptable to the Required Lenders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and applicable Securities Laws and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit or with respect to the absence of any material misstatement.

(b) Quarterly Financials. As soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Holdings, a consolidated balance sheet of Holdings and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statement of income or operations, shareholders’ equity and cash flows for such fiscal quarter and for the portion of Holdings’ fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail, such consolidated statements to be certified by the chief executive officer, chief financial officer, treasurer or controller of Holdings as fairly presenting the financial condition, results of operations, shareholders’ equity and cash flows of Holdings and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

As to any information contained in materials furnished pursuant to Section 6.02(c), neither Holdings nor the Borrower shall be separately required to furnish such information under Section 6.01(a) or (b) above, but the foregoing shall not be in derogation of the obligation of Holdings to furnish the information and materials described in Sections 6.01(a) and (b) above at the times specified therein.

6.02 Certificates; Other Information. Deliver to the Administrative Agent and each Lender, in form and detail satisfactory to the Administrative Agent and the Required Lenders, each of the following:

(a) Compliance Certificate. Concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), (i) a duly completed Compliance Certificate signed by the chief executive officer, chief financial officer, treasurer or controller of Holdings, and in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, Holdings shall also provide, if necessary for the determination of compliance with Section 7.11, a statement of reconciliation conforming such financial statements to GAAP and (ii) a copy of management’s discussion and analysis with respect to such financial statements.

(b) Audit Reports, Management Letters and Recommendations. Promptly after any request by the Administrative Agent or any Lender, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of any Loan Party by independent accountants in connection with the accounts or books of any Loan Party or any of its Subsidiaries, or any audit of any of them.

(c) Securities Filings. Promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of Holdings, and copies of all annual, regular, periodic and special reports and registration statements which Holdings may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, or with any national securities exchange, and in any case not otherwise required to be delivered to the Administrative Agent pursuant hereto.

(d) Noteholder Reports. Promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or of any of its Subsidiaries pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02.

(e) Insurance Summary. Not later than June 30 of each year, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its Subsidiaries and containing such additional information as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably specify.

(f) SEC Correspondence. Promptly, and in any event within five Business Days after receipt thereof by any Loan Party or any Subsidiary thereof, copies of each notice or other correspondence received from the SEC (or comparable agency in any applicable non-U.S. jurisdiction) concerning any investigation by such agency regarding financial or other operational results of any Loan Party or any Subsidiary thereof.

(g) Environmental Notices. Promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Loan Party or any of its Subsidiaries with any Environmental Law or Environmental Permit that could (i) reasonably be expected to have a Material Adverse Effect, (ii) result in any Environmental Lien or (iii) cause any property described in the Mortgages to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Law.

(h) Schedule Supplements. If there are any changes to any Schedule delivered pursuant to this Agreement on the Closing Date from the time of delivery to the Account Release Date, the Borrower will deliver updated Schedules on the Account Release Date. As soon as available, but in any event within 30 days after the end of each fiscal year of Holdings, (i) a report supplementing Schedules 5.08(c), 5.08(d)(i) and 5.08(d)(ii), including an identification of all owned and leased real property Disposed of by any Loan Party or any Subsidiary thereof during such fiscal year, a list and description (including the street address, county or other relevant jurisdiction, state, record owner, book value thereof and, in the case of leases of property, lessor, lessee, expiration date and annual rental cost thereof) of all real property acquired or leased during such fiscal year and a description of such other changes in the information included in such schedules as may be necessary for such schedules to be accurate and complete; and (ii) a report supplementing Schedules 5.08(e) and 5.13 and each schedule to the Security Agreement containing a description of all changes in the information included in such schedules as may be necessary for such schedules to be accurate and complete, each such report to be signed by a Responsible Officer of Holdings and to be in a form reasonably satisfactory to the Administrative Agent.

(i) Bankruptcy Effectiveness. Promptly after receipt thereof, copies of the Plan, the Confirmation Order and all other material orders of the Bankruptcy Court and any appellate court approving the Plan, this Agreement and the Transaction contemplated herein.

(j) Quarterly Conference Call. The Borrower will schedule, make itself available for and participate in a quarterly conference call to discuss financial results with

Lenders, beginning with a discussion of the first full fiscal quarter immediately following Emergence. The conference call will not be later than five business days from the date on which the financial information is delivered or otherwise made available to Lenders and the Administrative Agent in accordance with Section 6.01. No fewer than two days prior to the conference call, the Borrower shall notify the Administrative Agent and the Lenders of the time, date and access details of such conference call. For the avoidance of doubt, once the Borrower has scheduled, made itself available for and participated in such quarterly conference call in accordance with this clause (j), the Borrower will have been deemed to satisfy the requirements of this clause (j).

(k) Additional Reporting. Promptly, such additional information regarding the business, financial, legal or corporate affairs of any Loan Party or any Subsidiary thereof, or compliance with the terms of the Loan Documents, as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 6.01(a) or (b) or Section 6.02(c) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Holdings or the Borrower posts such documents, or provides a link thereto on Holding’s website on the Internet at the website address listed on Schedule 11.02; or (ii) on which such documents are posted on Holding’s or the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that: (i) Holdings or the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests Holdings or the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance Holdings or the Borrower shall be required to provide paper copies of the Compliance Certificates required by Section 6.02(a) to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Holdings or the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arrangers will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that so long as the Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that

(w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arrangers and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 11.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC”.

6.03 Notices. Notify the Administrative Agent, the Lenders and the Lender Counterparties in writing of the following matters at the following times:

(a) Promptly, but in any event within one Business Day, after becoming aware of any Default;

(b) Promptly after becoming aware of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of any Loan Party or any Subsidiary thereof; (ii) any violation of any law, statute, regulation, or ordinance of a Governmental Authority affecting Holdings, the Borrower or any of their Subsidiaries, (iii) any pending or threatened dispute, litigation, investigation, proceeding or suspension between any Loan Party or any Subsidiary thereof and any Governmental Authority; or (iv) the commencement of, or any material development in, any litigation or proceeding affecting any Loan Party or any Subsidiary thereof, including pursuant to any applicable Environmental Laws;

(c) Within ten (10) Business Days after Holdings or the Borrower or any ERISA Affiliate knows or has reason to know, of the occurrence of any ERISA Event;

(d) Promptly after becoming aware of any pending material change (other than a change required by GAAP or disclosed in filings with the SEC) in accounting policies or financial reporting practices by any Loan Party or any Subsidiary thereof;

(e) Any change in the Borrower’s name, state of organization, locations of Collateral, or form of organization, or trade names under which the Borrower will sell inventory, in each case at least thirty (30) days prior thereto;

(f) The occurrence of (i) any Disposition of property or assets for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.03(b), (ii) any sale of Capital Stock or other Equity Interests for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.03(b), and (iii) any incurrence or issuance of any

Indebtedness for which the Borrower is required to make a mandatory prepayment pursuant to Section 2.03(b); and

(g) Promptly after becoming aware of any announcement by Moody’s or S&P of any change or possible change in a Debt Rating.

Each notice pursuant to this Section 6.03 (other than Section 6.03(f) or (g)) shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Obligations. (a) Prior to the Account Release Date, to the extent permitted by the Bankruptcy Code or otherwise provided by the Bankruptcy Court, pay and discharge as the same shall become due and payable in accordance with and as contemplated by the Plan, all its obligations and liabilities, including (i) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary or that are being compromised, cancelled or otherwise addressed pursuant to the Plan; (ii) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (iii) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness; and (b) after the Account Release Date, pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (i) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary or that are being compromised, cancelled or otherwise addressed pursuant to the Plan; (ii) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (iii) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

6.05 Preservation of Existence, Etc. (a) Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization except (i) as contemplated by the Plan, or (ii) in a transaction permitted by Section 7.04 or 7.05; provided, however, that the Borrower and its Subsidiaries may consummate any merger or consolidation permitted under Section 7.04; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.

6.06 Maintenance of Properties. Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted.

6.07 Maintenance of Insurance.

(a) Insurance Generally.

(i) Maintain with financially sound and reputable insurers having a rating of at least A-VII or better by Best Rating Guide, insurance against loss or damage by fire with extended coverage; theft, burglary, pilferage and loss in transit; larceny, embezzlement or other criminal liability; business interruption; public liability and third party property damage. Without limiting the foregoing, in the event that any improved real estate covered by the Mortgage(s) is determined to be located within an area that has been identified by the Director of the Federal Emergency Management Agency as a Special Flood Hazard Area (“SFHA”), the Borrower shall purchase and maintain flood insurance on the improved real estate and any equipment and inventory located on such real estate. The amount of said flood insurance shall, at a minimum, comply with applicable federal regulations as required by the Flood Disaster Protection Act of 1973, as amended.

(ii) The Borrower shall cause the Administrative Agent, for the ratable benefit of the Administrative Agent and the Lenders, to be named as secured party or mortgagee and lender’s loss payee (as their interest may appear) on each policy insuring the Collateral or additional insured, on any liability policy, in each case, in a manner acceptable to the Administrative Agent. Each policy of insurance shall contain a clause or endorsement requiring that the insurer shall endeavor to give not less than thirty (30) days’ prior written notice to the Administrative Agent in the event of cancellation of the policy for any reason whatsoever and a clause or endorsement stating that the interest of the Administrative Agent shall not be impaired or invalidated by any act or neglect of the Borrower or any of its Subsidiaries or the owner of any real estate (save for non-payment of premium) for purposes more hazardous than are permitted by such policy. All premiums for such insurance shall be paid by the Borrower when due, and, if requested by the Administrative Agent or any Lender, certificates of insurance shall be delivered to the Administrative Agent, in sufficient quantity for distribution by the Administrative Agent to each of the Lenders. If the Borrower fails to procure such insurance or to pay the premiums therefor when due, the Administrative Agent may procure such insurance or make such payments on behalf of the Borrower.

(b) Insurance/Condemnation Proceeds. The Borrower shall promptly notify the Administrative Agent and the Lenders of any loss, damage, or destruction to the Collateral, whether or not covered by insurance, of any single occurrence in excess of $1,000,000. The Agent is hereby authorized to collect all insurance and condemnation proceeds (or if no Event of Default exists, proceeds in excess of $5,000,000) in respect of Collateral directly and to apply or remit them as provided in Section 2.03(b)(v).

6.08 Compliance with Laws. Comply in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (b) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records. Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of Holdings, the Borrower or such Subsidiary, as the case may be.

6.10 Inspection Rights. Permit representatives and independent contractors of the Administrative Agent and each Lender to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Borrower and at such reasonable times during normal business hours not more than four times per year, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Administrative Agent or any Lender (or any of their respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time and without limit with respect to the number of times during normal business hours and without advance notice.

6.11 Use of Proceeds. The gross proceeds of the Facility, together with the Escrow Deposit Amount shall be deposited on the Borrowing Date in the Escrow Account and immediately thereafter funds will be released from the Escrow Account to pay the fees set forth in the Fee Letter and the Term Sheet attached thereto as Exhibit A to the extent due and payable on the Closing Date in accordance with the terms of the Escrow Agreement. Upon the Account Release Date, the proceeds of the Escrow Account, together with net cash proceeds from the Rights Offering (or otherwise from the Backstop Party pursuant to the Rights Agreement), will be used by the Borrower, on the Account Release Date, as follows: (i) $633,000,000 to fully discharge the claims of holders of the Senior Secured Floating Rate Notes due 2013, (ii) amounts necessary to pay Administrative Expense Claims and Priority Claims (each as defined in the Plan) and (iii) amounts necessary to pay fees and expenses related to the Transaction described herein. Upon the occurrence of the Termination Date, the proceeds of the Escrow Account will be applied by the Collateral Agent and the Administrative Agent as set forth in Section 2.03(b)(vi).

6.12 Covenant to Guarantee Obligations and Provide Security Interests.

(a) Formation or Acquisition of New Subsidiary. Upon the formation or acquisition of any new direct or indirect Material Subsidiary by any Loan Party, then the Borrower shall, at the Borrower’s expense:

(i) within 10 days after such formation or acquisition, cause such Material Subsidiary, and cause each direct and indirect parent of such Material Subsidiary (if it has not already done so), to duly execute and deliver to the

Administrative Agent and Collateral Agent a Joinder Agreement, pursuant to which such other Loan Party shall guaranty the other Loan Parties’ obligations under the Loan Documents and pledge a security interest in and to all of its assets in support of such guaranty in accordance with the terms and conditions of the Security Agreement,

(ii) within 10 days after such formation or acquisition, furnish to the Administrative Agent and Collateral Agent a description of the real and personal properties of such Material Subsidiary, in detail satisfactory to the Administrative Agent,

(iii) within 15 days after such formation or acquisition, cause such Material Subsidiary and each direct and indirect parent of such Material Subsidiary (if it has not already done so) to duly execute and deliver to the Administrative Agent and Collateral Agent deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages, leasehold deeds of trust, Security Agreement Supplements and other security and pledge agreements, as specified by and in form and substance satisfactory to the Administrative Agent (including delivery of all Pledged Interests in and of such Material Subsidiary, and other instruments of the type specified in Section 4.01(c)(ii) and Section 4.02(c)(ii)), securing payment of all the Obligations of such Material Subsidiary or such parent, as the case may be, under the Loan Documents and constituting Liens on all such real and personal properties,

(iv) within 30 days after such formation or acquisition, cause such Material Subsidiary and each direct and indirect parent of such Material Subsidiary (if it has not already done so) to take whatever action (including the recording of mortgages, the filing of Uniform Commercial Code financing statements, the giving of notices and the endorsement of notices on title documents) may be necessary or advisable in the opinion of the Administrative Agent to vest in the Collateral Agent (or in any representative of the Collateral Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages, leasehold deeds of trust, Security Agreement Supplements and security and pledge agreements delivered pursuant to this Section 6.12, enforceable against all third parties in accordance with their terms,

(v) within 60 days after such formation or acquisition, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the other Secured Parties, of counsel for the Loan Parties acceptable to the Administrative Agent as to the matters contained in clauses (i), (iii) and (iv) above, and as to such other matters as the Administrative Agent may reasonably request, and

(vi) as promptly as practicable after such formation or acquisition, deliver, upon the request of the Administrative Agent in its sole discretion, to the Administrative Agent with respect to each parcel of real property owned or held by the entity that is the subject of such formation or acquisition title reports, surveys and engineering, soils and other reports, and environmental assessment reports, each in scope, form and substance satisfactory to the Administrative Agent; provided, however, that to the extent that any Loan Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent.

(b) Acquisition of Real Property. As promptly as practicable after any acquisition of a real property, deliver, upon the request of the Administrative Agent in its reasonable discretion, to the Administrative Agent with respect to such real property title reports, surveys and engineering, soils and other reports, and environmental assessment reports, each in scope, form and substance satisfactory to the Administrative Agent; provided, however, that to the extent that any Loan Party or any of its Subsidiaries shall have otherwise received any of the foregoing items with respect to such real property, such items shall, promptly after the receipt thereof, be delivered to the Administrative Agent; and within 15 days after such acquisition, cause the applicable Loan Party to duly execute and deliver to the Administrative Agent deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages, leasehold deeds of trust, Security Agreement Supplements, and other security and pledge agreements, as specified by and in form and substance satisfactory to the Administrative Agent, securing payment of all the Obligations of the applicable Loan Party under the Loan Documents and constituting Liens on all such properties.

(c) Further Assurances Generally. At any time upon request of the Collateral Agent, promptly execute and deliver any and all further instruments and documents and take all such other action as the Collateral Agent may deem necessary or desirable in obtaining the full benefits of, or (as applicable) in perfecting and preserving the Liens of, such guaranties, deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages, leasehold deeds of trust, Security Agreement Supplements and other security and pledge agreements.

6.13 Compliance with Environmental Laws.

(a) Conduct their business in compliance with all applicable Environmental Laws, including those relating to the generation, handling, use, storage, and disposal of any Hazardous Materials and take prompt and appropriate action to respond to any non-compliance with Environmental Laws or Release or threatened Release of any Hazardous Materials and shall regularly report to the Administrative Agent on such response.

(b) Submit to the Administrative Agent and the Lenders annually, commencing on the first anniversary of the Account Release Date, and on each anniversary thereafter, an update of the status of each material environmental compliance or liability issue (including any Release or threatened Release of any Hazardous Materials). The Administrative Agent or any Lender may request copies of technical reports prepared by or on behalf of the Borrower or any of its Subsidiaries and any communications with any Governmental Authority to determine whether the Borrower or any of its Subsidiaries is proceeding reasonably to correct, cure or contest in good faith any alleged non-compliance or Environmental Liability. The Borrower shall, at the Administrative Agent’s or the Required Lenders’ reasonable request and at the Borrower’s expense, (i) retain an independent environmental consultant acceptable to the Administrative Agent to evaluate, including tests if appropriate, the non-compliance or environmental liability or alleged non-compliance or environmental liability and prepare and deliver to the Administrative Agent, in sufficient quantity for distribution by the Administrative Agent to the Lenders, a report setting forth the results of such evaluation, a proposed plan for responding to any issues described therein, and an estimate of the costs thereof, and (ii) provide to the Administrative Agent and the Lenders a supplemental report of such consultant whenever the scope of the issues, or the response thereto or the estimated costs thereof, shall increase in any material respect.

(c) The Administrative Agent and its representatives will have the right at any reasonable time to enter and visit any place where any property of the Borrower is located for the purposes of observing the property, taking and removing soil or groundwater samples, and conducting tests on any part of the property. The Administrative Agent is under no duty, however, to visit or observe the property or to conduct tests, and any such acts by the Administrative Agent will be solely for the purposes of protecting the Collateral Agent’s Liens and preserving the Administrative Agent, Collateral Agent and the Lenders’ rights under the Loan Documents. No site visit, observation or testing by the Administrative Agent and the Lenders will result in a waiver of any Default of the Borrower or impose any liability on the Administrative Agent or the Lenders. In no event will any site visit, observation or testing by the Administrative Agent be a representation that Hazardous Materials are or are not present in, on or under the property, or that there has been or will be compliance with any Environmental Law. Neither Holdings, nor the Borrower, nor any other party is entitled to rely on any site visit, observation or testing by the Administrative Agent. The Administrative Agent and the Lenders owe no duty of care to protect Holdings, the Borrower or any other party against, or to inform Holdings, the Borrower or any other party of, any Hazardous Materials or any other adverse condition affecting any property. The Administrative Agent may in its discretion disclose to Holdings, the Borrower or to any other party if so required by law any report or findings made as a result of, or in connection with, any site visit, observation or testing by the Administrative Agent. Holdings and the Borrower understand and agree that the Administrative Agent makes no warranty or representation to either of them or any other party regarding the truth, accuracy or completeness of any such report or findings that may be disclosed. Holdings and the Borrower also understand that depending on the results of any site visit, observation or testing by the Administrative Agent and disclosed to Holdings or the Borrower, it may have a legal obligation to notify one or more environmental agencies of the results, that such reporting requirements are site-specific, and are to be evaluated by Holdings or the Borrower without advice or assistance from the Administrative Agent. In each instance, the Administrative Agent will give the Borrower reasonable notice before entering any property the Administrative Agent is permitted to enter under this Section 6.13(c). The Administrative Agent will make reasonable efforts to avoid interfering with the Borrower’s use of any property in exercising any rights provided hereunder.

6.14 Further Assurances. Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.

6.15 Compliance with Terms of Leaseholds. Make all payments and otherwise perform all obligations in respect of all leases of real property to which Holdings, the Borrower or any of their Subsidiaries is a party, keep such leases in full force and effect and not allow such leases to lapse or be terminated or any rights to renew such leases to be forfeited or cancelled, notify the Administrative Agent of any default by any party with respect to such leases and cooperate with the Administrative Agent in all respects to cure any such default, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

6.16 Lien Searches. Promptly following receipt of the acknowledgment copy of any financing statements filed under the Uniform Commercial Code in any jurisdiction by or on behalf of the Secured Parties, deliver to the Collateral Agent completed requests for information listing such financing statement and all other effective financing statements filed in such jurisdiction that name any Loan Party as debtor, together with copies of such other financing statements.

6.17 Material Contracts. Perform and observe all the terms and provisions of each Material Contract, each of which as of the Account Release Date is listed on Schedule 6.17 hereto, to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its material terms, and upon the occurrence and during the continuance of a Default, take all such action to such end as may be from time to time requested by the Administrative Agent and, upon request of the Administrative Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so, in each case where failure to do so could reasonably be expected to have a Material Adverse Effect.

6.18 Hedging Arrangements. Maintain Interest Rate Agreements from no later than 60 days following the Account Release Date to the date that is the three year anniversary of the Account Release Date in an amount not less than 33.0% of the Loans on terms reasonably satisfactory to the Administrative Agent.

6.19 Post Closing Liens. As soon as is reasonably practicable from the Closing Date, the Borrower and it Subsidiaries shall use their commercially reasonable efforts to terminate or have terminated by the secured party thereto, by order of the Bankruptcy Court or by demand notice to such secured party that certain financing statement number 2008 0789162, filed with the Delaware Department of State by Hitachi High Technologies America, Inc., as Secured Party and Cerium Laboratories LLC, as Debtor.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Commitment hereunder or any Loan or other Obligation hereunder shall remain unpaid or unsatisfied, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly, and solely in the case of Section 7.17, Holdings and Spansion Technology shall not:

7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, or sign or file or suffer to exist under the Uniform Commercial Code of any jurisdiction a financing statement that names the Borrower or any of its Subsidiaries as debtor, or assign any accounts or other right to receive income, other than the following:

(a) Liens pursuant to any Loan Document;

(b)(i) Liens in favor of the Revolving Credit Agent securing obligations under the Revolving Credit Loan Documents and any renewals or extensions thereof and (ii) other Liens existing on the Account Release Date and listed on Schedule 5.08(b) and any renewals or extensions thereof; provided (x) that the property covered thereby is not changed, (y) the amount secured or benefited thereby is not increased except as contemplated by Section 7.02(d), and (z) any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.02(d) and the terms of the Intercreditor Agreement;

(c) statutory Liens for Taxes in an amount not to exceed $500,000 in the aggregate; provided, that, the payment of such Taxes which are due and payable is being contested in good faith and by appropriate proceedings diligently pursued and as to which adequate financial reserves have been established on Borrower’s or Holdings’ books and records, as applicable, and a stay of enforcement of any such Lien is in effect;

(d) inchoate Liens securing the claims or demands of materialmen, mechanics, carriers, warehousemen, landlords and other like Persons; provided, that, if any such Lien arises from the nonpayment of such claims or demand when due, such claims or demands do not exceed $500,000 in the aggregate;

(e) Liens consisting of deposits made in the ordinary course of business in connection with, or to secure payment of, obligations under worker’s compensation, unemployment insurance, social security and other similar Laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of Indebtedness) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of Indebtedness) or to secure statutory obligations (other than liens arising under ERISA or Environmental Liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds;

(f) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

(g) Liens securing judgments for the payment of money not constituting an Event of Default under Section 8.01(h);

(h) Liens securing Indebtedness permitted under Sections 7.02(f), (g) and (j); provided, that (i) such Liens do not at any time encumber any property other than the property financed or acquired (as applicable) by such Indebtedness, (ii) the Indebtedness secured thereby does not exceed the cost of the property being financed or acquired (as applicable) on the date of such financing or acquisition (as applicable) and (iii) such Liens attach concurrently with or within 180 days after the purchase or financing (as applicable) of the property subject to such Liens;

(i) Liens on property of a Person existing at the time such Person is merged into, acquired or consolidated with the Borrower or any Subsidiary of the Borrower or becomes a Subsidiary of the Borrower; provided, that such Liens were not created in contemplation of such merger, acquisition, consolidation or Investment and do not extend to any assets or property other than those of the Person merged into or consolidated with the Borrower or such Subsidiary or acquired by the Borrower or such Subsidiary, and the applicable Indebtedness secured by such Lien is permitted under Section 7.02(g);

(j) Liens on any property of foreign Subsidiaries securing Indebtedness of such foreign Subsidiary permitted in Section 7.02(h) or (i);

(k) the replacement, extension or renewal of any Lien permitted by clauses (b), (h) and (i) above upon or in the same property theretofore subject thereto or the replacement, extension or renewal (without increase in the amount or change in any direct or contingent obligor) of the Indebtedness secured thereby;

(l) Liens granted to third parties in connection with joint ventures between a Loan Party and a third party on the IP Rights permitted to be Disposed of pursuant to Section 7.05(h); and

(m) prior to Emergence, Liens as set forth on Schedule 7.01(m).

7.02 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) obligations (contingent or otherwise) existing or arising under any Swap Contract; provided, that (i) such obligations are (or were) entered into by such Person in the ordinary course of business or pursuant to Section 6.18 for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates to which the Borrower or its Subsidiaries have actual exposure and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party;

(b) Indebtedness of a Loan Party to any other Loan Party and Indebtedness of any wholly-owned Subsidiary owing to any Loan Party which Indebtedness is permitted under the provisions of Section 7.03 and which is subordinated to the Obligations and pledged to the Lenders in accordance with the terms of the Collateral Documents;

(c) Indebtedness under the Loan Documents;

(d) Indebtedness under the Revolving Credit Loan Documents not to exceed $100,000,000 in principal amount in the aggregate and other Indebtedness to be outstanding on the date of Emergence and listed on Schedule 7.02(d) and any refinancings, refundings, renewals or extensions thereof or amendments thereto; provided, that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal, extension or amendment except (A) with respect to the Indebtedness under the Revolving Credit Loan Documents, to an amount not in excess of the Cap Amount (as defined in the Intercreditor Agreement) and (B) with respect to all other such Indebtedness, by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder, (ii) the direct or any contingent obligor with respect thereto is not changed as a result of or in connection with such refinancing, refunding, renewal, extension or amendment; (iii) the terms relating to principal amount, amortization, maturity, collateral (if any) and subordination (if any), and other material terms taken as a whole, of any such refinancing, refunding, renewal or extension or amendment of Indebtedness, and of any agreement entered into and of any instrument issued in connection therewith, are no less favorable in any material respect to the Loan Parties or the Lenders than the terms of any agreement or instrument governing the Indebtedness being refinanced, refunded, renewed, extended or amended, and (iv) the interest rate applicable to any such refinanced, refunded, renewed, extended or amended Indebtedness does not exceed the then applicable market interest rate;

(e) Guarantees of the Borrower or any Guarantor in respect of Indebtedness otherwise permitted hereunder of the Borrower or any other Guarantor;

(f) Capitalized Leases of equipment and secured Indebtedness incurred to purchase or finance equipment; provided, that (i) any such Indebtedness is not in excess of the fair market value (evidenced by a resolution of the Board of Directors of the Borrower set forth in an officer’s certificate delivered to Administrative Agent) of the equipment being leased or financed; (ii) the aggregate amount of all such Indebtedness does not exceed $15,000,000 at any one time outstanding; (iii) Liens securing the same attach only to the equipment being leased or financed, (iv) no Default exists or would result from the consummation of such Capitalized Lease or the incurrence of such Indebtedness and (v) such Indebtedness is incurred concurrently with or within 180 days after the applicable purchase or financing;

(g) Indebtedness of any Person that becomes a Subsidiary of the Borrower after the date hereof in accordance with the terms of Section 7.03(h), which Indebtedness is existing at the time such Person becomes a Subsidiary of the Borrower (provided, that such Indebtedness is not incurred in contemplation of such Person’s becoming a Subsidiary of the Borrower); provided, that (i) the scheduled maturity date of such Indebtedness is at least 91 days after the Maturity Date hereunder and (ii) at the time of any such incurrence of Indebtedness and after giving effect thereto on a pro forma basis, the aggregate principal amount of Indebtedness that is outstanding in reliance on this clause (g) shall not exceed $25,000,000;

(h) Indebtedness of up to $5,000,000 in the aggregate at any one time outstanding of any foreign Subsidiary incurred in the ordinary course of business, so long as no Loan Party is contractually obligated directly or indirectly to repay, guarantee, or secure any portion of such Indebtedness;

(i) Indebtedness incurred as part of the consideration for any acquisition permitted under Section 7.03(h) so long as (i) no Default exists or would result from the incurrence of such Indebtedness, (ii) such Indebtedness is subordinated on terms acceptable to the Administrative Agent and the Required Lenders and (iii) the scheduled maturity date of such Indebtedness is at least 90 days after the Maturity Date hereunder;

(j) subject to the provisions of Section 2.03(b)(vi), Indebtedness incurred by Spansion Nihon Limited pursuant to a Spansion Nihon Credit Facility;

(k) prior to the Emergence, Indebtedness outstanding and listed on Schedule 7.02(k);

(l) Indebtedness under any Purchase Commitments; and

(m) Intercompany Indebtedness between Holdings and the Borrower related to the Borrower’s Incentive Stock Plan, provided such Indebtedness (i) has subordination terms satisfactory to the Administrative Agent and (ii) is pledged to the Collateral Agent as part of the Collateral, and provided further, there shall be no cash settlement of such Indebtedness prior to the date that is 91 days after the Maturity Date.

7.03 Investments. Make, acquire or hold any Investments, except:

(a) Investments held by the Borrower and its Subsidiaries in the form of Cash Equivalents;

(b) loans and advances to employees (other than payroll, travel and similar advances to cover matters that are made in the ordinary course of business) made in the ordinary course of business consistent with past practices; provided, that, such loans and advances do not exceed $1,000,000 in the aggregate at any one time outstanding;

(c)(i) Investments by the Borrower and its Subsidiaries in their respective Subsidiaries outstanding on the Account Release Date, (ii) additional Investments by the Borrower and its Subsidiaries in Loan Parties (other than Holdings, Spansion Technology and any new Subsidiary that becomes a Loan Party as a result of such Investment, other than pursuant to clause (h) below), (iii) additional Investments by Subsidiaries of the Borrower that are not Loan Parties in other Subsidiaries that are not Loan Parties and (iv) Investments by the Loan Parties in joint ventures or Subsidiaries that are not Loan Parties in an amount (or value) not to exceed $25,000,000 in the aggregate;

(d) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

(e) Guarantees permitted by Section 7.02(e);

(f) Investments existing on the Account Release Date (other than those referred to in Section 7.03(c)(i)) and set forth on Schedule 5.08(e);

(g) Investments by the Borrower in Swap Contracts permitted under Section 7.02(a);

(h) the purchase or other acquisition of all of the Equity Interests in any Person or all or any substantial portion of the property of any Person, or any line or lines of business or division of any Person that, upon the consummation thereof, will be wholly owned directly by the Borrower or one or more of its wholly-owned Subsidiaries (including as a result of a merger or consolidation); provided, that with respect to each purchase or other acquisition made pursuant to this Section 7.03(h):

(i) any such newly-created or acquired Subsidiary shall become a Guarantor (if it is a Material Subsidiary) and shall comply with the requirements of Section 6.12;

(ii) the lines of business of the Person to be (or the property of which is to be) so purchased or otherwise acquired shall be substantially the same lines of business as one or more of the principal businesses of the Borrower and its Subsidiaries in the ordinary course;

(iii) such purchase or other acquisition shall not include or result in any contingent liabilities that could reasonably be expected to be material to the business, financial condition, operations or prospects of the Borrower and its Subsidiaries, taken as a whole (as determined in good faith by the board of directors (or the persons performing similar functions) of the Borrower or such Subsidiary if the board of directors is otherwise approving such transaction and, in each other case, by a Responsible Officer);

(iv) the total cash and noncash consideration (including all Indebtedness incurred in connection with such Investment, all indemnities, earnouts and other contingent payment obligations to, and the aggregate amounts paid or to be paid under noncompete, consulting and other affiliated agreements with, the sellers thereof, but excluding therefrom the value of any Equity Interests of Holdings issued or transferred to the sellers thereof), when aggregated with the total cash and noncash consideration (calculated as set forth in the parenthetical above) paid by or on behalf of the Borrower and its Subsidiaries for all other purchases and other acquisitions made by the Borrower and its Subsidiaries pursuant to this Section 7.03(h), shall not exceed $150,000,000 in the aggregate, provided, that if after giving effect to such purchase or acquisition on a pro forma basis, the Consolidated Leverage Ratio is greater than 1.5 to 1.0 for the most recent Measurement Period immediately preceding the date of such acquisition, such amount shall not exceed $25,000,000 in the aggregate;

(v)(A) immediately before and immediately after giving pro forma effect to any such purchase or other acquisition, no Default shall have occurred and be continuing and (B) immediately after giving effect to such purchase or other acquisition, Holdings and its Subsidiaries shall be in pro forma compliance with all of the covenants set forth in Section 7.11, such compliance to be determined on the basis of the financial information most recently delivered to the Administrative Agent and the Lenders pursuant to Section 6.01(a) or (b) as though such purchase or other acquisition had been consummated as of the first day of the fiscal period covered thereby; and

(vi) the Borrower shall have delivered to the Administrative Agent and each Lender, at least five Business Days prior to the date on which any such purchase or other acquisition is to be consummated, a certificate of a Responsible Officer, in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, certifying that all of the requirements set forth in this Section 7.03(h) have been satisfied or will be satisfied on or prior to the consummation of such purchase or other acquisition;

(i) stock, obligations or other securities received in settlement of debts created in the ordinary course of business and owing to the Borrower or a Subsidiary or in satisfaction of judgments so long as Collateral Agent has a security interest in such Investments perfected in a manner satisfactory to Collateral Agent in its sole discretion; and

(j) Investments representing the non-cash portion of the consideration received in connection with a Disposition consummated in compliance with Section 7.05.

7.04 Fundamental Changes. Merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default exists or would result therefrom:

(a) Holdings or Spansion Technology may merge or consolidate with the Borrower provided the Borrower is the surviving entity;

(b) any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided, however, that in each case, immediately after giving effect thereto, in the case of any such merger to which any Loan Party (other than the Borrower or any other Loan Party) is a party, such Loan Party is the surviving entity;

(c) any Loan Party may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or to another Loan Party (other than Holdings or Spansion Technology); provided, that nothing in this clause (c) shall prevent the dissolution of Spansion Technology, as permitted by clause (f) below;

(d) any Subsidiary that is not a Loan Party may Dispose of all or substantially all of its assets (including any Disposition that is in the nature of a liquidation) to (i) another Subsidiary that is not a Loan Party or (ii) to a Loan Party if the Borrower determines in good faith that such Disposition is in the best interests of the Borrower and is not materially disadvantageous to the Lenders as certified by the Board of Directors in its good faith judgment as evidenced by a resolution of the Board of Directors;

(e) in connection with any acquisition permitted under Section 7.03, any Subsidiary of the Borrower may merge into or consolidate with any other Person or permit any other Person to merge into or consolidate with it; provided, that (i) the Person surviving such merger shall be a wholly-owned Subsidiary of the Borrower, (ii) in the case of any such merger to which any Loan Party (other than the Borrower) is a party, such Loan Party is the surviving Person and (iii) the Borrower determines in good faith that such acquisition is in the best interests of the Borrower and is not materially disadvantageous to the Lenders; and

(f) Spansion Technology may dissolve in accordance with the terms of this Agreement, so long as Holdings becomes the sole shareholder of the Borrower, and Spansion Technology may merge or consolidate with Holdings provided, that after giving effect to such merger or consolidation, Holdings is the surviving entity.

7.05 Dispositions. Make any Disposition, including any sale and leaseback transaction, or enter into any agreement to make any Disposition, except:

(a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

(b) Dispositions of inventory in the ordinary course of business consistent with past practice (including, without limitation, bulk sales, discounted sales and liquidations, in each case, of stale or obsolete inventory or inventory that is not of first-quality merchantability);

(c) a Disposition of the facility in Suzhou, China and the Elpida Sale;

(d) Dispositions of property by any Subsidiary to the Borrower or to a wholly-owned Subsidiary; provided, that if the transferor of such property is a Guarantor, the transferee thereof must either be the Borrower or a Guarantor; and provided, further, that any such sales, transfers or Dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 7.08;

(e) Dispositions permitted by Section 7.04;

(f) non-exclusive licenses of IP Rights in the ordinary course of business and substantially consistent with past practice;

(g) sales of equipment in connection with sale and leaseback transactions permitted under Section 7.19; and

(h) Dispositions of assets (other than accounts receivable) by the Borrower and its Subsidiaries not otherwise permitted under this Section 7.05 not to exceed $150,000,000 in the aggregate; provided, that (x) not more than $75,000,000 of such amount may in the aggregate consist of IP Rights and (y) not more than $25,000,000 of IP Rights Dispositions may occur in any one fiscal year (provided, that any amounts not used in a fiscal year may be carried forward in the immediately succeeding fiscal year and IP Rights Dispositions made during any fiscal year shall be deemed made first, in respect of amounts permitted for such fiscal year as provided above and second, in respect of amounts carried over from the prior fiscal year as provided above); provided, further, that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition and (ii) at least 75% of the purchase price for such asset shall be paid to the Borrower or such Subsidiary solely in cash (other than with respect to Dispositions of IP Rights in accordance with clause (x) of the immediately preceding proviso).

provided, however, that any Disposition pursuant to Section 7.05(a) through Section 7.05(h) shall be for fair market value.

7.06 Restricted Payments. Directly or indirectly declare or make, or incur any liability to make, any Restricted Payment, or issue or sell any Equity Interests or accept any capital contributions, except:

(a) Restricted Payments to the Borrower by its Subsidiaries;

(b) Restricted Payments by Subsidiaries that are not Loan Parties (or required to become Loan Parties) to other Subsidiaries that are not Loan Parties;

(c) Restricted Payments, not otherwise permitted hereunder, to any Domestic Subsidiary by any of its Subsidiaries;

(d) Restricted Payments by the Borrower in an amount sufficient to repurchase Equity Interests of Holdings or the Borrower from current or former officers, directors or employees of Holdings or the Borrower, as applicable, pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors of Holdings or the Borrower, as applicable, under which such individuals purchase or sell, or are granted the option to purchase or sell, common Equity Interests; provided, however, that (i) the aggregate amount of such repurchases shall not exceed $5,000,000 in any calendar year and (ii) at the time of such repurchase, no other Default or Event of Default shall have occurred and be continuing (or result therefrom);

(e) Restricted Payments by Holdings in the form of the conversion of its convertible Indebtedness into Equity Interests of Holdings or the conversion of the Equity Interests of Holdings into another class of its Equity Interests;

(f) Restricted Payments by Holdings in the form of cash payments in lieu of fractional shares in connection with any Restricted Payment permitted hereunder (“Fractional Share Payments”) and Restricted Payments by Borrower to Holdings to permit Holdings to make such Fractional Share Payment;

(g) Restricted Payments by Holdings or Borrower consisting of the repurchase of Capital Stock (other than Disqualified Capital Stock) to the extent such repurchase is deemed to occur upon a cashless exercise of stock options, restricted stock units or warrants, so long as no Event of Default shall exist or would result therefrom;

(h) Restricted Payments by Borrower to Holdings or Spansion Technology (i) consisting of Permitted Tax Payments, or (ii) for corporate overhead expenses in an amount not to exceed $10,000,000;

(i) Restricted Payments by Holdings with respect to the repurchase or redemption, and Restricted Payments by Borrower to Holdings to permit Holdings to repurchase or redeem, for nominal consideration, preferred stock purchase rights issued in connection with any shareholder rights plan of Holdings, so long as no Event of Default shall exist or would result therefrom;

(j) any Restricted Payments required pursuant to the terms of the Plan; and

(k) Restricted Payments in the form of common stock of Holdings distributed to employees in connection with Borrower’s Incentive Stock Plan.

7.07 Lines of Business. Engage in any material line of business substantially different from those lines of business conducted by the Borrower and its Subsidiaries on the date hereof or proposed to be conducted by the Borrower and its Subsidiaries in connection with the Plan, or any business substantially related or incidental thereto.

7.08 Transactions with Affiliates. Except as set forth below and in Schedule 5.21 neither Holdings, nor the Borrower nor any of their Subsidiaries shall, sell, transfer, distribute, or pay any money or property, including, but not limited to, any fees or expenses of any nature (including, but not limited to, any fees or expenses for management services), to any Affiliate, or lend or advance money or property to any Affiliate, or invest in (by capital contribution or otherwise) or purchase or repurchase any stock or Indebtedness, or any property, of any Affiliate, or become liable on any Guaranty of the Indebtedness, dividends, or other obligations of any Affiliate. Notwithstanding the foregoing, (a) Holdings, the Borrower and their respective Subsidiaries may engage in transactions with Affiliates in the ordinary course of business consistent with past practices, in amounts and upon terms (such terms to be fully disclosed to the Administrative Agent and the Lenders for material Affiliate transactions) no less favorable to Holdings, the Borrower and their respective Subsidiaries than would be obtained in a comparable arm’s-length transaction with a third party who is not an Affiliate; and (b) the Borrower and Holdings may (i) enter into Investments in Subsidiaries otherwise permitted hereunder and (ii) enter into any employment, indemnification or other similar agreement or employee benefit plan with any of its employees, officers or directors (and make payments pursuant thereto) in the ordinary course of business and consistent with past practice, that is not otherwise prohibited by this Agreement; provided, however, that if any such transaction set forth in (a) or (b) above involves aggregate payments or value in excess of $25,000,000, the Board of Directors of Holdings or Borrower, as applicable, (including at least a majority of the disinterested members of such Board of Directors) must approve the same and certify (as evidenced by a resolution of such Board of Directors), in its good faith judgment, that it believes that such transaction complies with the requirements set forth in this Agreement with respect to the foregoing permitted transactions with Affiliates; provided, further, that if such transaction involves aggregate payments or value in excess of $50,000,000, the Borrower obtains a written opinion from an Independent Financial Advisor to the effect that the consideration to be paid or received in connection with such transaction is fair, from a financial point of view, to the Borrower, Holdings, or any Subsidiary, as applicable.

7.09 Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement or any other Transaction Document) that (a) limits the ability (i) of any Subsidiary to make Restricted Payments to the Borrower or any Guarantor or to otherwise transfer property to or invest in the Borrower or any Guarantor, except for any agreement in effect (A) on the Account Release Date as set forth on Schedule 7.09(a) and until the date of the Emergence and set forth on Schedule 7.09(b) or (B) at the time any Subsidiary becomes a Subsidiary of the Borrower, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary of the Borrower, (ii) of any Subsidiary to Guarantee the Indebtedness of the Borrower or (iii) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (iii) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 7.02(h) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

7.10 Use of Proceeds. Use the proceeds of the Loans, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock in violation of Regulation U or X or to refund Indebtedness originally incurred for such purpose.

7.11 Financial Covenants.

(a) Consolidated Interest Coverage Ratio. From and after June 27, 2010, permit the Consolidated Interest Coverage Ratio as of the end of any fiscal quarter of Holdings to be less than 3.75 to 1.0.

(b) Consolidated Leverage Ratio. From and after June 27, 2010 to September 25, 2011, permit the Consolidated Leverage Ratio on the last day of any fiscal quarter of Holdings to be greater than 2.50 to 1.0 and from and after September 25, 2011, permit the Consolidated Leverage Ratio on the last day of any fiscal quarter of Holdings to be greater than 2.0 to 1.0.

7.12 Capital Expenditures. Make, become legally obligated to make or incur any Capital Expenditure, except for Capital Expenditures in the ordinary course of business not exceeding, in the aggregate for the Borrower and it Subsidiaries during each fiscal year set forth below, the amount set forth opposite such fiscal year:

Fiscal Year	Amount
2010	$75,000,000
2011	$100,000,000
2012 and each fiscal year thereafter	$125,000,000

provided, that (a) any such amount referred to above, if not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year in an amount not to exceed $25,000,000 in any fiscal year, (b) Capital Expenditures made pursuant to this Section during any fiscal year shall be deemed made, first, in respect of amounts permitted for such fiscal year as provided above and, second, in respect of amounts carried over from the prior fiscal year pursuant to clause (a) above, and (c) Capital Expenditures funded with the Net Cash Proceeds of Dispositions shall not be subject to the limitations of this Section 7.12 to the extent reinvested in accordance with Section 2.03(b)(ii).

7.13 Amendments of Organization Documents. Amend any of its Organization Documents in any manner which adversely affects the rights of the Administrative Agent or the Lenders.

7.14 Accounting Changes. (a) Make any material change in its accounting policies or reporting practices, except as required by GAAP, or (b) change its fiscal year.

7.15 Prepayments, Etc. of Indebtedness. Voluntarily prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Consolidated Funded Indebtedness, except (a) the prepayment of the Credit Extensions in accordance with the terms of this Agreement, (b) repayment of outstandings under the Revolving Credit Agreement in accordance with its terms, (c) prepayments of Indebtedness of foreign Subsidiaries by such foreign Subsidiary; (d) refinancings and refundings of Indebtedness in compliance with Section 7.02(d), (e) prepayments occurring in connection with the Emergence and set forth on Schedule 7.15 and (f) the exercise of the Put Option.

7.16 Amendment, Etc. of Revolving Credit Loan Documents and other Indebtedness. (a) amend, modify or change in any material manner any term or condition of any Revolving Credit Loan Document or UBS Credit Line Document or give any consent, waiver or approval thereunder, (b) take any other action in connection with any Revolving Credit Loan Document or UBS Credit Line Document that would impair the value of the interest or rights of any Loan Party thereunder or that would impair the rights or interests of the Administrative Agent or any Lender or (c) amend, modify or change in any manner any term or condition of any Indebtedness set forth in Schedule 7.02 that would impair the value of the interest or rights of any Loan Party thereunder, that would impair the rights or interests of the Administrative Agent or any Lender, except for any refinancing, refunding, renewal, extension or amendment thereof permitted by Section 7.02(d) or that would, in any respect, be materially adverse to the Lenders.

7.17 Parent Companies. In the case of each of Holdings and Spansion Technology, engage in any business or activity other than (a) the ownership, collectively, of all outstanding Equity Interests in the Borrower and in the case of Holdings, Spansion Technology, (b) maintaining its corporate existence, (c) participating in tax, accounting and other administrative activities as the parent of the consolidated group of companies, including the Loan Parties, (d) the execution and delivery of the Loan Documents to which it is a party and the performance of its obligations thereunder, (e) in the case of Holdings, activities incidental to being a publicly traded company, (f) guaranteeing the obligations of its direct or indirect wholly-owned Subsidiaries, and (g) activities incidental to the businesses or activities described in clauses (a) through (f) of this Section.

7.18 Capital Structure. Make any change in its capital structure which could reasonably be expected to have a Material Adverse Effect.

7.19 Sale and Leaseback Transactions. Enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets by Holdings, the Borrower or any Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 180 days after Holdings, the Borrower or such Subsidiary acquires or completes the construction of such fixed or capital asset; provided, that the aggregate fair market value of property subject thereto shall not exceed at any time $15,000,000 at any time.

7.20 Deposit and Securities Accounts. No Loan Party shall establish or maintain any Deposit Account or Securities Account which individually or together holds deposits in excess of the thresholds set forth in Section 4.01(f) of the Security Agreement that is not subject to an account control agreement.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an “Event of Default”:

(a) Non-Payment. The Borrower or any other Loan Party fails to (i) pay when and as required to be paid herein, any amount of principal of any Loan, or (ii) pay within three Business Days after the same becomes due, any interest on any Loan hereunder, or (iii) pay within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. (i) The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05, 6.10, 6.11 or 6.12, or Article VII, (ii) any of the Guarantors fails to perform or observe any term, covenant or agreement contained in Section 10.01 hereof or Section 2.01 of the Guaranty, as applicable, or (iii) any of the Loan Parties fails to perform or observe any term, covenant or agreement contained in Section 2.04(i) or (j) or Section 5.01(a) or (i) of the Security Agreement or Section 3.1 of the respective Mortgages to which it is a party; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in Section 8.01(a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith shall be incorrect or misleading in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) when made or deemed made; or

(e) Cross-Default. (i) Any Loan Party or any Subsidiary thereof (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guarantee (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $25,000,000, or (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guarantee or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guarantee (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which a Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which a Loan Party or any Subsidiary thereof is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by such Loan Party or such Subsidiary as a result thereof is greater than $25,000,000; provided, however, that prior to the Emergence, no Event of Default shall be deemed to have occurred under this Section 8.01(e) with respect to defaults occasioned by the filing of the Cases and defaults resulting from obligations with respect to which the Bankruptcy Code prohibits any Loan Party from complying or permits any Loan Party not to comply; or

(f) Insolvency Proceedings, Etc. Other than the Cases, (i) any Loan Party institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; (ii) any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or (iii) any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment. Subsequent to the date of the Emergence, (i) any Loan Party becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

(h) Judgments. There is entered against any Loan Party or any Subsidiary thereof (i) one or more final judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $10,000,000 (to the extent not (x) covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage, (y) reserved in accordance with GAAP or (z) discharged under the Plan so long as the payment to be made on such claim under the Plan does not exceed $10,000,000 in cash or otherwise falls within section (ii) hereof), or (ii) any one or more non-monetary final judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of 30 consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount that could reasonably be expected to have a Material Adverse Effect, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount that could reasonably be expected to have a Material Adverse Effect; or

(j) Invalidity of Loan Documents. Any material provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document; or

(k) Change of Control. There occurs any Change of Control; or

(l) Collateral Documents. Any Collateral Document after delivery thereof pursuant to Section 4.01, Section 4.02 or Section 6.12 shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien or second priority Lien, as the case may be (subject to Liens permitted by Section 7.01) on Collateral that is not immaterial purported to be covered thereby; or

(m) Revolving Credit Loan Documents. An Event of Default under (and as defined in) the Revolving Credit Loan Documents has occurred and is continuing.

provided, that solely for the purposes of determining whether a Default or Event of Default has occurred above (other than clause (a) above), any reference in any such paragraph to any Loan Party or Subsidiary shall be deemed to only include Material Subsidiaries.

8.02 Remedies upon Event of Default. If any Event of Default occurs and at any time thereafter during the continuance of such event, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions, subject to any notice requirements in the Interim Approval Order or the Final Approval Order, as applicable:

(a) declare the Commitment of each Lender to make Loans to be terminated, whereupon such Commitments and obligation shall be terminated;

(b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and

(c) exercise on behalf of itself, the Lenders all rights and remedies available to it and the Lenders under the Loan Documents;

provided, however, that upon the occurrence of an event described in Section 8.01(f), the obligation of each Lender to make Loans shall automatically terminate and the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article III, ratably among them in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and other Obligations, ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of (x) the Obligations constituting unpaid principal of the Loans (ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them) and (y) the obligations constituting amounts owing under Interest Rate Agreements (ratably among the Lender Counterparties in proportion to the respective amounts described in this clause Fourth held by them); and

Last, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by Law.

ARTICLE IX

ADMINISTRATIVE AGENT

9.01 Appointment of Agents. Barclays Bank PLC is hereby appointed Administrative Agent hereunder and under the other Loan Documents and each Lender hereby authorizes Barclays Bank PLC, in such capacity, to act as its agent in accordance with the terms hereof and the other Loan Documents. Barclays Bank PLC is hereby appointed Collateral Agent hereunder and under the other Loan Documents and each Lender hereby authorizes Barclays Bank PLC, in such capacity, to act as its agent in accordance with the terms hereof and the other Loan Documents. Morgan Stanley is hereby appointed Syndication Agent hereunder and under the other Loan Documents and each Lender hereby authorizes Morgan Stanley, in such capacity, to act as its agent in accordance with the terms hereof and the other Loan Documents. Barclays Bank PLC is hereby appointed Documentation Agent hereunder and under the other Loan Documents and each Lender hereby authorizes Barclays Bank PLC, in such capacity, to act as its agent in accordance with the terms hereof and the other Loan Documents. Each Agent hereby agrees to act upon the express conditions contained herein and the other Loan Documents, as applicable. The provisions of this Section 9.01 are solely for the benefit of Agents and Lenders and no Loan Party shall have any rights as a third-party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Borrower, Holdings or any of their Subsidiaries. Each of Syndication Agent and Documentation Agent, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates. As of the Closing Date, neither Morgan Stanley, in its capacity as Syndication Agent, nor Barclays Bank PLC, in its capacity as Documentation Agent, shall have any obligations but shall be entitled to all benefits of this Section 9.01.

9.02 Powers and Duties. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies and perform such duties hereunder and under the other Loan Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such actions, powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Loan Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have or be deemed to have, by reason hereof or any of the other Loan Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Loan Documents except as expressly set forth herein or therein.

9.03 General Immunity.

(a) No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Loan Party to any Agent or any Lender in connection with the Loan Documents and the Transaction contemplated thereby or for the financial condition or business affairs of any Loan Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans.

(b) Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Loan Documents except to the extent caused by such Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, nonappealable order. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Required Lenders (or such other Lenders as may be required to give such instructions under Section 11.01) or, in the case of Collateral Agent, in accordance with the Security Agreement or other applicable Collateral Document, and, upon receipt of such instructions from Required Lenders (or such other Lenders, as the case may be), or in accordance with the Security Agreement or other applicable Collateral Document, as the case may be, such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected and free from liability in relying on opinions and judgments of attorneys (who may be attorneys for the Loan Parties), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Loan Documents in accordance with the instructions of Required Lenders (or such other Lenders as may be required to give such instructions under Section 11.01) or, in the case of Collateral Agent, in accordance with the Security Agreement or other applicable Collateral Document.

(c) Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, unless Administrative Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” Administrative Agent will notify the Lenders of its receipt of any such notice. Administrative Agent shall take such action with respect to any such Default or Event of Default as may be directed by the Required Lenders in accordance with Section 8.02; provided, however, that unless and until Administrative Agent has received any such direction, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Lenders.

9.04 Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Borrower, Holdings or any of their Affiliates as if it were not performing the duties specified herein without notice to or consent of the Lenders, and may accept fees and other consideration from Borrower, Holdings or any of their Subsidiaries for services in connection herewith and otherwise without having to account for the same to the Lenders. The Lenders acknowledge that pursuant to such activities, each Agent or any of its respective Affiliates may receive information regarding the Borrower, Holdings or any of their Affiliates (including information that may be subject to confidentiality obligations in favor of the Borrower, Holdings or any of their Affiliates) and acknowledge that such Agent shall not be under any obligation to provide such information to them.

9.05 Lenders’ Representations, Warranties and Acknowledgment. Each Lender represents and warrants to the Administrative Agent that it has made its own independent investigation of the financial condition and affairs of the Borrower, Holdings and their respective Subsidiaries, without reliance upon any Agent or any other Lender and based on such documents and information as it has deemed appropriate, in connection with its Credit Extension hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of the Borrower, Holdings and their respective Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

Each Lender, by delivering its signature page to this Agreement and funding its Loan, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be approved by any Agent, Required Lenders or Lenders, as applicable.

9.06 Right to Indemnity. Each Lender, in proportion to its Applicable Percentage, severally agrees to indemnify the Arrangers, each Agent, their Affiliates and their respective officers, partners, directors, trustees, employees, representatives and agents of each Agent (each, an “Indemnitee Agent Party”), to the extent that such Indemnitee Agent Party shall not have been reimbursed by any Loan Party (and without limiting its obligation to do so), for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Indemnitee Agent Party in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as such Indemnitee Agent Party in any way relating to or arising out of this Agreement or the other Loan Documents, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH AGENT; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Indemnitee Agent Party’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, nonappealable order. If any indemnity furnished to any Indemnitee Agent Party for any purpose shall, in the opinion of such Indemnitee Agent Party, be insufficient or become impaired, such Indemnitee Agent Party may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s pro rata share thereof; and provided, further, this sentence shall not be deemed to require any Lender to indemnify any Indemnitee Agent Party against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

Without limitation of the foregoing, each Lender shall reimburse each Agent upon demand for its ratable share as provided above of any costs or out-of-pocket expenses (including counsel fees and disbursements) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of the Borrower.

The undertakings of the Lenders in this Section 9.06 shall survive the payment of all Obligations hereunder and the resignation or replacement of the Administrative Agent.

9.07 Successor Agent. Any Agent may resign at any time by giving 30 days’ prior written notice thereof to Lenders and Borrower. Upon any such notice of resignation or removal, Required Lenders shall have the right, with the consent of the Borrower, which may not be unreasonably withheld, but shall not be required during the continuance of an Event of Default, to appoint a successor Agent, as the case may be. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation or the giving of any notice of removal of any Agent, then the retiring or removed Agent may appoint a successor to such Agent from among the Lenders. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, that successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent and the retiring or removed Agent shall promptly (i) transfer to such successor Agent all sums, Equity Interests and other items of

Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Agent under the Loan Documents as applicable, and (ii) execute and deliver to such successor Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Agent of the security interests created under the Collateral Documents whereupon such retiring or removed Agent shall be discharged from its duties and obligations hereunder. After any former Agent’s resignation or removal hereunder, the provisions of this Article IX, and Section 11.01 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or Collateral Agent, as applicable, hereunder.

9.08 Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. Any such sub-agent or its Affiliates shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care. The exculpatory, indemnification and other provisions of Section 9.03 and Section 9.06 shall apply to any Affiliates of Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. All of the rights, benefits and privileges (including the exculpatory and indemnification provisions) of Section 9.03 and of Section 9.06 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Administrative Agent, (i) such sub-agent shall be a third-party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory and rights to indemnification) and shall have all of the rights, benefits and privileges of a third-party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Loan Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent and not to any Loan Party, Lender or any other Person and no Loan Party, Lender or any other Person shall have the rights, directly or indirectly, as a third-party beneficiary or otherwise, against such sub-agent.

9.09 Collateral Documents and Guarantee.

(a) Agents under Collateral Documents and Guarantee. Each Lender hereby further irrevocably authorizes Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of Secured Parties with respect to the Guarantee, the Collateral and the Collateral Documents. Subject to Section 11.01, without further written consent or authorization from Secured Parties, Administrative Agent or Collateral Agent, as applicable, may execute any documents or instruments necessary to (i) release any Lien encumbering any item of Collateral that is the subject of a sale or other

Disposition of assets permitted hereby or to which Required Lenders (or such other Lenders or Lender Counterparties as may be required to give such consent under Section 11.01) have otherwise consented, or (ii) release any Guarantor from its Guarantee or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 11.01) have otherwise consented.

(b) Right to Realize on Collateral and Enforce Guarantee. Anything contained in any of the Loan Documents to the contrary notwithstanding, Borrower, Administrative Agent, Collateral Agent and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of a Secured Party in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent and (ii) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale, Collateral Agent or any Secured Party may be the purchaser of any or all of such Collateral at any such sale and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale.

(c) Rights under Interest Rate Agreements. No Interest Rate Agreement will create (or be deemed to create) in favor of any Lender Counterparty that is a party thereto any rights in connection with the management or release of any Collateral except as expressly provided in Section 11.01 of this Agreement. By accepting the benefit of the Collateral, each Lender Counterparty shall be deemed to have appointed Collateral Agent as its agent and agrees to be bound by the Loan Documents as a Secured Party, subject to the limitations set forth in this clause (c).

9.10 Posting of Approved Electronic Communications.

(a) Delivery of Communications. Borrower hereby agrees, unless directed otherwise by Administrative Agent or unless the electronic mail address referred to below has not been provided by Administrative Agent to Borrower that it will, or will cause its Subsidiaries to, provide to Administrative Agent all information, documents and other materials that it is obligated to furnish to Administrative Agent or to the Lenders pursuant to the Loan Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Committed Loan Notice, (ii) relates to the payment of any principal or other amount due under this Agreement or any other Loan Document prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default under this Agreement or any other Loan Document or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Loan or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to Administrative Agent to an electronic mail address as directed by Administrative Agent. In addition, Holdings and the Borrower agree to continue to provide the Communications to Administrative Agent or the Lenders, as the case may be, in the manner specified in the Loan Documents but only to the extent reasonably requested by Administrative Agent.

(b) Platform. Borrower and Holdings further agree that Administrative Agent may make the Communications available to the Lenders by posting the Communications on the Platform.

(c) No Warranties as to Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE INDEMNITEES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE INDEMNITEES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE INDEMNITEES HAVE ANY LIABILITY TO ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY, EXCEPT TO THE EXTENT THE LIABILITY OF ANY INDEMNITEES IS FOUND IN A FINAL, NONAPPEALABLE ORDER BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH INDEMNITEE’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(d) Delivery Via Platform. Administrative Agent agrees that the receipt of the Communications by Administrative Agent at its electronic mail address set forth above shall constitute effective delivery of the Communications to Administrative Agent for purposes of the Loan Documents. Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s electronic mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such electronic mail address.

(e) Uses of the Platform. All uses of the Platform shall be governed by and subject to, in addition to this Section 9.10 separate terms and conditions posted or referenced in such Platform and related agreements executed by the Lenders and their Affiliates in connection with the use of such Platform.

(f) No Prejudice to Notice Rights. Nothing herein shall prejudice the right of Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

9.11 Proofs of Claim. The Lenders, Holdings and the Borrower hereby agree that after the occurrence of an Event of Default pursuant to Section 8.01(f), in case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Loan Party, Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on any Loan Party) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(i) to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Loans and any other Obligations that are owing and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Lenders, Administrative Agent and other Agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, Administrative Agent and other agents and their agents and counsel and all other amounts due Lenders, Administrative Agent and other agents hereunder) allowed in such judicial proceeding; and

(ii) to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent and other agents hereunder. Nothing herein contained shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lenders or to authorize Administrative Agent to vote in respect of the claim of any Lender in any such proceeding. Further, nothing contained in this shall affect or preclude the ability of any Lender to (i) file and prove such a claim in the event that Administrative Agent has not acted within ten days prior to any applicable bar date and (ii) require an amendment of the proof of claim to accurately reflect such Lender’s outstanding Obligations.

9.12 Agents and Arrangers. Except as otherwise set forth herein, Syndication Agent, Documentation Agent and any arrangers shall not have any right, power, obligation, liability, responsibility or duty under this Agreement (or any other Loan Document) other than those applicable to all Lenders as such. Without limiting the foregoing, Syndication Agent, Documentation Agent and such arrangers shall not have or be deemed to have any fiduciary relationship with any other Lender. Each Lender acknowledges that it has not relied, and will not rely, on Syndication Agent, Documentation Agent or any arranger in deciding to enter into this Agreement and each other Loan Document to which it is a party or in taking or not taking action hereunder or thereunder.

9.13 Withholding Taxes. To the extent required by any applicable law, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding tax. If the IRS or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender because the appropriate form, as required herein, was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding tax ineffective or for any other reason, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax or otherwise, including any penalties or interest and together with all reasonable expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

ARTICLE X

CONTINUING GUARANTY

10.01 Guaranty. Holdings and Spansion Technology hereby absolutely and unconditionally guarantee, as a guaranty of payment and performance and not merely as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of any and all of the Obligations, whether for principal, interest, premiums, fees, indemnities, damages, costs, expenses or otherwise, of the Borrower to the Secured Parties, arising hereunder and under the other Loan Documents (including all renewals, extensions, amendments, refinancings and other modifications thereof and all costs, attorneys’ fees and expenses incurred by the Secured Parties in connection with the collection or enforcement thereof). The Administrative Agent’s books and records showing the amount of the Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon each of Holdings and Spansion Technology, and conclusive for the purpose of establishing the amount of the Obligations. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Obligations or any instrument or agreement evidencing any Obligations, or by the existence, validity, enforceability, perfection, non-perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Obligations which might otherwise constitute a defense to the obligations of Holdings or Spansion Technology under this Guaranty, and each of Holdings and Spansion Technology hereby irrevocably waive any defenses each may now have or hereafter acquire in any way relating to any or all of the foregoing.

10.02 Rights of Lenders. Holdings and Spansion Technology consent and agree that the Secured Parties may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise Dispose of any security for the payment of this Guaranty or any Obligations; (c) apply such security and direct the order or manner of sale thereof as the Administrative Agent and the Lenders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Obligations. Without limiting the generality of the foregoing, Holdings and Spansion Technology consent to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of Holdings or Spansion Technology under this Guaranty or which, but for this provision, might operate as a discharge of Holdings or Spansion Technology.

10.03 Certain Waivers. Holdings and Spansion Technology waive (a) any defense arising by reason of any disability or other defense of the Borrower or any other guarantor, or the cessation from any cause whatsoever (including any act or omission of any Secured Party) of the liability of the Borrower; (b) any defense based on any claim that Holdings’ or Spansion Technology’s obligations exceed or are more burdensome than those of the Borrower; (c) the benefit of any statute of limitations affecting Holdings’ or Spansion Technology’s liability hereunder; (d) any right to proceed against the Borrower, proceed against or exhaust any security for the Obligations, or pursue any other remedy in the power of any Secured Party whatsoever; (e) any benefit of and any right to participate in any security now or hereafter held by any Secured Party; and (f) to the fullest extent permitted by law, any and all other defenses or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties. Holdings and Spansion Technology expressly waive all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Obligations. Holdings and Spansion Technology waive any rights and defenses that are or may become available to Holdings or Spansion Technology by reason of §§ 2787 and 2855, inclusive, and §§ 2899 and 3433 of the California Civil Code. As provided below, this Guaranty shall be governed by, and construed in accordance with, the Laws of the State of New York. The foregoing waivers and the provisions hereinafter set forth in this Guaranty which pertain to California law are included solely out of an abundance of caution, and shall not be construed to mean that any of the above-referenced provisions of California law are in any way applicable to this Guaranty or the Obligations.

10.04 Obligations Independent. The obligations of Holdings and Spansion Technology hereunder are those of primary obligor, and not merely as surety, and are independent of the Obligations and the obligations of any other guarantor, and a separate action may be brought against Holdings or Spansion Technology to enforce this Guaranty whether or not the Borrower or any other Person or entity is joined as a party.

10.05 Subrogation. Neither Holdings nor Spansion Technology shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Obligations and any amounts payable under this Guaranty have been indefeasibly paid and performed in full and the Commitments and the Facility is terminated. If any amounts are paid to Holdings or Spansion Technology in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Secured Parties to reduce the amount of the Obligations, whether matured or unmatured.

10.06 Termination; Reinstatement. This Guaranty is a continuing and irrevocable guaranty of all Obligations now or hereafter existing and shall remain in full force and effect until all Obligations and any other amounts payable under this Guaranty are indefeasibly paid in full in cash and the Commitments and the Facility with respect to the Obligations are terminated. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Borrower, Spansion Technology or Holdings is made, or any of the Secured Parties exercises its right of setoff, in respect of the Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any of the Secured Parties in their discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Secured Parties are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of Holdings and Spansion Technology under this paragraph shall survive termination of this Guaranty.

10.07 Subordination. Holdings and Spansion Technology hereby subordinate the payment of all obligations and Indebtedness of the Borrower owing to Holdings and Spansion Technology, whether now existing or hereafter arising, including, but not limited to, any obligation of the Borrower to Holdings or Spansion Technology as subrogee of the Secured Parties or resulting from Holdings’ or Spansion Technology’s performance under this Guaranty, to the indefeasible payment in full in cash of all Obligations. If the Secured Parties so request, any such obligation or Indebtedness of the Borrower to Holdings or Spansion Technology shall be enforced and performance received by Holdings or Spansion Technology as trustee for the Secured Parties and the proceeds thereof shall be paid over to the Secured Parties on account of the Obligations, but without reducing or affecting in any manner the liability of Holdings or Spansion Technology under this Guaranty.

10.08 Stay of Acceleration. If acceleration of the time for payment of any of the Obligations is stayed, in connection with any case commenced by or against Holdings, Spansion Technology or the Borrower under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by Holdings or Spansion Technology immediately upon demand by the Secured Parties.

10.09 Condition of the Borrower. Each of Holdings and Spansion Technology acknowledge and agree that it has the sole responsibility for, and has adequate means of, obtaining from the Borrower and any other guarantor such information concerning the financial condition, business and operations of the Borrower and any such other guarantor as Holdings or Spansion Technology require, and that none of the Secured Parties has any duty, and neither Holdings nor Spansion Technology is relying on the Secured Parties at any time, to disclose to Holdings or Spansion Technology any information relating to the business, operations or financial condition of the Borrower or any other guarantor (Holdings and Spansion Technology waiving any duty on the part of the Secured Parties to disclose such information and any defense relating to the failure to provide the same).

10.10 Additional Guarantor Waivers and Agreements. (a) Holdings and Spansion Technology understand and acknowledge that if the Secured Parties foreclose judicially or nonjudicially against any real property security for the Obligations, that foreclosure could impair or destroy any ability that Holdings or Spansion Technology may have to seek reimbursement, contribution, or indemnification from the Borrower or others based on any right Holdings or Spansion Technology may have of subrogation, reimbursement, contribution, or indemnification for any amounts paid by Holdings or Spansion Technology under this Guaranty. Holdings and Spansion Technology further understand and acknowledge that in the absence of this paragraph, such potential impairment or destruction of Holdings’ or Spansion Technology’s rights, if any, may entitle Holdings or Spansion Technology to assert a defense to this Guaranty based on Section 580d of the California Code of Civil Procedure as interpreted in Union Bank v. Gradsky, 265 Cal. App. 2d 40 (1968). By executing this Guaranty, Holdings and Spansion Technology freely, irrevocably, and unconditionally: (i) waive and relinquish that defense and agree that each will be fully liable under this Guaranty even though the Secured Parties may foreclose, either by judicial foreclosure or by exercise of power of sale, any deed of trust securing the Obligations; (ii) agree that neither will not assert that defense in any action or proceeding which the Secured Parties may commence to enforce this Guaranty; (iii) acknowledge and agree that the rights and defenses waived by each in this Guaranty include any right or defense that each may have or be entitled to assert based upon or arising out of any one or more of §§ 580a, 580b, 580d, or 726 of the California Code of Civil Procedure or § 2848 of the California Civil Code; and (iv) acknowledge and agree that the Secured Parties are relying on this waiver in creating the Obligations, and that this waiver is a material part of the consideration which the Secured Parties are receiving for creating the Obligations.

(b) Holdings and Spansion Technology waive all rights and defenses that each may have because any of the Obligations is secured by real property. This means, among other things: (i) the Secured Parties may collect from Holdings or Spansion Technology without first foreclosing on any real or personal property collateral pledged by the other Loan Parties; and (ii) if the Secured Parties foreclose on any real property collateral pledged by the other Loan Parties: (A) the amount of the Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, and (B) the Secured Parties may collect from Holdings and Spansion Technology even if the Secured Parties, by foreclosing on the real property collateral, have destroyed any right Holdings or Spansion Technology may have to collect from the Borrower. This is an unconditional and irrevocable waiver of any rights and defenses Holdings or Spansion Technology may have because any of the Obligations is secured by real property. These rights and defenses include, but are not limited to, any rights or defenses based upon § 580a, 580b, 580d, or 726 of the California Code of Civil Procedure.

(c) Each of Holdings and Spansion Technology waive any right or defense it may have at law or equity, including California Code of Civil Procedure § 580a, to a fair market value hearing or action to determine a deficiency judgment after a foreclosure.

ARTICLE XI

MISCELLANEOUS

11.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or consent shall:

(a)(I) In the case of the Closing, waive any condition set forth in Section 4.01(d), (e), (g) or (i) or, in the case of the Account Release Date, Section 4.02(d), (e) or (g)(i), without the written consent of each Lender and (II) extend the 60 day period in clause (a) or the 18-day period of clause (d) of the definition of “Termination Date” or waive the condition set forth in Section 4.02(k) without the written consent of the Super Majority Lenders;

(b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.02) without the written consent of such Lender;

(c) postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under such other Loan Document without the written consent of each Lender entitled to such payment;

(d) reduce the principal of, or the rate of interest specified herein on, any Loan or (subject to clause (ii) of the second proviso to this Section 11.01) any fees or other amounts payable hereunder or under any other Loan Document; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(e) change (i) Section 2.11 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender or (ii) the order of application of any prepayment of Loans from the application thereof set forth in Section 2.03(b)(vii) in any manner that materially and adversely affects the Lenders under the Facility without the written consent of the Required Lenders;

(f) change any provision of this Section 11.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(g) release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Secured Party;

(h) release all or substantially all of the value of the Guaranty, without the written consent of each Lender;

(i) impose any greater restriction on the ability of any Lender under a Facility to assign any of its rights or obligations hereunder without the written consent of the Required Lenders; or

(j) make any amendment, modification or waiver that would have an adverse effect on the timing or priority of payments due to any Lender Counterparty with respect to any Interest Rate Agreement without the written consent of each Lender Counterparty.

and provided, further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document, (ii) the

Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto and (iii) no amendment, modification or waiver of this Agreement or any Loan Document altering the ratable treatment of obligations arising under Interest Rate Agreements resulting in such obligations being junior in right of payment to principal on the Loans or resulting in obligations owing to any Lender Counterparty becoming unsecured (other than releases of Liens permitted in accordance with the terms hereof), in each case in a manner adverse to any Lender Counterparty, shall be effective without the written consent of such Lender Counterparty. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

If any Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and that has been approved by the Required Lenders, the Borrower may replace such non-consenting Lender in accordance with Section 11.13; provided, that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by such Section (together with all other such assignments required by the Borrower to be made pursuant to this paragraph).

11.02 Notices; Effectiveness; Electronic Communications. (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to Holdings, the Borrower or the Administrative Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 11.02; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire or Lender Addendum.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided, that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such

Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided, that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided, that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Each of Holdings, the Borrower and the Administrative Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(d) Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic Committed Loan Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender, their respective Affiliates, and the partners, directors, officers, employees, agents and advisors of the Administrative Agent and such Lender and of the Administrative Agent and such Lender’s Affiliates from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

11.03 No Waiver; Cumulative Remedies. No failure by any Lender or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

11.04 Expenses; Indemnity; Damage Waiver. (a) Costs and Expenses. The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Agents, Arrangers and their respective Affiliates (including the reasonable fees, charges and disbursements of counsel for the Agents and Arrangers), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the Transaction contemplated hereby or thereby shall be consummated), and (ii) all out-of-pocket expenses incurred by the Agents, Arrangers or any Lender (including the fees, charges and disbursements of one common counsel for the Agents, Arrangers or any Lender provided, that each Agent, Arranger or Lender will have the right to retain separate counsel to represent such Agent, Arranger or Lender if and to the extent the representation of two or more Agents, Arrangers or Lenders by the same counsel would be inappropriate due to actual or potential differing interests between them) in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.

(b) Indemnification by the Borrower. In addition to the payment of expenses pursuant to Section 11.04(a), whether or not the Transaction contemplated hereby shall be consummated, Borrower agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent and Lender, their Affiliates and their respective officers, partners, directors, trustees, employees, shareholders, advisors, controlling Persons, counsel, representatives, agents and attorneys-in-fact of each Agent and each Lender and each of their heirs, successors and assigns (each, an “Indemnitee”), from and against any and all Indemnified Liabilities, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH AGENT; provided, Borrower shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities if such Indemnified Liabilities arise solely from the gross negligence, bad faith or willful misconduct of that Indemnitee as determined by a court of competent jurisdiction in a final, nonappealable order or a settlement tantamount thereto. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 11.04 may be unenforceable in whole or in part because they are violative of any law or public policy, Borrower shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them. No Indemnitee shall be liable for any damages arising from the use by unauthorized persons of information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons or for any special, indirect, consequential or punitive damages in connection with the Transaction contemplated by the Loan Documents.

(c) Reimbursement by Lenders. To the extent permitted by applicable law, neither Borrower nor Holdings shall assert, and each of the Borrower and Holdings hereby waives, any claim against Lenders, Agents, and their respective Affiliates, directors, employees, attorneys or agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the Transaction contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each of the Borrower and Holdings hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

(d) The obligations in this Section 11.04 shall survive payment of the Loans and all other Obligations. At the election of any Indemnitee, the Borrower’s indemnification obligations under this Section 11.04 shall include the obligation to defend such Indemnitee using one common legal counsel (provided, that an Indemnitee will have the right to retain separate counsel to represent such Indemnitee who may be subject to liability arising out of any claim in respect of which indemnified coverage may be sought hereunder if and to the extent the representation of two or more Indemnitees by the same counsel would be inappropriate due to actual or potential differing interests between them) satisfactory to such Indemnitee, at the sole cost and expense of the Borrower. All amounts owing under this Section 11.04 shall be paid within 30 days after demand.

(e) Payments. All amounts due under this Section shall be payable not later than 30 days after demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Aggregate Commitments and the repayment, satisfaction or discharge of all the other Obligations.

11.05 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

11.06 Successors and Assigns.

(a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns permitted hereby. Neither Borrower’s nor Holdings’ rights or obligations hereunder nor any interest therein may be assigned or delegated by Borrower or Holdings without the prior written consent of all Lenders (and any attempted assignment or transfer by Borrower or Holdings without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Right to Assign.

(i) Subject to the conditions set forth in Section 11.06(b)(ii), each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including all or a portion of its Commitment or Loans owing to it or other Obligations, to any Person constituting an Eligible Assignee with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower, who may not act unreasonably in giving such consent; provided, that no consent of the Borrower shall be required for an assignment to any Person meeting the criteria of clause (a) of the definition of Eligible Assignee or, if an Event of Default under Section 8.01 (a), (b), (c), (f) or (g) has occurred and is continuing, any other Person; and

(B) the Administrative Agent; provided, that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Loan to (1) Barclays Bank PLC or an Affiliate thereof or (2) a Lender, an Affiliate of a Lender or an Approved Fund of the assignor.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under the Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of (I) the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or (II) if earlier, the “trade date” (if any) specified in such Assignment and Assumption) shall not be less than $1,000,000 or an integral multiple thereof, unless the Borrower and the Administrative Agent otherwise consent;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided, that only one such fee shall be payable in the case of contemporaneous assignments to or by two or more Approved Funds; and

(C) the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(iii) Subject to acceptance and recording thereof pursuant to Sections 11.06(b)(iv) and 11.06(b)(v), from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits and subject to the obligations of Sections 3.01, 3.04 and 3.05). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.06 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.06(c). Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no assignee of interests shall be entitled to receive any greater payment under Section 3.01 than the applicable grantor of such assignment would have been entitled to receive with respect to the assigned interest had no such assignment been made, and no assignee shall be entitled to the benefits of Section 3.01 unless the Borrower is notified of the assignment and such assignee has complied with the requirements of Section 3.01(e).

(iv) Register. The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at its Principal Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of and interest on the Loans owing and paid to, each Lender pursuant to the terms hereof from time to time and amounts received by the Administrative Agent from the Borrower and whether such amounts constitute principal, interest, fees or other and each Lender’s share thereof (the “Register”). Borrower, Administrative Agent and the Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof (and the entries in the Register shall be conclusive for such purposes), and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until an Assignment and Assumption effecting the assignment or transfer thereof shall have been delivered to and accepted by Administrative Agent and recorded in the Register as provided in Section 11.06(b)(v). Prior to such recordation, all amounts owed with respect to the applicable Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans. Solely for the purposes of maintaining the Register and for tax purposes only Administrative Agent shall be deemed to be acting on behalf of the Borrower. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an Eligible Assignee, the Eligible Assignee’s completed Administrative Questionnaire (unless the Eligible Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in Section 11.06(b)(ii)(B) and any written consent to such assignment required by Section 11.06(b)(i), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Participations.

(i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (other than Borrower, Holdings, any of its Subsidiaries or any of their respective Affiliates) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments, Loans or in any other Obligation); provided, that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly and adversely affected thereby pursuant to the proviso to the second sentence of Section 11.01 and (2) directly affects such Participant. Subject to Section 11.06(c)(ii) below, the Borrower agrees that each Participant shall be entitled to the benefits and subject to the obligations of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.06(b).

(ii) A Participant shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent to such Participant’s entitlement to such greater payments. No Participant shall be entitled to the benefits of Section 3.01 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees to comply with Section 3.01(e), as (and to the extent) applicable, as if such Participant were a Lender.

(d) Certain Other Assignments. In addition to any other assignment permitted pursuant to this Section 11.06, any Lender may assign, pledge and/or grant a security interest in, all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System of the United States (or any successor) and any operating circular issued by such Federal Reserve Bank; provided, no Lender, as between Borrower and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge; and provided, further, in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder. The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in this Section 11.06(d).

11.07 Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower.

For purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary thereof relating to any Loan Party or any Subsidiary thereof or their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary thereof; provided, that in the case of information received from a Loan Party or any such Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Administrative Agent and the Lenders acknowledges that (a) the Information may include material non-public information concerning the Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-public information in accordance with applicable Law, including Federal and state securities Laws.

11.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Administrative Agent, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such Indebtedness. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided, that the failure to give such notice shall not affect the validity of such setoff and application.

11.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

11.10 Counterparts; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

11.11 Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied.

11.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

11.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that:

(a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.06(b)(ii)(B);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.01 or Section 3.05) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a material claim for compensation under Section 3.04 or material payments required to be made pursuant to Section 3.01, such assignment will result in a material reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

11.14 Governing Law; Jurisdiction; Etc. (a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK EXCEPT TO THE EXTENT GOVERNED BY THE PROVISIONS OF THE BANKRUPTCY CODE PRIOR TO THE EMERGENCE.

(b) SUBMISSION TO JURISDICTION. PRIOR TO THE EMERGENCE, ALL PARTIES HERETO SUBMIT TO THE NONEXCLUSIVE JURISDICTION AND VENUE OF THE BANKRUPTCY COURT, OR IN THE EVENT THAT THE BANKRUPTCY COURT DOES NOT HAVE OR DOES NOT EXERCISE JURISDICTION, THEN IN ANY FEDERAL OR STATE COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. SUBJECT TO THE IMMEDIATELY PRECEDING SENTENCE, THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 11.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW

11.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

11.16 No Advisory or Fiduciary Responsibility. In connection with all aspects of each Transaction contemplated hereby, the Borrower and Holdings each acknowledge and agree, and acknowledge their respective Affiliates’ understanding, that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower, Holdings and their respective Affiliates, on the one hand, and the Administrative Agent and the Arrangers, on the other hand, and each of the Borrower and Holdings is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the Transaction contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent and each of the Arrangers is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower, Holdings or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Administrative Agent or either of the Arrangers has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower or Holdings with respect to the Transaction contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent or the Arrangers has advised or is currently advising the Borrower, Holdings or any of their respective Affiliates on other matters) and none of the Administrative Agent or either of the Arrangers has any obligation to the Borrower, Holdings or any of their respective Affiliates with respect to the Transaction contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the

Administrative Agent and the Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, Holdings and their respective Affiliates, and none of the Administrative Agent or either of the Arrangers has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Administrative Agent and the Arrangers have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to the Transaction contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Borrower and Holdings has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Borrower and Holdings hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent and the Arrangers with respect to any breach or alleged breach of agency or fiduciary duty.

11.17 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the Act.

11.18 Time of the Essence. Time is of the essence of the Loan Documents.

11.19 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

11.20 Delivery of Lender Addenda. Each Lender (other than any Lender whose name appears on the signature pages to this Agreement) shall become a party to this Agreement by delivering to the Administrative Agent a Lender Addendum duly executed by such Lender.

11.21 Agents; Arrangers. Notwithstanding anything herein to the contrary, none of the Persons named on the cover page of this Agreement as a Joint Lead Arranger and Joint Book Runner, as a Syndication Agent or as a Documentation Agent shall have any duties or obligations under this Agreement except in its capacity as a Lender, but all such Persons, as a Lender, shall have the benefit of the indemnities provided for hereunder. Without limiting the foregoing, none of such Persons shall have or be deemed to have a fiduciary relationship with any Lender as a result of this Agreement. Each Lender hereby makes the same acknowledgements with respect to the relevant Persons in their respective capacities as Joint Lead Arranger and Joint Book Runner or as Syndication Agent or as Documentation Agent, as applicable, as it makes with respect to the Administrative Agent in Section 11.16 above.

11.22 Intercreditor Agreement. Each Lender hereby irrevocably appoints, designates and authorizes the Administrative Agent to enter into or otherwise become bound by the Intercreditor Agreement on its behalf and to take such action on its behalf under the provisions thereof. Each Lender further agrees to be bound by the terms and conditions of the Intercreditor Agreement and agrees that it shall not take any action that is prohibited by or inconsistent with the terms of the Intercreditor Agreement. No further consent or approval on the part of any Lender is or will be required in connection with the performance by the Agent of the Intercreditor Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

BORROWER:

SPANSION LLC, a Delaware limited liability company

By:	/s/ John H. Kispert
Name:	John H. Kispert
Title:	President and Chief Executive Officer

GUARANTORS:

SPANSION INC., a Delaware corporation

By:	/s/ John H. Kispert
Name:	John H. Kispert
Title:	President and Chief Executive Officer

SPANSION TECHNOLOGY LLC, a Delaware limited liability company

By:	/s/ John H. Kispert
Name:	John H. Kispert
Title:	Chief Executive Officer

BARCLAYS BANK PLC, as Administrative Agent and Collateral Agent

By:	/s/ Ritam Bhalla
Name:	Ritam Bhalla
Title:	Vice President

MORGAN STANLEY SENIOR FUNDING, INC., as Joint Lead Arranger, Joint Book Runner and Syndication Agent

By:	/s/ Subhalakshmi Ghosh-Kohli
Name:	Subhalakshmi Ghosh-Kohli
Title:	Vice President

Schedule 4.01(c)(ii)

To the Credit Agreement

Deposit and Investment Accounts

Schedule 4.01(c)(iii)

To the Credit Agreement

Mortgaged Property

Schedule 5.03

To the Credit Agreement

Certain Authorizations

Schedule 5.05(b)

To the Credit Agreement

Supplement to Interim Financial Statements

Schedule 5.06

To the Credit Agreement

Disclosed Litigation

Schedule 5.08(b)

To the Credit Agreement

Existing Liens

Schedule 5.08(c)

To the Credit Agreement

Owned Real Property

Schedule 5.08(d)(i)

To the Credit Agreement

Leased Real Property (Lessee)

Schedule 5.08(d)(ii)

To the Credit Agreement

Leased Real Property (Lessor)

Schedule 5.08(e)

To the Credit Agreement

Existing Investments

Schedule 5.09

To the Credit Agreement

Environmental Matters

Schedule 5.13

To the Credit Agreement

Subsidiaries and Other Equity Investments; Loan Parties

Schedule 5.16

To the Credit Agreement

Contested Compliance With Laws

Schedule 5.20

To the Credit Agreement

Labor Matters

Schedule 5.24(a)

To the Credit Agreement

Financing Statements

Schedule 5.24(b)

To the Credit Agreement

Mortgage Recording Office(s)

Schedule 6.12

To the Credit Agreement

Guarantors

Schedule 6.17

To the Credit Agreement

Material Contracts

Schedule 7.01(m)

To the Credit Agreement

Liens Existing Prior to Emergence

Schedule 7.02(d)

To the Credit Agreement

Existing Indebtedness

Schedule 7.02(k)

To the Credit Agreement

Indebtedness Existing Prior to Emergence

Schedule 7.09

To the Credit Agreement

Burdensome Agreements

Schedule 7.15

To the Credit Agreement

Certain Prepayments

Schedule 11.02

To the Credit Agreement

Administrative Agent’s Office, Certain Addresses for Notices

ADMINISTRATIVE AGENT’S OFFICE

Notices (other than Requests for Extensions of Credit):

Barclays Bank PLC

Bank Debt Management Group

745 Seventh Avenue

New York, NY 10019

Attn: Spansion Portfolio Manager: Ritam Bhalla / Allison D’Eugenio

Tel: 212-526-1819 / 212-526-1374

Facsimile: 646-758-2774 / 212-526-5115

Electronic Mail: ritam.bhalla@barcap.com / allison.deugenio2@barcap.com

For Payments and Requests for Extensions of Credit:

Barclays Bank PLC

745 Seventh Avenue

New York, NY 10019

Attn: Patrick Kerner

Tel: 201-499-5040

Facsimile: 917-522-0569

Electronic Mail: xraUSLoanOps5@barclayscapital.com / patrick.kerner@barcap.com

WIRE TRANSFER INSTRUCTIONS

U.S. Dollars Only:
Bank Name:	Barclays Bank PLC
Address (City, State):	70 Hudson St., Jersey City NJ 07302
ABA#:	026 002 574
Account Name:	Clad Control Account
Account Number:	050-019104
Reference:	Spansion

Borrower:

Spansion LLC

915 DeGuigne Drive

P.O. Box 3453

Sunnyvale, California 94088

Attention: General Counsel

Telecopy No.: (408) 774-7443

With copies to:

Latham & Watkins

505 Montgomery Street, Ste. 2000

San Francisco, CA 94111

Attention: John Kenney, Esq.

Telecopy No.: (415) 395-8007

EXHIBIT A

FORM OF

COMMITTED LOAN NOTICE

Date:                     ,

To:	Barclays Bank PLC, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of February [    ], 2010 (the “Agreement”; the terms defined therein being used herein as therein defined), among SPANSION LLC, a Delaware limited liability company (the “Borrower”), SPANSION INC., a Delaware corporation, SPANSION TECHNOLOGY LLC, a Delaware limited liability company, each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”), BARCLAYS BANK PLC, as Administrative Agent, Collateral Agent and Documentation Agent, BARCLAYS CAPITAL, as Joint Lead Arranger and Joint Book Runner, and MORGAN STANLEY SENIOR FUNDING, INC., as Joint Lead Arranger, Joint Book Runner and Syndication Agent.

The undersigned hereby requests (select one):

☐ A Borrowing                        ☐ A conversion or continuation of Loans

1.	On (a Business Day).

2.	In the amount of $ .

3.	Comprised of .

    [Type of Loan requested: Base Rate Loan or Eurodollar Rate Loan]

4.	For Eurodollar Rate Loans: with an Interest Period of months.

SPANSION LLC

By:
Name:
Title:

A-1

Committed Loan Notice

EXHIBIT B

FORM OF

TERM NOTE

FOR THE PURPOSES OF SECTIONS 1272, 1273 AND 1275 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, THIS NOTE WAS ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”). THE HOLDER OF THIS NOTE MAY CALL [INSERT APPROPRIATE CONTACT] AT [INSERT TEL. NUMBER] FOR THE ISSUE PRICE, THE AMOUNT OF OID, THE ISSUE DATE, AND THE YIELD TO MATURITY OF THIS NOTE, WHICH INFORMATION WILL BE PROVIDED NO LATER THAN 10 DAYS FROM THE ISSUE DATE OF THIS NOTE.

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to              or registered assigns permitted by the Agreement (as hereinafter defined) (the “Lender”), in accordance with the provisions of the Agreement, the principal amount of              DOLLARS ($            ), such principal amount being equal to the amount of a Loan made by the Lender to the Borrower under that certain Credit Agreement, dated as of February [    ], 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among the Borrower, Spansion Inc., a Delaware corporation, Spansion Technology LLC, a Delaware limited liability company, each lender from time to time party thereto, Barclays Bank PLC, as Administrative Agent, Collateral Agent and Documentation Agent, Barclays Capital, as Joint Lead Arranger and Joint Book Runner, and Morgan Stanley Senior Funding, Inc., as Joint Lead Arranger, Joint Book Runner and Syndication Agent.

The Borrower promises to pay interest on the unpaid principal amount of each Loan from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender as provided in the Agreement. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid as provided in the Agreement, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Guaranty and is secured by the Collateral. If one or more of the Events of Default specified in the Agreement occurs and is continuing, all amounts then remaining unpaid on this Note shall become under certain circumstances, or may be declared to be, immediately due and payable, all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

Form of Term Note

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SPANSION LLC, a Delaware limited liability company

By:
Name:
Title:

Form of Term Note

TERM LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

Form of Term Note

EXHIBIT C

FORM OF

COMPLIANCE CERTIFICATE

Financial Statement Date:             ,

To:	Barclays Bank PLC, as Administrative Agent

Ladies	and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of February [    ], 2010 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among SPANSION LLC, a Delaware limited liability company (the “Borrower”), SPANSION INC., a Delaware corporation (“Holdings”), SPANSION TECHNOLOGY LLC, a Delaware limited liability company, each lender from time to time party thereto, BARCLAYS BANK PLC, as Administrative Agent, Collateral Agent and Documentation Agent, BARCLAYS CAPITAL, as Joint Lead Arranger and Joint Book Runner, and MORGAN STANLEY SENIOR FUNDING, INC., as Joint Lead Arranger, Joint Book Runner and Syndication Agent.

The undersigned Responsible Officer hereby certifies, solely in his/her capacity as an officer of Holdings, as of the date hereof, that he/she is authorized to execute and deliver this Certificate to the Administrative Agent on the behalf of Holdings, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. I have reviewed the most recent year-end audited financial statements complete and correct copies of which are attached hereto as Schedule 1, as required by Section 6.01(a) of the Agreement for the fiscal year of Holdings and its Subsidiaries ended as of the above date, together with the report and opinion of a Registered Public Accounting Firm of nationally recognized standing required by such section.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. I have reviewed the unaudited financial statements complete and correct copies of which are attached hereto as Schedule 1, as required by Section 6.01(b) of the Agreement for the fiscal quarter of Holdings and its Subsidiaries ended as of the above date.

[Use following paragraph 1 for certificate delivered on the Account Release Date]

1. I have reviewed the audited financial statements of the fiscal year ended December 27, 2009, complete and correct copies of which are attached hereto as Schedule 1, as required by Section 4.02(c)(x) of the Agreement for the fiscal year of Holdings and its Subsidiaries ended as of the above date.

2. Based on my knowledge, the financial statements, and other financial information included in this Certificate, fairly present in all material respects the consolidated financial condition, results of operations and cash flows of Holdings and its Subsidiaries, each, to the extent required by Section 6.01, in accordance with GAAP as of, and for, the period presented in the financial statements.

Form of Compliance Certificate

3. The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a review in reasonable detail of the transactions and condition (financial or otherwise) of Holdings and its Subsidiaries during the accounting period covered by the attached financial statements.

4. A review of the activities of the Borrower and Holdings and its Subsidiaries during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period Holdings and its Subsidiaries performed and observed all their Obligations under the Loan Documents, and

[select one:]

[to the best knowledge of the undersigned during such fiscal period, the Borrower and Holdings and its Subsidiaries are in compliance with the covenants and conditions of the Loan Documents applicable to it and no Default under the financial covenants set forth in the Loan Documents has occurred and is continuing.]

—or—

[the Borrower and Holdings and its Subsidiaries have not complied with the following covenants or conditions and the following is a list of each such Default and its nature and status:]

5. The representations and warranties of Holdings and the Borrower contained in Article V of the Agreement, or which are contained in any document furnished at any time under or in connection with the Loan Documents, are true and correct in all respects on and as of the date hereof, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they were true and correct in all respects as of such earlier date, and except that for purposes of this Certificate, the representations and warranties contained in subsections (a) and (b) of Section 5.05 of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to subsections (a) and (b), respectively, of Section 6.01 of the Agreement, including the statements in connection with which this Certificate is delivered.

6. The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the above date.1

[Signature Page Follows]

[1]

For the Compliance Certificate to be delivered at the Account Release Date, the covenant analyses and information set forth on Schedule 2 will cover the financial conditions set forth in Section 4.02(i) of the Agreement.

Form of Compliance Certificate

IN WITNESS WHEREOF, the undersigned Responsible Officer has executed this Certificate solely in his/her capacity as an officer of Holdings as of             ,             .

Name:
[Principal Executive Officer]

Form of Compliance Certificate

For the [Quarter/Year] ended                      (“Statement Date”)

SCHEDULE 1

to the Compliance Certificate

Financial Certificates

Form of Compliance Certificate

For the Quarter/Year ended                      (“Statement Date”)

SCHEDULE 2

to the Compliance Certificate

($ in 000’s)

FINANCIAL COVENANT COMPLIANCE

Form of Compliance Certificate

EXHIBIT D

FORM OF

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]2 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]3 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]4 hereunder are several and not joint.]5 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

[2]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[3]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[4]	Select as appropriate.
[5]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

Form of Assignment and Assumption

1.	Assignor[s]:

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower:	SPANSION LLC, a Delaware limited liability company

4.	Administrative Agent: BARCLAYS BANK PLC, as the administrative agent under the Credit Agreement

5.	Credit Agreement: Credit Agreement, dated as of February [_], 2010, among the Borrower, Spansion Inc., Spansion
Technology LLC, each lender from time to time party thereto, Barclays Bank PLC, as Administrative Agent, Collateral Agent
and Documentation Agent, Barclays Capital, as Joint Lead Arranger and Joint Book Runner, and Morgan Stanley Senior
Funding, Inc., as Joint Lead Arranger, Joint Book Runner and Syndication Agent.

6.	Assigned Interest[s]:

Assignor[s][6]	Assignee[s][7]	Aggregate Amount of Commitment for all Lenders[8]	Amount of Commitment Assigned	Percentage Assigned of Commitment[9]	CUSIP Number
		$	$	%
		$	$	%
		$	$	%

[7.	Trade Date:	][10]

[6]	List each Assignor, as appropriate.
[7]	List each Assignee, as appropriate.
[8]

Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

[9]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[10]	To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

Form of Assignment and Assumption Agreement

8.	Effective Date: , 20 [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:
Title:

[Consented to and]11 Accepted:

BARCLAYS BANK PLC, as Administrative Agent

By:
Title:
[Consented to:][12] SPANSION LLC

By:
Title:

[11]	To be added for Administrative Agent only if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender.
[12]	To be added unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund.

Form of Assignment and Assumption Agreement

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

SPANSION LLC CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1. Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the Transaction contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the Transaction contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 11.06(b) of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.06(b) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.01(a) or (b) thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

Form of Assignment and Assumption Agreement

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

Form of Assignment and Assumption Agreement

EXHIBIT E

FORM OF GUARANTY

[SEE SEPARATE ATTACHMENT]

E-1

Form of Guaranty

EXHIBIT F

FORM OF SECURITY AGREEMENT

[SEE SEPARATE ATTACHMENT]

F-1

Form of Security Agreement

EXHIBIT G

FORM OF MORTGAGE

[SEE SEPARATE ATTACHMENT]

G-1

Form of Mortgage

EXHIBIT H

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of                  , 20     (this “Agreement”), is entered into by each of SPANSION LLC, a Delaware limited liability company (“Borrower”), SPANSION INC., a Delaware corporation (“Holdings”), SPANSION TECHNOLOGY LLC, a Delaware limited liability company (“Spansion Technology”) and each Material Subsidiary (such term and the other capitalized terms used herein shall have the meanings assigned thereto in Article I of this Agreement) of any Loan Party identified on the signature pages hereof as an “Additional Guarantor” (all such Material Subsidiaries hereinafter collectively referred to as the “Additional Guarantors”, and each individually as an “Additional Guarantor”), to and for the benefit of BARCLAYS BANK PLC, as administrative agent (in such capacity, the “Administrative Agent”) and collateral agent (in such capacity, the “Collateral Agent”) for the Secured Parties.

RECITALS

WHEREAS, pursuant to the Credit Agreement, dated as of February [•], 2010 (as the same may be amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Borrower, Holdings, Spansion Technology, the Lenders party thereto from time to time, the Administrative Agent, the Collateral Agent, Barclays Bank PLC, as documentation agent, Barclays Capital as joint lead arranger and joint book runner, and Morgan Stanley Senior Funding, Inc. as joint lead arranger, joint book runner and syndication agent, and the other Loan Documents referred to therein, the Lenders have made Credit Extensions to or for the benefit of the Loan Parties;

WHEREAS, pursuant to Section 6.12 of the Credit Agreement, Borrower has agreed to cause each Additional Guarantor to execute and deliver this Agreement and to become a Guarantor under the Guaranty, and a Grantor (as defined in the Security Agreement) under the Security Agreement and other Collateral Documents as provided in this Agreement;

WHEREAS, each Additional Guarantor will derive substantial direct and indirect benefit from the Credit Extensions under the Loan Documents made by the Lenders to or for the benefit of the Borrower and the other Loan Parties; and

WHEREAS, each Additional Guarantor is willing to become a Loan Party under the Loan Documents as hereinafter provided in order to obtain such benefits;

Form of Joinder Agreement

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Additional Guarantor hereby agrees, for the benefit of each Secured Party, as follows:

ARTICLE I

DEFINITIONS

1.01 Credit Agreement Definitions. Capitalized terms used in this Agreement and not otherwise defined herein have the meanings specified in Section 1.01 of the Credit Agreement.

1.02 Constructions. The rules of construction specified in Sections 1.02 through 1.06 of the Credit Agreement also apply to this Agreement.

ARTICLE II

JOINDER AGREEMENTS; SUPPLEMENTS

2.01 Guaranty. Each Additional Guarantor agrees to, and does hereby, become a Guarantor in respect of the Obligations of the Borrower and each other Guarantor, with the same force and effect as if it were an original party to the Guaranty, and agrees that each reference in the Guaranty to a “Guarantor” or a “Loan Party” shall also mean and be a reference to such Additional Guarantor.

2.02 Security Agreement. Each Additional Guarantor agrees to, and does hereby, become a Grantor under the Security Agreement with the same force and effect as if it were an original party thereto and agrees that each reference in the Security Agreement to a “Grantor” shall also mean and be a reference to such Additional Guarantor.

2.03 Loan Documents. Each Additional Guarantor (a) agrees to be obligated and bound by all the terms, provisions and covenants under each of the Loan Documents which are binding on a Guarantor, a Loan Party or a Grantor, as applicable, and (b) represents and warrants that each of the representations and warranties contained in the Guaranty, the Security Agreement and the Security Agreement Supplement referred to in Section 4.01(c)(iii) below as it relates to such Additional Guarantor is true and correct as of the date hereof, with the same effect as though such representations had been made on and as of the date hereof after giving effect to both the joinder of such Additional Guarantor as an additional Guarantor and Loan Party under the Guaranty and as a Grantor under the Security Agreement.

2.04 Guarantors’ Acknowledgement. Borrower, on behalf of each Guarantor, hereby acknowledges and consents to the supplement of the Guaranty and the Security Agreement by this Agreement, and confirms the Obligations of each Guarantor under the Guaranty, as so supplemented, remain in full force and effect.

ARTICLE III

SECURITY INTERESTS IN PERSONAL PROPERTY

3.01 Security Interest. Subject to and in accordance with the terms and conditions of the Security Agreement, each Additional Guarantor hereby collaterally assigns and pledges to the Collateral Agent, its successors and assigns, for the ratable benefit of the Secured

Form of Joinder Agreement

Parties, and hereby grants to the Collateral Agent, its successors and assigns, for the ratable benefit of the Secured Parties, as security for the payment or performance in full of the Obligations of such Additional Guarantor, a security interest in all right, title and interest of such Additional Guarantor in, to and under any and all of the Collateral now owned or at any time hereafter acquired by such Additional Guarantor or in which such Additional Guarantor now has or at any time in the future may acquire any right, title or interest.

ARTICLE IV

DELIVERIES

4.01 Deliveries.

(a) Delivered to the Administrative Agent and the Collateral Agent herewith are the following certificates, documents and opinions, each in form and substance reasonably satisfactory to the Administrative Agent:

(i) certificates of resolutions or other action, incumbency certificates and/or other certificates of duly authorized officers of each Additional Guarantor as the Administrative Agent may reasonably require (A) certifying the resolutions of its board of directors, members or other body authorizing the execution, delivery and performance of this Agreement and the other Loan Documents, as supplemented by this Agreement and (B) evidencing the identity, authority and capacity of each duly authorized officer authorized to act on behalf of such Additional Guarantor in connection with this Agreement and the other Loan Documents, as supplemented by this Agreement;

(ii) documents and certifications as the Administrative Agent may reasonably require to evidence that each Additional Guarantor is duly organized or formed, validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect, including, certified copies of the Organization Documents of such Additional Guarantor and certificates of good standing and/or qualification to engage in business of such Additional Guarantor;

(iii) a certificate of a duly authorized officer of Holdings or Borrower on behalf of each Additional Guarantor either (A) attaching copies of all consents, licenses and approvals of Governmental Authorities, shareholders and other Persons required in connection with the execution, delivery and performance by each Additional Guarantor and the validity against such Additional Guarantor of the Loan Documents to which it is a party and such consents, licenses and approvals shall be in full force and effect, or (B) stating that no such consents, licenses or approvals are so required; and

(iv) copies of Uniform Commercial Code Reports for Information or Copies (Form UCC-11) or similar search reports, dated a date reasonably near (but prior to) the date hereof, listing all effective UCC financing statements (including fixture filings), tax liens and judgment liens which name any Additional Guarantor, as the debtor, and which

Form of Joinder Agreement

are filed in the jurisdictions in which such Additional Guarantor is organized, and in such other jurisdictions as the Administrative Agent or the Collateral Agent may reasonably request, together with copies of such financing statements (none of which (other than financing statements filed pursuant to the terms hereof in favor of the Collateral Agent, if such Form UCC-11 or search report, as the case may be, is current enough to list such financing statements) shall cover any of the Collateral, other than Permitted Liens (as defined in the Security Agreement).

(b) Delivered to the Administrative Agent and the Collateral Agent in the time specified below will be the following documents, each in form and substance reasonably satisfactory to the Administrative Agent:

(i) promptly upon receipt thereof, acknowledgment copies of UCC financing statements (or delivery of such financing statements in proper form for filing) naming each Additional Guarantor, as debtor, and the Collateral Agent, as secured party, with respect to all the assets of such Additional Guarantor, which such UCC financing statements have been filed, or have been delivered to the Administrative Agent for filing, under the UCC of all jurisdictions as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the first priority security interest of the Administrative Agent pursuant to the Security Agreement;

(ii) as soon as practicable, fully executed agreements in a form reasonably acceptable to the Collateral Agent containing a description of all Collateral consisting of Intellectual Property that is material to the conduct of such Additional Guarantor’s business with respect to United States Patents (and patents for which United States federal patent applications are pending) and United States federally registered Trademarks (and Trademarks for which United States federally registered applications are pending) and United States federally registered Copyrights, and any applicable foreign equivalent of the foregoing, duly executed and delivered to the Collateral Agent for recording by the United States Patent and Trademark Office and the United States Copyright Office pursuant to 35 U.S.C. § 261, 15 U.S.C § 1060 or 17 U.S.C. § 205 and the regulations thereunder, as applicable, to protect the validity of and to establish a legal, valid and perfected security interest in favor of the Collateral Agent in respect of all such Collateral in which a security interest may be perfected by filing, recording or registering in such offices and any applicable foreign jurisdiction at the discretion of the Collateral Agent; and

(iii) within sixty (60) days of the date hereof, Account Control Agreements with the banks or security intermediaries identified on the Security Agreement Supplement as requested by the Collateral Agent in accordance with the Security Agreement, in each case, duly executed and delivered or authenticated by the parties thereto.

(c) Delivered to the Administrative Agent and the Collateral Agent in the time specified in the Credit Agreement will be the documents described in Section 6.12 of the Credit Agreement, each in form and substance reasonably satisfactory to the Administrative Agent.

Form of Joinder Agreement

ARTICLE V

MISCELLANEOUS

5.01 Notices. All notices and other communications provided for hereunder shall be made in accordance with Section 11.02 of the Credit Agreement (with any notice to an Additional Guarantor being delivered to it in care of the Borrower). All such notices and other communications shall be deemed to be given or made at the times provided in Section 11.02 of the Credit Agreement.

5.02 Amendments, etc.; Successors and Assigns.

(a) No amendment to or waiver of any provision of this Agreement or of the Loan Documents, as supplemented by this Agreement, nor consent to any departure by any Additional Guarantor herefrom or therefrom, shall in any event be effective unless the same shall be in writing and signed by the Administrative Agent and, with respect to any such amendment, by the Additional Guarantor or Borrower on behalf of such Additional Guarantor, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. This Agreement shall be construed as a separate agreement with respect to each Additional Guarantor and may be amended, modified, supplemented, waived or released with respect to any Additional Guarantor without the approval of any other Additional Guarantor and without affecting the Obligations of any other Additional Guarantor hereunder.

(b) This Agreement and the Loan Documents, as supplemented by this Agreement, shall be binding upon each Additional Guarantor and its successors, transferees and assigns permitted under the Loan Documents and shall inure to the benefit of the Administrative Agent and each Secured Party and their respective successors, transferees and assigns; provided, however, that no Additional Guarantor may assign its obligations hereunder or under any of the Loan Documents, as supplemented by this Agreement, without the prior written consent of the Administrative Agent and any Lenders required by Section 11.06 of the Credit Agreement.

5.03 Survival of Agreement. All covenants, agreements, representations and warranties made by each Additional Guarantor in each Loan Document, as supplemented by this Agreement, and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the execution and delivery of this Agreement, regardless of any investigation made by any Lender or on its behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement, and shall continue in full force and effect until the Termination Date (as defined in the Security Agreement).

5.04 Administrative Agent Appointed Attorney-in-Fact. Each Additional Guarantor hereby appoints the Collateral Agent the attorney-in-fact of such Additional Guarantor to the extent provided in the Security Agreement, with the same force and effect as if it were an original party thereto.

Form of Joinder Agreement

5.05 Waivers. No failure or delay by the Administrative Agent or any Secured Party in exercising any right, power or remedy hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy, or any abandonment or discontinuance of steps to enforce such a right, power or remedy, preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies of the Administrative Agent, the Collateral Agent and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights, powers or remedies that they would otherwise have. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time. No notice or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.

5.06 Severability. If any provision of this Agreement or any other Loan Document, as supplemented by this Agreement, is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement or such other Loan Document shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

5.07 Counterparts, Integration, Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents, as supplemented by this Agreement, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective as to an Additional Guarantor when it shall have been executed by such Additional Guarantor and when the Administrative Agent and the Collateral Agent shall have received counterparts hereof bearing the signature of such Additional Guarantor. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

5.08 Headings. Article and Section headings used herein are for the purpose of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

5.09 GOVERNING LAW; JURISDICTION; ETC.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK EXCEPT TO THE EXTENT GOVERNED BY THE PROVISIONS OF THE BANKRUPTCY CODE PRIOR TO THE EMERGENCE.

Form of Joinder Agreement

(b) SUBMISSION TO JURISDICTION. PRIOR TO THE EMERGENCE, ALL PARTIES HERETO SUBMIT TO THE NONEXCLUSIVE JURISDICTION AND VENUE OF THE BANKRUPTCY COURT, OR IN THE EVENT THAT THE BANKRUPTCY COURT DOES NOT HAVE OR DOES NOT EXERCISE JURISDICTION, THEN IN ANY FEDERAL OR STATE COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. SUBJECT TO THE IMMEDIATELY PRECEDING SENTENCE, EACH ADDITIONAL GUARANTOR IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF SUCH STATE, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH ADDITIONAL GUARANTOR IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (b) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02 OF THE CREDIT AGREEMENT. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

5.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL

Form of Joinder Agreement

PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

5.11 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS SUPPLEMENTED BY THIS AGREEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES OR BY PRIOR OR CONTEMPORANEOUS WRITTEN AGREEMENTS. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[Signature Pages Follow.]

Form of Joinder Agreement

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

Borrower:	SPANSION LLC

By:
Name:
Title:

Holdings:	SPANSION INC.

By:
Name:
Title:

Spansion Technology:	SPANSION TECHNOLOGY LLC

By:
Name:
Title:

Additional Guarantors:	[NAME OF ADDITIONAL GUARANTOR]

By:
Name:
Title:

[NAME OF ADDITIONAL GUARANTOR]

By:
Name:
Title:

Form of Joinder Agreement

EXHIBIT I

FORM OF INTERCREDITOR AGREEMENT

[SEE SEPARATE ATTACHMENT]

I-1

Form of Intercreditor Agreement

EXHIBIT J

FORM OF LENDER ADDENDUM

Reference is made to the Credit Agreement, dated as of February [    ], 2010, by and among SPANSION LLC, a Delaware limited liability company, as Borrower, SPANSION INC., a Delaware corporation, and SPANSION TECHNOLOGY LLC, a Delaware limited liability company, as Guarantors, each lender from time to time party thereto, BARCLAYS BANK PLC, as Administrative Agent, Collateral Agent and Documentation Agent, BARCLAYS CAPITAL, as Joint Lead Arranger and Joint Book Runner, and MORGAN STANLEY SENIOR FUNDING, INC., as Joint Lead Arranger, Joint Book Runner and Syndication Agent (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”). All terms used but not defined herein shall have their respective meanings in the Credit Agreement.

Upon execution and delivery of this Lender Addendum by the party hereto as provided in Section 11.20 of the Credit Agreement, the undersigned hereby becomes a Lender under the Credit Agreement having the Commitments set forth beneath its signature hereto, effective as of the Closing Date.

THIS LENDER ADDENDUM SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Delivery of an executed signature page hereof by facsimile transmission (or other electronic transmission) shall be effective as delivery of a mutually executed counterpart hereof.

J-1

Form of Lender Addendum

IN WITNESS WHEREOF, the party hereto has caused this Lender Addendum to be duly executed and delivered by its proper and duly authorized officers as of this [    ] day of February, 2010.

[ ]

By:
Name:
Title:

Term Loan Commitment:	$[ ]
Lending Office:	[ ]

J-2

Form of Lender Addendum

EXHIBIT K

FORM OF

DISCOUNTED PREPAYMENT OPTION NOTICE

[                    ],

as Administrative Agent

[Address]

[Attention]

[            , 2010]

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of February [    ], 2010, by and among SPANSION LLC, a Delaware limited liability company, as Borrower, SPANSION INC., a Delaware corporation, and SPANSION TECHNOLOGY LLC, a Delaware limited liability company, as Guarantors, each lender from time to time party thereto, BARCLAYS BANK PLC, as Administrative Agent, Collateral Agent and Documentation Agent, BARCLAYS CAPITAL, as Joint Lead Arranger and Joint Book Runner, and MORGAN STANLEY SENIOR FUNDING, INC., as Joint Lead Arranger, Joint Book Runner and Syndication Agent (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”). All terms used but not defined herein shall have their respective meanings in the Credit Agreement.

The Borrower hereby gives notice that it desires to make a Discounted Voluntary Prepayment on the terms set forth in the Credit Agreement in an aggregate principal amount and at the discount specified below:

•	Prepayment Amount: $[ ][13]

•	Discount: not less than [ ]% nor greater than [ ]% of par of the principal amount of Term Loans (the “Discount Range”)

The Borrower hereby invites each Lender to specify an Acceptable Price for a principal amount of Loans at which such Lender is willing to receive a Discounted Voluntary Prepayment by submitting an offer via fax or email to the attention of [            ] at the Administrative Agent no later than [            ] p.m., New York time, on [            ] (the “Acceptance Date”).

This notice may be withdrawn only by written notice received by the Administrative Agent at any time prior to the delivery of a Discounted Voluntary Prepayment Notice.

[13]	Amount not to be less than $[5,000,000].

Form of Discounted Prepayment Option Notice

[Signature Page Follows]

Form of Discounted Prepayment Option Notice

Very truly yours,

SPANSION LLC,

By:
Name:
Title:

Form of Discounted Prepayment Option Notice

EXHIBIT L

FORM OF

LENDER PARTICIPATION NOTICE

[                    ],

as Administrative Agent

[Address]

[Attention]

[            , 2010]

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of February [_], 2010, by and among SPANSION LLC, a Delaware limited liability company, as Borrower, SPANSION INC., a Delaware corporation, and SPANSION TECHNOLOGY LLC, a Delaware limited liability company, as Guarantors, each lender from time to time party thereto, BARCLAYS BANK PLC, as Administrative Agent, Collateral Agent and Documentation Agent, BARCLAYS CAPITAL, as Joint Lead Arranger and Joint Book Runner, and MORGAN STANLEY SENIOR FUNDING, INC., as Joint Lead Arranger, Joint Book Runner and Syndication Agent (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”). All terms used but not defined herein shall have their respective meanings in the Credit Agreement.

The undersigned Lender of Loans hereby gives notice that it is willing to permit the Discounted Voluntary Prepayment on the terms set forth in the Credit Agreement of the following principal amount of Loans held by such Lender at the Acceptable Price specified below next to such principal amount:

Aggregate Principal Amount of Loans Offered for Prepayment[14]	Acceptable Price (within the Discount Range)
$[ ]	[	]%

This notice may be withdrawn only by written notice received by the Administrative Agent at any time prior to the delivery of a Discounted Voluntary Prepayment Notice.

[Signature Page Follows]

[1][4]	Subject to rounding requirements specified by the Administrative Agent.

L-1

Form of Lender Participation Notice

Very truly yours,

[NAME OF LENDER],

By:
Name:
Title:

L-2

Form of Lender Participation Notice

EXHIBIT M

FORM OF

DISCOUNTED VOLUNTARY PREPAYMENT NOTICE

[                    ],

as Administrative Agent

[Address]

[Attention]

[            , 2010]

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of February [_], 2010, by and among SPANSION LLC, a Delaware limited liability company, as Borrower, SPANSION INC., a Delaware corporation, and SPANSION TECHNOLOGY LLC, a Delaware limited liability company, as Guarantors, each lender from time to time party thereto, BARCLAYS BANK PLC, as Administrative Agent, Collateral Agent and Documentation Agent, BARCLAYS CAPITAL, as Joint Lead Arranger and Joint Book Runner, and MORGAN STANLEY SENIOR FUNDING, INC., as Joint Lead Arranger, Joint Book Runner and Syndication Agent (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”). All terms used but not defined herein shall have their respective meanings in the Credit Agreement.

The Borrower hereby gives irrevocable notice of its intent to make a Discounted Voluntary Prepayment on [                    ], on the terms set forth in the Credit Agreement in an aggregate principal amount and at the discount specified below:

•	Prepayment Amount: $[ ]

•	Applicable Discount: [ ]%

•	Effective Date: [ ]

The undersigned acknowledges that by giving this notice it will be obligated to pay, on the Effective Date, to the applicable Lenders the Prepayment Amount specified above, subject to the Applicable Discount on the applicable Loans, together with accrued interest (on the par principal amount) to but not including such date on the amount prepaid.

[Signature Page Follows]

M-1

Form of Discounted Voluntary Prepayment Notice

Very truly yours,

SPANSION LLC,

By:
Name:
Title: